Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT A SOLICITATION, OFFER, OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules attached to this agreement in accordance with Section 15.02, this “Agreement”) is made and entered into as of January 17, 2023 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (ii) of this preamble, collectively, the “Parties”):1

i.

(a) Party City Holdco Inc., a company incorporated under the Laws of Delaware and (b) each of its affiliates listed on Exhibit A to this Agreement that has executed and delivered counterpart signature pages to this Agreement to counsel to each of the other Parties (the Entities in this clause (i), collectively, the “Company Parties”); and

ii.

the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts or funds that hold, Secured Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the other Parties (collectively, the “Consenting Noteholders”).[2]

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.
[2]

For the avoidance of doubt, any affiliates or related parties of any Consenting Noteholder shall not be deemed to be Consenting Noteholders themselves. The Parties acknowledge and agree that all representations, warranties, covenants, and other agreements made by any Consenting Noteholder that is a separately managed account of or advised by an investment manager are being made only with respect to the Secured Notes Claims held by such separately managed or advised account (in the amount identified on the signature pages hereto), and shall not apply to (or be deemed to be made in relation to) any Secured Notes Claims that may be beneficially owned by other accounts that are managed or advised by such investment manager. The Parties further acknowledge and agree that all representations, warranties, covenants, and other agreements made by any Consenting Noteholder that is an investment advisor, sub-advisor, or manager of managed accounts are being made solely in such Consenting Noteholder’s capacity as an investment advisor, sub-advisor, or manager to the beneficial owners of the Secured Notes Claims specified on the applicable signature pages hereto (in the amount identified on such signature pages), and shall not apply to (or be deemed to be made in relation to) such investment advisor, sub-advisor, or manager in any other capacity, including in its capacity as an investment advisor, sub-advisor, or manager of other managed accounts. Notwithstanding the foregoing, and in accordance with Section 15.18 hereof, each Consenting Noteholder (in the capacity in which it signs in accordance with this footnote) shall be bound to this Agreement on account of all Company Claims/Interests set forth on its signature page hereto.

RECITALS

WHEREAS, the Company Parties and the Consenting Noteholders have in good faith and at arm’s length negotiated or been apprised of certain restructuring transactions with respect to the existing funded debt of, existing equity interests in, and certain other obligations of the Company Parties on the terms set forth in this Agreement, including the restructuring term sheet attached as Exhibit B to this Agreement (including all exhibits, annexes, and schedules attached thereto, the “Restructuring Term Sheet” and, such transactions as described in this Agreement and the Restructuring Term Sheet, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions, including through the commencement by the Debtors of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (such cases, the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound by this Agreement pursuant to its terms, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. The following terms shall have the following definitions:

“Ad Hoc Group Advisors” means Davis Polk & Wardwell LLP, Lazard Ltd., Haynes and Boone, LLP, and any other special or local counsel or advisors providing advice to the Ad Hoc Noteholder Group in connection with the Restructuring Transactions.

“Ad Hoc Noteholder Group” means the ad hoc group of holders of, or investment advisors, sub-advisors, or managers of discretionary accounts or funds that hold, Secured Notes Claims that is represented by the Ad Hoc Group Advisors.

“Agents” means any administrative agent, collateral agent, or similar Entity, including any successors thereto.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules attached hereto in accordance with Section 15.02 (including, for the avoidance of doubt, the Restructuring Term Sheet).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement, provided that the Agreement Effective Date with respect to any Joinder Party shall be the date that such Joinder Party executes a Joinder.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to such Party.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement (in each case whether oral or written) with respect to (a) a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or any affiliates of the Company Parties or the debt, equity, or other interests in any one or more Company Parties or any affiliates that, in each case, is not expressly contemplated by this Agreement, or (b) any other transaction involving one or more Company Parties that is an alternative to and/or materially inconsistent with the Restructuring Transactions.

“Anagram 1L Notes” means the 15.00% PIK/Cash Senior Secured First Lien Notes due 2025 issued by Anagram International, Inc. and Anagram Holdings, LLC pursuant to the Anagram 1L Notes Indenture.

“Anagram 1L Notes Indenture” means the Indenture, dated as of July 30, 2020, by and among Anagram International, Inc. and Anagram Holdings, LLC, as issuers, the guarantors party thereto, and Ankura Trust Company, LLC, as trustee and collateral trustee, pursuant to which the Anagram 1L Notes were issued.

“Anagram 2L Notes” means the 10.00% PIK/Cash Senior Secured Second Lien Notes due 2026 issued by Anagram International, Inc. and Anagram Holdings, LLC pursuant to the Anagram 2L Notes Indenture.

“Anagram 2L Notes Indenture” means the Indenture, dated as of July 30, 2020, by and among Anagram International, Inc. and Anagram Holdings, LLC, as issuers, the guarantors party thereto, and Ankura Trust Company, LLC, as trustee and collateral trustee, pursuant to which the Anagram 2L Notes were issued.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas (Houston Division) presiding over the Chapter 11 Cases or, in the event of any withdrawal of reference under 28 U.S.C. § 157, the United States District Court for the Southern District of Texas.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under title 28 of the United States Code, 28 U.S.C. § 2075, and the general, local, and chambers rules of the Bankruptcy Court, as may be amended from time to time.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Cause of Action” means any action, Claim, cause of action, controversy, demand, right, action, lien, indemnity, equity interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, in contract or in tort, in law or in equity, or pursuant to any other theory of law.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Claims/Interests” means any Claim against, or Interest in, a Company Party, including the Secured Notes Claims. For the avoidance of doubt, “Company Claims/Interests” does not include any Claim against, or Interest in, the Anagram Wholly-Owned Subsidiaries (as defined in the Restructuring Term Sheet).

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation Order” means the order(s) entered by the Bankruptcy Court in the Chapter 11 Cases confirming the Plan.

“Consenting Noteholders” has the meaning set forth in the preamble to this Agreement.

“Debtors” means the Company Parties in their capacities as debtors and debtors in possession in their respective Chapter 11 Cases.

“Definitive Documents” has the meaning set forth in Section 3.01.

“DIP Credit Agreement” means the credit agreement with respect to the DIP Facility, a substantially final form of which is attached to this Agreement as Exhibit C.

“DIP Documents” means the DIP Orders, the DIP Motion, the DIP Credit Agreement, any guaranty related thereto, any collateral, security or other documentation related thereto, and any budget related thereto.

“DIP Facility” means the $150 million senior secured credit facility provided by those lenders who are party to the DIP Credit Agreement, subject to the terms and conditions thereof.

“DIP Motion” means the motion filed by the Debtors seeking entry of the DIP Orders, together with all exhibits thereto and other documents the Debtors file in connection with such motion.

“DIP Orders” means, collectively, the Interim DIP Order, the Final DIP Order, and any other orders entered in the Chapter 11 Cases authorizing debtor in possession financing or the use of cash collateral.

“Disclosure Statement” means the disclosure statement in respect of the Plan and any exhibits and schedules thereto.

“Disclosure Statement Order” means the order entered by the Bankruptcy Court approving the Disclosure Statement under section 1125 of the Bankruptcy Code and the solicitation procedures related thereto and granting the other relief requested in the motion to approve the Disclosure Statement.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Final DIP Order” means the order entered in the Chapter 11 Cases authorizing, among other things, the Debtors’ entry into the DIP Facility on a final basis.

“First Day Pleadings” means all of the motions, proposed court orders, and other material documents that the Debtors file upon or around the commencement of the Chapter 11 Cases.

“Fixed Rate Notes” means the 8.750% senior secured first lien notes due 2026 issued by Party City Holdings Inc. pursuant to the Fixed Rate Notes Indenture.

“Fixed Rate Notes Indenture” means the Indenture, dated as of February 19, 2021, by and among Party City Holdings Inc., as the issuer, PC Intermediate Holdings, Inc., the guarantors party thereto, and Ankura Trust Company, LLC, as trustee, pursuant to which the Fixed Rate Notes were issued.

“Floating Rate Notes” means the senior secured first lien floating rate notes due 2025 issued by Party City Holdings Inc. pursuant to the Floating Rate Notes Indenture.

“Floating Rate Notes Indenture” means the Indenture, dated as of July 30, 2020, by and among Party City Holdings Inc., as the issuer, the guarantors party thereto, and Ankura Trust Company, LLC, as trustee, pursuant to which the Floating Rate Notes were issued.

“Indentures” means, together, the Fixed Rate Notes Indenture and the Floating Rate Notes Indenture.

“Initial Consenting Noteholders” means those Consenting Noteholders who execute this Agreement on the Agreement Effective Date.

“Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, general or limited partnership interests, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into any of the foregoing (in each case, whether or not arising under or in connection with any employment agreement and including any “equity security” (as such term is defined in section 101(16) of the Bankruptcy Code) in a Company Party).

“Interim DIP Order” means the order entered in the Chapter 11 Cases authorizing, among other things, the Debtors’ entry into the DIP Facility on an interim basis.

“Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit E.

“Joinder Party” means any Entity that becomes a Party to this Agreement by executing a Joinder pursuant to the terms of this Agreement.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Milestones” means the milestones set forth in Section 4.

“New Organizational Documents” means the documents providing for corporate governance of the reorganized Debtors, which may include any form of certificate or articles of incorporation, bylaws, limited liability company agreement, partnership agreement, shareholders agreement, or such other applicable corporate governance documents, if any, for the reorganized Debtors.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Company Claims/Interests who satisfies the requirements of Section 9.01.

“Petition Date” means the first date any of the Company Parties voluntarily commences a Chapter 11 Case.

“Plan” means the joint plan of reorganization, including any exhibits and schedules thereto, filed by the Debtors under chapter 11 of the Bankruptcy Code, that embodies the Restructuring Transactions.

“Plan Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are waived in accordance with the terms of this Agreement and the Plan, and on which the Restructuring Transactions become effective or are consummated.

“Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan to be filed by the Debtors with the Bankruptcy Court, which shall include any exit financing documentation.

“Qualified Marketmaker” means an Entity that (a) holds itself out to the public or the applicable public or private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers some or all Company Claims/Interests (or enter with customers into long and short positions in some or all Company Claims/Interests), in its capacity as a dealer or market maker in some or all Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against or Interests in issuers or borrowers (including debt securities or other debt).

“Required Consenting Noteholders” means, as of the relevant date, (a) at least two (2) unaffiliated Initial Consenting Noteholders holding at least 50% of the aggregate outstanding principal amount of Secured Notes Claims that are held by Initial Consenting Noteholders; (b) if there are not at least two (2) unaffiliated Initial Consenting Noteholders holding at least 50% of the aggregate outstanding principal amount of Secured Notes Claims that are held by Initial Consenting Noteholders, then Initial Consenting Noteholders holding at least 50% of the aggregate outstanding principal amount of Secured Notes Claims that are held by Initial Consenting Noteholders; or (c) if there are no Initial Consenting Noteholders party to this Agreement, Consenting Noteholders holding at least 50% of the aggregate outstanding principal amount of Secured Notes Claims that are held by Consenting Noteholders.

“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Sale Order” means the order entered by the Bankruptcy Court approving the sale of some or all of the assets of the Debtors to a purchaser.

“Secured Notes” means, collectively, the Fixed Rate Notes and the Floating Rate Notes.

“Secured Notes Claims” means any Claim on account of, arising under, derived from, or based upon the Secured Notes Documents, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, guarantees, and other charges arising thereunder or related thereto.

“Secured Notes Documents” means, collectively, the Indentures and all instruments, security agreements, collateral agreements, guaranty agreements, intercreditor agreements, pledges, and other documents with respect to the Secured Notes.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Rules” means Rule 501(a)(1), (2), (3), and (7) of Regulation D under the Securities Act.

“Solicitation Materials” means all solicitation materials in respect of the Plan.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 12.01-12.05.

“Toggle Event” has the meaning set forth in Section 4.02.

“Transaction Expenses” means all reasonable and documented out-of-pocket fees and expenses of the Ad Hoc Noteholder Group (including the reasonable fees and expenses of the Ad Hoc Group Advisors accrued since the inception of their respective engagements in accordance with the terms of their applicable engagement letters and/or fee letters, or as otherwise may be agreed, with the Company Parties, and not previously paid by, or on behalf of, the Company) incurred in connection with the Debtors, this Agreement, the Definitive Documents, and the Restructuring Transactions.

“Transfer” means to sell, resell, reallocate, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions); provided, however, that any pledge in favor of (a) a bank or broker dealer at which a Consenting Noteholder maintains an account, where such bank or broker dealer holds a security interest or other encumbrance over property in the account generally or (b) any lender, agent or trustee to secure obligations generally under debt issued by the applicable fund or account, in each case shall not be deemed a “Transfer” for any purposes hereunder so long as such pledge does not result in the inability of the applicable Consenting Noteholder granting such pledge to vote its Company Claims/Interests to accept the Plan.

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached to this Agreement as Exhibit D.

“Trustee” means any trustee, collateral trustee, or similar Entity under the Indentures, including any successors thereto.

“United States Trustee” means the Office of the United States Trustee for the Southern District of Texas.

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference in this Agreement to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time in accordance with this Agreement, if applicable; provided that any capitalized terms in this Agreement that are defined with reference to another agreement are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date of this Agreement;

(e) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i) the use of “include” or “including” is without limitation, whether stated or not; and

(j) the phrase “counsel to the Consenting Noteholders” refers in this Agreement to each counsel specified in Section 15.10 other than counsel to the Company Parties.

Section 2. Effectiveness of this Agreement. This Agreement shall become effective and binding upon the time and date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a) each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the other Parties; and

(b) holders of at least two-thirds (66.67%) of the aggregate outstanding principal amount of Secured Notes Claims shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the other Parties.

Section 3. Definitive Documents.

3.01. The definitive documents governing the Restructuring Transactions shall consist of the following (collectively, the “Definitive Documents”):

(a) the Plan;

(b) the Confirmation Order and any pleadings filed by the Debtors in support of entry thereof;

(c) the Disclosure Statement and Solicitation Materials (including any motion seeking either approval of the Disclosure Statement or combined or conditional approval of the Disclosure Statement and/or Plan);

(d) the Disclosure Statement Order;

(e) the First Day Pleadings;

(f) the DIP Documents;

(g) any “key employee” retention or incentive plan and any motion or order related thereto;

(h) the New Organizational Documents;

(i) the Plan Supplement;

(j) if applicable, the Sale Order and any other motions, proposed orders, and definitive documentation, including any purchase agreement or procedures, related to any sale of all or substantially all assets of the Company Parties;

(k) any other material (with materiality determined in the reasonable discretion of the Ad Hoc Group Advisors) agreements, applications, motions, pleadings, briefs, orders, and other filings with the Bankruptcy Court (including any documentation related to any equity or debt investment or offering with respect to any Company Party) that may be reasonably necessary or advisable to implement the Restructuring Transactions;

(l) any material pleadings that impose or seek authority to impose sell-down orders or restrictions on the ability of the Consenting Noteholders or other parties to trade any of the Company Parties’ securities; and

(m) any motion filed by the Company Parties, and any order, or amendment or modification of any order, entered by the Bankruptcy Court, related to the foregoing items (a) through (m);

provided that notwithstanding the foregoing, any monthly or quarterly operating reports, retention applications, fee applications, fee statements, and declarations in support (i) thereof or related thereto or (ii) any Definitive Document shall not constitute Definitive Documents.

3.02. The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (and shall be at all times in form and substance reasonably acceptable in all respects to the Company Parties and the Required Consenting Noteholders, including any modifications, amendments or supplements thereto; provided, that the DIP Documents, the Plan, the Plan Supplement, and the Confirmation Order shall at all times be acceptable in all respects to the Company Parties and the Required Consenting Noteholders. In the event that a Definitive Document fails to satisfy the requirements of the foregoing sentence, any covenants, commitments or obligations of any Party with respect to supporting or performing obligations thereunder such Definitive Document shall be null and void and of no force and effect until such time as such Definitive Document satisfies such requirements.

Section 4. Milestones.

4.01. The Debtors shall implement the Restructuring Transactions in accordance with the following milestones (which, to the extent such date (including any extension thereof), does not consist of a date certain, shall be calculated under Rule 9006 of the Bankruptcy Rules) unless extended in writing by the Required Consenting Noteholders:

(a) no later than January 17, 2023, the Petition Date shall have occurred;

(b) no later than three (3) days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order;

(c) no later than 21 days after the Petition Date, the Debtors shall have (i) delivered to counsel to the Ad Hoc Noteholder Group a business plan that is acceptable to the Required Consenting Noteholders and (ii) populated a data room with marketing materials that are acceptable to the Required Consenting Noteholders and delivered to counsel to the Ad Hoc Noteholder Group outreach target lists, teaser materials, and other marketing materials reasonably requested by the Ad Hoc Group Advisors related to a process to market and sell substantially all of the Debtors’ assets;

(d) no later than 35 days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order;

(e) no later than 60 days after the Petition Date, the Debtors shall have filed the Plan and Disclosure Statement with the Bankruptcy Court;

(f) no later than 105 days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order; and

(g) no later than 120 days after the Petition Date, the Plan Effective Date shall have occurred.

4.02. Upon the failure of the Debtors to satisfy any of the Milestones set forth in Section 4.01 which has not been waived or extended in a manner consistent with this Agreement, the Required Consenting Noteholders shall have the option (the exercise of such option, a “Toggle Event”) to require the Debtors to initiate a process to market and sell substantially all of their assets, which process shall be acceptable to the Required Consenting Noteholders and the Debtors. Upon a Toggle Event, the Milestones set forth in Section 4.01 that occur after such Toggle Event shall be replaced in their entirety by the following milestone (which, to the extent such date (including any extension thereof), does not consist of a date certain, shall be calculated under Bankruptcy Rule 9006) unless extended in writing by the Required Consenting Noteholders:

(a) no later than 55 days after the Toggle Event, the Bankruptcy Court shall have entered the Sale Order.

Section 5. Commitments of the Consenting Noteholders.

5.01. General Commitments.

(a) During the Agreement Effective Period, subject to the terms and conditions of this Agreement, each Consenting Noteholder severally, and not jointly, agrees, in respect of all of its Company Claims/Interests, to:

(i) use commercially reasonable efforts to support the Restructuring Transactions, act in good faith, and take all actions, to the extent practicable and subject to the terms hereof, and reasonably necessary to implement and consummate the Restructuring Transactions in accordance with the terms, conditions, and applicable deadlines set forth in this Agreement and the Definitive Documents, as applicable;

(ii) use commercially reasonable efforts to cooperate with and assist the Company Parties in opposing any party or person from taking any actions contemplated in Section 5.01(b);

(iii) give any reasonable notice, order, instruction, or direction to the applicable Agents and/or Trustees necessary to give effect to the Restructuring Transactions; and

(iv) negotiate in good faith and use commercially reasonable efforts to execute (where applicable) and implement the Definitive Documents and any other agreements required to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement.

(b) During the Agreement Effective Period, each Consenting Noteholder agrees severally, and not jointly, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly:

(i) take any action that would reasonably be expected to materially interfere with the implementation or consummation of the Restructuring Transactions;

(ii) propose, file or vote for any Alternative Restructuring Proposal;

(iii) file any motion, pleading, or other document with the Bankruptcy Court or any other court that is materially inconsistent with this Agreement or the Plan; or

(iv) exercise, or direct any other person to exercise on its behalf, any remedy for the collection or recovery of any Company Claims/Interests, in a manner materially inconsistent with the other terms of this Agreement.

5.02. Commitments with Respect to Chapter 11 Cases.

(a) During the Agreement Effective Period, each Consenting Noteholder that is entitled to vote to accept or reject the Plan pursuant to its terms severally, and not jointly, agrees that it shall, subject to receipt by such Consenting Noteholder of the Solicitation Materials:

(i) vote each of its Company Claims/Interests set forth on its signature page to this Agreement, any Transfer Agreement, or any Joinder to accept the Plan by delivering its duly executed and completed ballot accepting the Plan following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot and prior to the deadline for such delivery;

(ii) (a) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of such releases and (b) to the extent it is permitted to elect whether to opt in to the releases set forth in the Plan, elect to opt in to such releases, in each case by delivering its duly executed and completed ballot(s) indicating such election prior to the deadline for such delivery; and

(iii) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above.

Section 6. Additional Provisions Regarding the Consenting Noteholders’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement and neither a vote to accept the Plan by a Consenting Noteholder nor the acceptance of the Plan by any Consenting Noteholder, shall:

(a) be construed to prohibit any Consenting Noteholder from enforcing this Agreement or any Definitive Document, or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the Definitive Documents, or exercising its rights or remedies reserved herein or in the Definitive Documents;

(b) be construed to prohibit or limit any Consenting Noteholder from appearing as a party in interest in any matter to be adjudicated concerning any matter arising in the Chapter 11 Cases, so long as, during the Agreement Effective Period, the exercise of such right is not materially inconsistent with this Agreement or such Consenting Noteholder’s obligations hereunder;

(c) be construed to prohibit or limit any Consenting Noteholder from taking or directing any action relating to maintenance, protection, or preservation of any collateral, provided that such action is not materially inconsistent with this Agreement and does not hinder, delay, or prevent consummation of the Plan and the Restructuring Transactions; or

(d) affect the ability of any Consenting Noteholder to consult with any other Consenting Noteholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee).

Section 7. Commitments of the Company Parties.

7.01. Affirmative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, subject to the terms and conditions of this Agreement, the Company Parties agree to:

(a) use commercially reasonable efforts to support the Restructuring Transactions, act in good faith, take all actions, to the extent practicable and subject to the terms hereof, reasonably necessary to implement and consummate the Restructuring Transactions in accordance with the terms, conditions, and applicable deadlines set forth in this Agreement and the Definitive Documents, as applicable;

(b) comply with each Milestone;

(c) prepare materials necessary to market and sell substantially all of their assets (including by populating a data room, preparing teaser materials, and preparing outreach target lists) in a manner reasonably acceptable to the Required Consenting Noteholders and the Company Parties; provided that, upon the occurrence of a Toggle Event, the Debtors shall initiate a process to market and sell substantially all of their assets, which process shall be acceptable to the Required Consenting Noteholders and the Debtors;

(d) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment, including to negotiate in good faith appropriate additional or alternative provisions to address any such impediment, in each case, in a manner reasonably acceptable to the Required Consenting Noteholders;

(e) use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent and, upon request, consult with the Required Consenting Noteholders (including through the Ad Hoc Group Advisors) regarding the status and the material terms of any negotiations with any such stakeholders;

(f) use commercially reasonable efforts to obtain any and all required governmental, regulatory, and/or third-party approvals for the Restructuring Transactions;

(g) negotiate in good faith and use commercially reasonable efforts to execute (where applicable) and implement the Definitive Documents and any other agreements required to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(h) operate the business of each of the Debtors in the ordinary course (other than changes in the operations resulting from or relating to the Restructuring Transactions or the filing of the Chapter 11 Cases) and in accordance with their business judgment and in a manner that is materially consistent with this Agreement and the business plan of the Debtors;

(i) as reasonably requested by the Required Consenting Noteholders (which, in each case, may be through the Ad Hoc Group Advisors), cause management and advisors of the Company Parties to inform and/or confer with the Ad Hoc Group Advisors as to: (i) the status and progress of the Restructuring Transactions, including progress in relation to the negotiations of the Definitive Documents, (ii) the status of obtaining any necessary or desirable authorizations (including any consents) with respect to the Restructuring Transactions from each Consenting Noteholder, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange, (iii) operational and financial performance matters (including liquidity), collateral matters, contract and lease matters, and the general status of ongoing operations and, in each of the foregoing cases (i)-(iii), provide timely and reasonable responses to all reasonable diligence requests with respect to the foregoing, subject to any applicable restrictions and limitations set forth in any Confidentiality Agreements then in effect;

(j) provide to counsel to the Ad Hoc Noteholder Group drafts of all Definitive Documents and declarations related thereto (other than declarations in support of, or related to, retention applications, fee applications, or fee statements) that the Company Parties intend to file with the Bankruptcy Court as soon as reasonably practicable, but in no event less than two (2) days (or such shorter period as may be necessary in light of exigent circumstances) prior to such filing;

(k) timely file a formal written reply to any objection filed with the Bankruptcy Court by any person with respect to the Definitive Documents;

(l) timely file a formal objection to any motion filed with the Bankruptcy Court by any person seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, or (iv) for relief that (y) is inconsistent with this Agreement in any material respect or (z) would reasonably be expected to frustrate the purposes of this Agreement, including by preventing consummation of the Restructuring Transactions;

(m) timely file a formal objection to any motion filed with the Bankruptcy Court by any person seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;

(n) promptly (but in any event within three (3) Business Days) notify counsel to the Consenting Noteholders in writing of the occurrence, or failure to occur, of any event of which the Debtors have actual knowledge and which such occurrence or failure would likely cause (x) any representation of the Debtors contained in this Agreement to be untrue or inaccurate in any material respect, (y) any covenant of the Debtors contained in this Agreement not to be satisfied in any material respect, or (z) any condition precedent contained in the Plan related to the obligations of the Debtors not to occur or become impossible to satisfy;

(o) promptly (but in any event within three (3) Business Days) notify counsel to the Consenting Noteholders in writing of the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions;

(p) negotiate in good faith upon reasonable request of any other Party any modifications to the Restructuring Transactions that improve the tax efficiency of the Restructuring Transactions or are otherwise necessary to address any legal, financial, or structural impediment that may prevent the consummation of the Restructuring Transactions, in each case to the extent such modifications can be implemented without any adverse effect on such Company Party; and

(q) pay the Transaction Expenses as and when due; provided, that, with respect to any Transaction Expenses that were due and payable as of the Agreement Effective Date, the Company Parties shall pay any such Transaction Expense not later than 3 Business Days after the Petition Date; provided, further, that failure to satisfy the obligation forth in this Section 7.01(q) shall give rise to a Termination Event and shall not be subject to the cure period set forth in Section 12.01(a).

7.02. Negative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a) take any action that would reasonably be expected to materially interfere with implementation or consummation of the Restructuring Transactions;

(b) take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, and consummation of the Restructuring Transactions described in, this Agreement or the Definitive Documents;

(c) file any motion, pleading, or other document with the Bankruptcy Court or any other court that is materially inconsistent with this Agreement or the Plan;

(d) seek to amend or modify the Definitive Documents in a manner that is inconsistent with this Agreement;

(e) consummate or enter into a definitive agreement evidencing any material merger, consolidation, disposition of material assets, acquisition of material assets, or similar transaction, pays any dividend, or incurs any indebtedness for borrowed money, in each case outside the ordinary course of business and other than: (i) the Restructuring Transactions, (ii) with the prior consent of the Required Consenting Noteholders, or (iii) transactions wholly between Debtors; or

(f) except to the extent required to consummate the Restructuring Transactions or with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting Noteholders, take any action or inaction that would cause a change to the tax classification, for United States federal income tax purposes, of any Debtor.

Section 8. Additional Provisions Regarding Company Parties’ Commitments.

8.01. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 8.01 shall not be deemed to constitute a breach of this Agreement; provided, it is agreed that any such action that results in a termination of this Agreement in accordance with the terms hereof shall be subject to the provisions set forth in Section 12.05 hereof.

8.02. Notwithstanding anything to the contrary in this Agreement (but subject to Section 8.01), each Company Party and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (a) receive, analyze, discuss, respond to, facilitate, and negotiate any unsolicited Alternative Restructuring Proposals received by any Company Party; and (b) enter into or continue discussions or negotiations with holders of Company Claims/Interests (including any Consenting Noteholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions. If any Company Party receives an Alternative Restructuring Proposal, then such Company Party shall, within two (2) Business Days of receiving such proposal, provide counsel to the Ad Hoc Noteholder Group with all documentation received in connection with such Alternative Restructuring Proposal (or, if such proposal was not made in writing, a reasonably detailed summary of such proposal), including the identity of the person or group of persons involved and reasonable updates as to the status and progress of such Alternative Restructuring Proposal, and such Company Party shall respond promptly to reasonable information requests and questions from the Ad Hoc Group Advisors relating to such Alternative Restructuring Proposal.

8.03. Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 9. Transfer of Company Claims/Interests.

9.01. During the Agreement Effective Period, no Consenting Noteholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a) in the case of any Company Claims/Interests, the authorized transferee is either (i) a qualified institutional buyer as defined in Rule 144A under the Securities Act, (ii) a non-U.S. person in an offshore transaction as defined in Regulation S under the Securities Act, (iii) an institutional accredited investor (as defined in the Securities Rules), or (iv) a Consenting Noteholder;

(b) either (i) the transferee executes and delivers to counsel to the Company Parties and counsel to the Ad Hoc Noteholder Group, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Noteholder and such transferee provides notice of such Transfer (including the amount, type of Company Claims/Interests Transferred) to counsel to the Company Parties and counsel to the Ad Hoc Noteholder Group by the close of business five (5) Business Days following such Transfer; and

(c) such Transfer shall not violate the terms of any order entered by the Bankruptcy Court with respect to preservation of tax attributes.

9.02. Upon compliance with the requirements of Section 9.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03. This Agreement shall in no way be construed to preclude the Consenting Noteholders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Noteholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties) and (b) such Consenting Noteholder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties and counsel to the Consenting Noteholders within five (5) Business Days of such acquisition.

9.04. This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Noteholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary in this Agreement, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

9.05. Notwithstanding Section 9.01, any Consenting Noteholder may Transfer any Company Claim/Interest to a Qualified Marketmaker and a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests, in each case, solely to the extent that (a) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within ten (10) Business Days of its acquisition to a transferee that is an Entity that is not an affiliate, affiliated fund, or affiliated Entity with a common investment advisor; (b) the transferee otherwise is a Permitted Transferee under Section 9.01; and (c) the Transfer otherwise is a permitted Transfer under Section 9.01. To the extent that a Consenting Noteholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Noteholder without the requirement that the transferee be a Permitted Transferee.

9.06. Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfer set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 10. Representations and Warranties of Consenting Noteholders. Each Consenting Noteholder severally, and not jointly, represents and warrants that, as of the date such Consenting Noteholder executes and delivers this Agreement:

(a) it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in such Consenting Noteholder’s signature page to this Agreement, a Joinder, or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9);

(b) it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(c) such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect in any way such Consenting Noteholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d) it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests reflected in such Consenting Noteholder’s signature page to this Agreement, a Joinder, or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9) as contemplated by this Agreement subject to applicable Law; and

(e) solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A under the Securities Act, (B) not a U.S. person (as defined in Regulation S under the Securities Act), or (C) an institutional accredited investor (as defined in the Securities Rules), and (ii) any securities acquired by the Consenting Noteholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 11. Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party, severally, and not jointly, as of the date such Party executes and delivers this Agreement:

(a) it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) except as (i) expressly provided in this Agreement, the Plan, and the Bankruptcy Code, or (ii) as may be necessary and/or required by the SEC or other securities regulatory authorities under applicable securities laws, no material registration or filing with, consent or approval, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body is required in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c) the entry into this Agreement and performance by it of the Restructuring Transactions do not conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association, or other constitutional documents;

(d) except as expressly provided in this Agreement, it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement; and

(e) except as expressly provided by this Agreement, it is not party to any other restructuring agreements with respect to the Company Parties with the other Parties to this Agreement.

Section 12. Termination Events.

12.01. Consenting Noteholder Termination Events. This Agreement may be terminated by the Required Consenting Noteholders, upon written notice to all other Parties in accordance with Section 15.10, upon the occurrence of any of the following events:

(a) the breach in any material respect by a Company Party of any of the representations, warranties, undertakings, commitments, or covenants of the Company Parties set forth in this Agreement that remains uncured for five (5) Business Days after the Required Consenting Noteholders provide written notice to the Company Parties in accordance with Section 15.10 hereof detailing any such breach;

(b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after the Required Consenting Noteholders transmit a written notice to the Company Parties in accordance with Section 15.10 hereof detailing any such issuance; provided that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Noteholders), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, (iii) dismissing the Chapter 11 Cases, or (iv) rejecting this Agreement;

(d) the failure to meet a Milestone, which has not been waived or extended in a manner consistent with this Agreement;

(e) the Bankruptcy Court grants relief that is inconsistent in any material respect with this Agreement, the Definitive Documents, or the Restructuring Transactions, and such inconsistent relief is not dismissed, vacated, or modified to be consistent with this Agreement and the Restructuring Transactions within five (5) Business Days following written notice thereof to the Company Parties by the Required Consenting Noteholders;

(f) the occurrence of an “Event of Default” under the DIP Credit Agreement that has not been waived or timely cured in accordance therewith;

(g) without the prior consent of the Required Consenting Noteholders, the occurrence of an “Event of Default” under the Anagram 1L Notes or the Anagram 2L Notes, or the failure of any subsidiary of any Company Party to make any payment in respect of the Anagram 1L Notes or the Anagram 2L Notes when due;

(h) any of the Company Parties consummates or enters into a definitive agreement evidencing any merger, consolidation, disposition of material assets, acquisition of material assets, or similar transaction, pays any dividends, or incurs any indebtedness for borrowed money, in each case outside the ordinary course of business, in each case other than: (i) the Restructuring Transactions (including the incurrence of the DIP Facility) or (ii) with the prior consent of the Required Consenting Noteholders;

(i) any of the Company Parties enters into a material executory contract, lease, any key employee incentive plan or key employee retention plan, any new or amended agreement regarding executive compensation, or other compensation arrangement, in each case, outside of the ordinary course of business, in each case other than with the prior consent of the Required Consenting Noteholders;

(j) the filing by any Company Party of any Definitive Document, motion, or pleading with the Bankruptcy Court that is not consistent in all material respects with this Agreement, and such filing is not withdrawn (or, in the case of a motion that has already been approved by an order of the Bankruptcy Court at the time the Company Parties are provided with such notice, such order is not stayed, reversed, or vacated) within five (5) Business Days following written notice thereof to the Company Parties by the Required Consenting Noteholders;

(k) the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in Section 362 of the Bankruptcy Code) with regard to any assets of the Company Parties having an aggregate fair market value in excess of $5 million without the written consent of the Required Consenting Noteholders;

(l) the Company Parties lose the exclusive right to file and solicit acceptances of a chapter 11 plan;

(m) the failure of the Company Parties to promptly pay Transaction Expenses as and when due;

(n) any Company Party withdraws or revokes the Plan or files, proposes or otherwise supports any (i) Alternative Restructuring Proposal or (ii) amendment or modification to the Definitive Documents containing any terms that are materially inconsistent with the implementation of, and the terms of this Agreement without the prior written consent of the Required Consenting Noteholders which remains uncured (to the extent curable) for five (5) Business Days after such terminating Consenting Noteholders transmit a written notice in accordance with Section 15.10 detailing any such breach;

(o) (i) the Bankruptcy Court enters the Confirmation Order in a form not acceptable to the Required Consenting Noteholders, (ii) the Bankruptcy Court enters an order denying confirmation of the Plan, or (iii) the Confirmation Order is reversed or vacated, and the Bankruptcy Court does not enter a revised Confirmation Order reasonably acceptable to the Required Consenting Noteholders within five (5) Business Days of such reversal or vacation;

(p) any of the Company Parties (i) files any motion seeking to avoid, disallow, subordinate, or recharacterize any Secured Notes Claims or any lien or interest held by any Consenting Noteholder arising under or relating to the Indentures or the Notes or (ii) supports any application, adversary proceeding, or Cause of Action referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or Cause of Action; or

(q) other than the Chapter 11 Cases, if any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, receivership, reorganization, or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership, or similar law now or hereafter in effect, except as contemplated by this Agreement, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (i), (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets, (iv) makes a general assignment or arrangement for the benefit of creditors, or (v) takes any corporate action for the purpose of authorizing any of the foregoing.

12.02. Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all other Parties in accordance with Section 15.10 upon the occurrence of any of the following events:

(a) the breach in any material respect by one or more of the Consenting Noteholders holding an amount of Secured Notes Claims that would result in non-breaching Consenting Noteholders holding less than two-thirds (66.67%) of the aggregate outstanding principal amount of Secured Notes Claims of any of the representations, warranties, undertakings, commitments, or covenants of the Consenting Noteholders that remains uncured for a period of five (5) Business Days after the terminating Company Parties transmit a written notice in accordance with Section 15.10 detailing such breach;

(b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 15.10 hereof detailing any such issuance; provided that this termination right shall not apply to or be exercised by any Company Party to the extent that any Company Party sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(c) the Bankruptcy Court enters an order denying confirmation of the Plan.

12.03. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among the Required Consenting Noteholders and each Company Party.

12.04. Automatic Termination. This Agreement shall terminate automatically, without any further required action or notice, upon the earlier of:

(a) the board of directors, board of managers, or such similar governing body of any Company Party determines in good faith, based on advice of counsel, that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties under applicable Law;

(b) the Company Parties (i) notify the Consenting Noteholders pursuant to Section 8.02 and/or make a public announcement that they intend to pursue an Alternative Restructuring Proposal or (ii) enter into a definitive agreement with respect to an Alternative Restructuring Proposal;

(c) on the date that is 180 days after the Petition Date; or

(d) the Plan Effective Date.

12.05. Effect of Termination. Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement, shall have no further rights, benefits, or privileges hereunder, shall have the all rights and remedies that it would have had, had it not entered into this Agreement, and no such rights or remedies shall be deemed waived pursuant to a claim of laches or estoppel, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action; provided, that in no event shall any such termination relieve a Party from (i) liability for its breach or non-performance of its obligations hereunder before the Termination Date and (ii) obligations under this Agreement which expressly survive any such termination pursuant to Section 15 hereunder. Upon the occurrence of a Termination Date, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise. Nothing in this Agreement shall be construed as prohibiting a

Company Party or any of the Consenting Noteholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Noteholder and (b) any right of any Consenting Noteholder, or the ability of any Consenting Noteholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or any other Consenting Noteholder. Notwithstanding any provision to the contrary in this Section 12, no Party may exercise any of its respective termination rights as set forth herein if such Party is in material breach of this Agreement.

Section 13. Amendments and Waivers.

(a) Subject to Section 4, this Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13 and Section 15.20.

(b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (i) each Company Party and the Required Consenting Noteholders, and (ii) solely with respect to any modification, amendment, waiver, or supplement that materially, adversely, and disproportionately affects the rights of the Company Claims/Interests held by a Consenting Noteholder, the affected Consenting Noteholder; provided that any amendment to the definition of “Required Consenting Noteholders”, “Initial Consenting Noteholders”, “Consenting Noteholders”, Section 12.04(c), and this Section 13 and shall require consent of each Party. Any consent required to be provided pursuant to this Section 13 may be delivered by email from counsel. Any proposed modification, amendment, waiver or supplement that does not comply with this Section 13 shall be ineffective and void ab initio.

(c) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 14. Survival.

Notwithstanding the termination of this Agreement pursuant to Section 12, the agreements and obligations of the Parties set forth in Sections 1, 12.05, 14, and 15 (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect for the benefit of the Consenting Noteholders in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

Section 15. Miscellaneous.

15.01. Acknowledgement. Notwithstanding any other provision of this Agreement, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

15.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached to this Agreement is expressly incorporated and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules to this Agreement) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules to this Agreement) shall govern, provided that in the event the terms and conditions set forth in the Restructuring Term Sheet and in this Agreement are inconsistent, the Restructuring Term Sheet shall control.

15.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to use their commercially reasonable efforts to execute and deliver such other instruments and perform such acts, in addition to the matters specified in this Agreement, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

15.04. Complete Agreement. Except as otherwise explicitly provided in this Agreement, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement. The Parties acknowledge and agree that they are not relying on any representations or warranties with respect to the subject matter of this Agreement other than as set forth in this Agreement.

15.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement.

15.06. TRIAL BY JURY WAIVER. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

15.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

15.08. Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Noteholders, and in the enforcement or interpretation of this Agreement, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement. The Company Parties and the Consenting Noteholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

15.09. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or Entity except as set forth in Section 9.

15.10. Notices. All notices hereunder shall be deemed given if in writing and delivered by electronic mail to the following addresses (or at such other addresses as shall be specified by like notice):

(a) if to a Company Party, to:

Party City Holdco Inc.

100 Tice Boulevard

Woodcliff Lake, New Jersey 07677

Attn: Ian Heller

E-mail: iheller@partycity.com

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:     Paul M. Basta

  Kenneth S. Ziman

  Michael M. Turkel

  Grace C. Hotz

E-mail: pbasta@paulweiss.com

  kziman@paulweiss.com

  mturkel@paulweiss.com

  ghotz@paulweiss.com

(b) if to a Consenting Noteholder, to the address set forth on its signature page hereto or such Consenting Noteholder’s Transfer Agreement or Joinder, as applicable with copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Facsimile: (212) 701-5331

Attn:     Damian Schaible

  Adam Shpeen

  Jonah Peppiatt

E-mail: damian.schaible@davispolk.com

  adam.shpeen@davispolk.com

  jonah.peppiatt@davispolk.com

15.11. Independent Due Diligence and Decision Making. Each Consenting Noteholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

15.12. Enforceability of Agreement. Each of the Parties, to the fullest extent permitted by law, waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

15.13. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating to this Agreement shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

15.14. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

15.15. Relationship Among Parties. Notwithstanding anything herein to the contrary, (a) the duties and obligations of the Parties under this Agreement shall be several, not joint; (b) no Party shall have any responsibility by virtue of this Agreement for any trading by any other entity; (c) no prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement; (d) the Parties hereto acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Company and the Parties do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended; and (e) none of the Consenting Noteholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, the Company or any of the Company’s other creditors or stakeholders, including as a result of this Agreement or the Restructuring Transactions.

15.16. Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

15.17. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

15.18. Capacities of Consenting Noteholders. Subject to the limitations set forth in footnote 2 of this Agreement, each Consenting Noteholder (other than the Initial Consenting Noteholders) has entered into this Agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

15.19. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect of this Agreement at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

15.20. Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 13, or otherwise, including a written approval by the Company Parties or the Required Consenting Noteholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including by email) between each such counsel without representations or warranties of any kind on behalf of such counsel.

15.21. Disclosure; Publicity. The Company Parties shall submit drafts to counsel to the Ad Hoc Noteholder Group of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. Except as required by Law, no Party or its advisors shall (a) use the name of any Consenting Noteholders in any public manner (including in any press release) with respect to this Agreement, the Restructuring Transactions, or any of the Definitive Documents or (b) disclose to any Entity (including, for the avoidance of doubt, any other Consenting Noteholder), other than advisors to the Company Parties, (i) the principal amount or percentage of any Company Claims/Interests held by any Consenting Noteholders without such Consenting Noteholder’s prior written consent (it being understood and agreed that each Consenting Noteholder’s signature page to this Agreement shall be redacted to remove the name of such Consenting Noteholder and the amount and/or percentage of Company Claims/Interests held by such Consenting Noteholder to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases or otherwise made publicly available); provided, however, that (x) if such disclosure is required by Law, and to the extent reasonably practicable and not otherwise prohibited by Law, the disclosing Party shall afford the relevant Consenting Noteholder a reasonable opportunity to review and comment in advance of such disclosure and such Party shall take all reasonable measures to limit such disclosure and (y) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company Claims/Interests held by the Consenting Noteholders of the same class, collectively. Notwithstanding the provisions in this Section 15.20, (1) any Party may disclose the identities of the other Parties in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof and (2) any Party may disclose, to the extent expressly consented to in writing in advance by a Consenting Noteholder, such Consenting Noteholder’s identity and individual holdings.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

[Signature Page Follows.]

AM-SOURCE, LLC

AMSCAN INC.

PARTY CITY CORPORATION

PARTY CITY HOLDCO INC.

PARTY CITY HOLDINGS INC.

PARTY HORIZON, INC.

PC INTERMEDIATE HOLDINGS, INC.

PC NEXTCO FINANCE, INC.

PC NEXT CO HOLDINGS, LLC

PRINT APPEAL, INC.

TRISAR, INC.

By:	/s/ Ian Heller

Name: Ian Heller
Title: General Counsel, SVP, Secretary

AMSCAN CUSTOM INJECTION MOLDING, LLC

AMSCAN PURPLE SAGE, LLC

By: ANSCAN INC.

Its: Sole Manager

By:	/s/ Ian Heller

Name: Ian Heller
Title: Secretary

ANAGRAM EDEN PRAIRIE PROPERTY HOLDINGS LLC

By: PARTY CITY HOLDINGS INC.

Its: Sole Member

By:	/s/ Ian Heller

Name: Ian Heller
Title: General Counsel, SVP, Secretary

[Company Parties Signature Page]

Additional signature pages have been redacted

[Consenting Noteholder Signature Page]

EXHIBIT A

Company Parties

Amscan Custom Injection Molding, LLC

Amscan Inc.

Amscan Purple Sage, LLC

Am-Source, LLC

Anagram Eden Prairie Property Holdings LLC

Party City Corporation

Party City Holdings Inc.

Party Horizon Inc.

PC Intermediate Holdings, Inc.

PC Nextco Finance, Inc.

PC Nextco Holdings, LLC

Print Appeal, Inc.

Trisar, Inc.

EXHIBIT B

Restructuring Term Sheet

THIS RESTRUCTURING TERM SHEET IS NEITHER AN OFFER TO BUY OR SELL ANY SECURITY NOR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO. UNTIL THE AGREEMENT EFFECTIVE DATE, NOTHING HEREIN CONSTITUTES AN AGREEMENT, UNDERSTANDING OR COMMITMENT TO EFFECTUATE OR IMPLEMENT A RESTRUCTURING ON THE TERMS DESCRIBED HEREIN OR ON ANY OTHER TERMS.

RESTRUCTURING TERM SHEET

This term sheet (this “Restructuring Term Sheet”) sets forth certain material terms of a proposed restructuring of Party City Holdco Inc. (“PCHI”) and the other Company Parties set forth on Exhibit A to the Restructuring Support Agreement (as defined below) (collectively, the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the restructuring support agreement to which this Restructuring Term Sheet is attached (together with all exhibits and supplements attached thereto, including this Restructuring Term Sheet, the “Restructuring Support Agreement”).

This Restructuring Term Sheet does not include a description of all the terms, conditions, and other provisions that are to be contained in the definitive documentation governing the Restructuring Transactions, which remain subject to negotiation and completion in accordance with the Restructuring Support Agreement and applicable bankruptcy law. The documents executed to effectuate the Restructuring Transactions will not contain any material terms or conditions that are inconsistent in any material respect with this Restructuring Term Sheet or the Restructuring Support Agreement.

GENERAL PROVISIONS REGARDING THE RESTRUCTURING TRANSACTIONS

Chapter 11 Cases	The Restructuring Transactions will be accomplished through the commencement of the Chapter 11 Cases under the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. Pursuant to the Restructuring Support Agreement, and subject to the terms and conditions thereof, the Company and the Consenting Noteholders have agreed to support the Restructuring Transactions.

1

DIP Facility / DIP Backstop Commitments / Use of Cash Collateral

The Company has obtained commitments (the “DIP Backstop Commitments”) from the members of the Ad Hoc Noteholder Group (each such member, in its capacity as a provider of the DIP Backstop Commitments under the DIP Facility, a “DIP Backstop Party”) to (i) provide loans and (ii) backstop Unfunded Amounts (as defined herein) under a $150 million debtor-in-possession financing facility (the “DIP Facility”) on the terms and conditions set forth herein and in the DIP Credit Agreement attached to the Restructuring Support Agreement as Exhibit C.

The terms upon which the Debtors shall seek approval of the DIP Facility in the Bankruptcy Court, as well as the terms that will govern the use of cash collateral and the adequate protection to be provided to the Secured Noteholders (as defined below) and other applicable parties are set forth in the Interim DIP Order (and, with respect to final approval, the terms set forth in the Final DIP Order).

Participation in DIP Facility

Participation in the DIP Facility shall be offered on a ratable basis to each eligible holder of Secured Notes Claims (each, a “Secured Noteholder”) that executes the Restructuring Support Agreement no later than 5:00 p.m. (New York City time) on January 27, 2023 (the “DIP Participation Deadline”), up to such Secured Noteholder’s pro rata share of the DIP Facility based on (i) the aggregate face amount of Secured Notes held by such Secured Noteholder as of 12:00 p.m. (New York City time) on the date and at the time such Secured Noteholder elects to participate in the DIP Facility (the “DIP Participation Expiration Time” and, such Secured Noteholders electing to participate in the DIP Facility other than the members of the Ad Hoc Noteholder Group, the “Participating DIP Lenders”), relative to (ii) the total aggregate face amount of Secured Notes outstanding at the DIP Participation Expiration Time, and pursuant to the procedures, terms, conditions, and documentation, in each case to the extent applicable, set forth herein and in the DIP Documents.

To the extent any eligible Secured Noteholder (or its affiliated designee) does not (i) execute the Restructuring Support Agreement or (ii) elect to participate in the DIP Facility, in each case, by the DIP Participation Deadline, any portion of the DIP Facility otherwise available to such Secured Noteholder (in each case, an “Unfunded Amount”) shall be allocated to the DIP Backstop Parties on a pro rata basis based on their DIP Backstop Commitments.

2

DIP Commitment Premium	In consideration for each of the lenders under the DIP Facility (including both the DIP Backstop Parties and the Participating DIP Lenders (collectively, the “DIP Lenders”)) agreeing to provide loans under the DIP Facility, each DIP Lender (or its affiliated designee) shall receive its pro rata portion of an amount equal to 8.00% of the Commitments (as defined in the DIP Credit Agreement) in effect on the Closing Date (the “DIP Commitment Premium”), which shall be fully earned on the Closing Date, and shall be due and payable upon the earlier of (i) the Plan Effective Date, (ii) the consummation of any sale of all or substantially all assets of the Debtors, or any (iii) Termination Date (as defined in the DIP Credit Agreement). If the DIP Commitment Premium is payable pursuant to a Plan it shall be payable either in the form of cash or paid-in-kind, i.e., as additional DIP Loans (which additional DIP Loans shall not earn interest until payable), with the form of such payment determined at the election of the Required Lenders (as defined in the DIP Credit Agreement) on the date on which the Debtors file the Plan; provided, that the DIP Commitment Premium shall be payable solely in cash if the DIP Commitment Premium becomes due other than as a result of the occurrence of the Plan Effective Date.

DIP Backstop Premium	In consideration for the DIP Backstop Parties, or their affiliate designees, agreeing to provide the DIP Backstop Commitments, each DIP Backstop Party, or its affiliate designee, shall receive either (i) solely in the event that the Plan is prosecuted and consummated, the right, but not the obligation, to convert the par face amount of all or a portion of its DIP Loans held by it or its affiliates on the date that is three (3) Business Days prior to the Plan Effective Date into Reorganized Securities (as defined in the DIP Credit Agreement) issued pursuant to the Plan and Rights Offering (as defined below) pursuant to an election made no later than five (5) Business Days prior to the Plan Effective Date, at the same price at which Reorganized Securities are available for purchase in the Rights Offering (taking into account all fees, discounts, and other economics provided to the parties participating in, including any fees, discounts or other economics provided to any backstop parties in connection with, the Rights Offering) (the “DIP Equitization”), or (ii) in the alternative, a premium in cash in an amount equal to its pro rata share of 10% of the total amount of the DIP Backstop Commitments, which shall be deemed earned as of the execution of that certain letter, dated January 17, 2023, by the DIP Commitment Parties setting forth their commitment to provide the DIP Facility, and due and payable on the Termination Date.

TREATMENT OF PREPETITION CLAIMS OR INTERESTS

On the Plan Effective Date, or as soon as is reasonably practicable thereafter, each holder of an allowed Claim or Interest, as applicable, shall receive under the Plan the treatment described in this Restructuring Term Sheet in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s allowed Claim or Interest, except to the extent less favorable treatment is agreed to by the Debtors and the holder of such allowed Claim or Interest.

Treatment of ABL Claims

Each holder of an ABL Claim shall either (i) be paid in full in cash in the event that the ABL Facility is refinanced, or (ii) to the extent and on terms agreed to by the holders of ABL Claims, receive loans and commitments under an asset-based lending exit facility (the “ABL Exit Facility”) acceptable to the Debtors and the Required Consenting Noteholders, including after accounting for any agreed repayment of ABL Claims to be made with excess cash and proceeds from the Rights Offering on the Plan Effective Date.

As used in this Restructuring Term Sheet:

•  “ABL Claims” means any Claim on account of, arising under, derived from, or based upon the ABL Documents, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, guarantees, and other charges arising thereunder or related thereto;

•  “ABL Credit Agreement” means the ABL Credit Agreement, dated as of August 19, 2015, among Party City Holdings, Inc. and Party City Corporation, as borrowers, PC Intermediate Holdings, Inc., as holdings, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the financial institutions party thereto from time to time as lenders; and

•  “ABL Documents” means, collectively, the ABL Credit Agreement and all instruments, security agreements, collateral agreements, guaranty agreements, intercreditor agreements, pledges, and other documents with respect to the revolving and first-in, last-out facilities under the Credit Agreement.

Treatment of Secured Notes Claims	Each holder of a Secured Notes Claim shall either receive (i) its pro rata share of the equity of the reorganized Company (the “Reorganized Equity” and of the applicable entity, the “Reorganized Company” to be determined by the Debtors with the consent of the Required Consenting Noteholders), subject to dilution by the Rights Offering, the Management Incentive Plan (as defined herein), and, to the extent applicable, the DIP Equitization or (ii) such other treatment as agreed between the Debtors and the Required Consenting Noteholders.

Treatment of Administrative and Priority Claims	Each holder of an allowed administrative, priority, and tax Claim shall receive (i) cash in an amount equal to such allowed Claim or (ii) such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code; provided, that the Debtors shall not make any payments to holders of allowed administrative, priority, and tax Claims on account of such claims prior to the Plan Effective Date (a) without the consent of the Required Consenting Noteholders or (b) unless such Claims are permitted to be paid under the Approved Budget (as defined in the DIP Orders) in accordance with the DIP Orders.

Treatment of General Unsecured Claims	Treatment of general unsecured claims shall be set forth in the Plan and be acceptable to the Debtors and the Required Consenting Noteholders.

Treatment of Existing Interests In PCHI	All existing Interests in PCHI shall be cancelled, released, extinguished, and of no further force or effect, and holders of Interests in PCHI will receive no distribution under the Plan.

OTHER TERMS OF THE RESTRUCTURING

Rights Offering

In connection with the solicitation and effectuation of the Plan, the Debtors shall develop and pursue a rights offering for the Reorganized Securities (the “Rights Offering”) in an amount and at a discount to Plan equity value (and with dilutive terms, including on account of the Management Incentive Plan) to be acceptable to the Required Consenting Noteholders. The terms, structure, timing and solicitation process for the Rights Offering shall be set forth in the Plan.

The proceeds from the Rights Offering shall be used to fund required cash distributions under the Plan and for general corporate purposes of the Reorganized Company.

Anagram Wholly-Owned Subsidiaries	During the Chapter 11 Cases, Anagram Holdings, LLC, Anagram International, Inc. and Anagram International Holdings, Inc. (collectively, the “Anagram Wholly-Owned Subsidiaries”) shall be funded solely with their own sources of cash and proceeds of the asset-based lending facility provided under the Credit Agreement, dated as of May 7, 2021, among Anagram Holdings, LLC and Anagram International, Inc., as borrowers, Wells Fargo Bank, National Association, as agent, and the financial institutions party thereto from time to time as lenders. Proceeds from the DIP Facility or other cash or funding available to the Debtors shall not be used to fund the Anagram Wholly-Owned Subsidiaries; provided, that the Debtors shall not be prohibited from making any payments to the Anagram Wholly-Owned Subsidiaries provided under the Approved Budget in accordance with the DIP Orders.

5

Restructuring Transactions	The Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effectuate any transactions described in, approved by, contemplated by or necessary to consummate the Plan and the Restructuring Transactions. On the Plan Effective Date, the Reorganized Company shall issue all securities, notes, instruments, certificates and other documents required to be issued pursuant to the Plan and the Restructuring Transactions.

Executory Contracts and Unexpired Leases

The Company shall provide at least two (2) Business Days’ (or such shorter period acceptable to the Required Consenting Noteholders in their sole discretion) prior notice (such notice period, the “Lease Review Period”) to the Initial Consenting Noteholders and the Ad Hoc Group Advisors prior to (i) any material modification of any material non-residential real property leases and (ii) the filing of any motion or notice (including pursuant to any procedures governing the rejection, assumption, and/or assumption and assignment of executory contracts and unexpired leases) to reject, assume, and/or assume and assign any non-residential real property leases. The Required Consenting Noteholders shall have the right to object to any such material modification, motion, or notice in accordance with formal or informal procedures that are acceptable to the Company and the Required Consenting Noteholders. No such contract or lease shall be modified, assumed, or rejected if the Required Consenting Noteholders or the Ad Hoc Group Advisors inform the Company in writing within the Lease Review Period that they object to such modification, assumption, or rejection.

The Plan will provide that any executory contracts and unexpired leases that are not rejected as of the Plan Effective Date, either pursuant to the Plan or a separate motion, shall be deemed assumed by the applicable Debtor.

Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Plan Effective Date, except to the extent otherwise provided in this Restructuring Term Sheet or the Plan, all notes, instruments, certificates, and other documents evidencing claims or interests, including credit agreements and indentures, shall be cancelled, and the Company’s obligations thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Tax Matters	The parties shall work together in good faith and use commercially reasonable efforts to structure and implement the Restructuring Transactions in a tax efficient manner for the Debtors and the Required Consenting Noteholders, and such structure and implementation shall be subject to the consent (not to be unreasonably withheld, conditioned or delayed) of the Required Consenting Noteholders.

Exemption from SEC Registration	The issuance of securities under the Plan will be exempt from SEC registration under section 1145 of the Bankrupty Code to the fullest extent permitted thereby.

6

Retained Causes of Action	The Reorganized Company shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action that the Company has released pursuant to the release and exculpation provisions contemplated under this Restructuring Term Sheet and as set forth in the Plan.

Releases	The Plan will include releases and exculpations acceptable to the Required Consenting Noteholders in all respects in favor of the (i) Company Parties, (ii) the Consenting Noteholders, and (iii) such other parties as set forth in the Plan.

Management Incentive Plan	The board of directors of the Reorganized Company will adopt a long-term management incentive plan (the “Management Incentive Plan”), which may include awards of fully diluted Reorganized Equity, options, restricted stock units, and/or other equity instruments in amounts and on terms to be determined in such Management Incentive Plan.

Conditions Precedent to the Plan Effective Date

The occurrence of the Plan Effective Date shall be subject to the satisfaction of certain conditions precedent acceptable to the Required Consenting Noteholders, including the following:

•  The Restructuring Support Agreement shall have been executed, shall not have been terminated, and shall continue to be in full force and effect and no event or occurrence shall have occurred that, with the passage of time or the giving of notice, would give rise to the right of the Required Consenting Noteholders to terminate the Restructuring Support Agreement;

•  The Bankruptcy Court shall have entered the Final DIP Order, consistent with the Restructuring Support Agreement, and the Final DIP Order shall not have been vacated, stayed, or modified without the prior written consent of the Required Lenders (as defined in the DIP Credit Agreement) and there shall be no default or event of default existing under the DIP Facility;

•  All financing necessary for the Plan shall have been obtained, and any documents related thereto shall have been executed, delivered, and be in full force and effect (with all conditions precedent thereto, other than the occurrence of the Plan Effective Date or certification by the Debtors that the Plan Effective Date has occurred, having been satisfied or waived);

•  All Transaction Expenses shall have been paid in full in cash in accordance with the terms and conditions set forth in the Restructuring Support Agreement and the DIP Orders;

•  The funded debt of the Anagram Wholly-Owned Subsidiaries shall have been refinanced, otherwise extended or received other treatment, in each case on terms acceptable to the Required Consenting Noteholders;

•  All requisite filings with governmental authorities and third parties shall have become effective, and all such governmental authorities and third parties shall have approved or consented to the Restructuring Transactions, to the extent required;

•  All documents contemplated by the Restructuring Support Agreement to be executed and delivered on or before the Plan Effective Date shall have been executed and delivered; and

•  The Bankruptcy Court shall have entered the Confirmation Order, which shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified, unless waived by the Required Consenting Noteholders.

7

•  All requisite filings with governmental authorities and third parties shall have become effective, and all such governmental authorities and third parties shall have approved or consented to the Restructuring Transactions, to the extent required;

•  All documents contemplated by the Restructuring Support Agreement to be executed and delivered on or before the Plan Effective Date shall have been executed and delivered; and

•  The Bankruptcy Court shall have entered the Confirmation Order, which shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified, unless waived by the Required Consenting Noteholders.

Other Customary Plan Provisions	The Plan will provide for other provisions, including in respect of the cancellation of existing claims and interests; the vesting of assets; the corporate governance and board of directors of the reorganized Debtors; employee-related matters; indemnification matters; insurance matters; the compromise and settlement of claims; the retention of jurisdiction by the Bankruptcy Court; and the resolution of disputed claims, and the Plan and all documentation related thereto shall be subject to the consent rights set forth in the Restructuring Support Agreement.

8

EXHIBIT C

Form of DIP Credit Agreement

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION

TERM LOAN CREDIT AGREEMENT

Dated as of January [19], 2023

Among

PARTY CITY HOLDCO INC.,

as Holdings

and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

PARTY CITY HOLDINGS INC.,

as the Company or the Borrower Agent

and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

PARTY CITY CORPORATION,

as the Subsidiary Borrower

and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

as Debtors and Debtors-in-Possession under Chapter 11 of the Bankruptcy Code,

THE FINANCIAL INSTITUTIONS AND OTHER PERSONS PARTY HERETO,

as the Lenders,

and

ANKURA TRUST COMPANY, LLC

as the Administrative Agent

TABLE OF CONTENTS1

[1]	Subject to update in execution version.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

SCHEDULES:

Schedule 1.01(a) – Initial Term Commitment Schedule
Schedule 1.01(a) – Delayed Draw Commitment Schedule
Schedule 1.01(b) – Excluded Subsidiaries
Schedule 1.01(c) – Operating Account
Schedule 2.04 – Schedule of Lenders Following Syndication
Schedule 2.12 – Backstop Lenders
Schedule 3.05 – Real Property
Schedule 3.15 – Capitalization and Subsidiaries
Schedule 5.14 – Post-Closing Obligations
Schedule 5.18 – Milestones
Schedule 6.01(i) – Existing Indebtedness
Schedule 6.01(t) – Contingent Obligations
Schedule 6.02 – Existing Liens
Schedule 6.04 – Negative Pledges
Schedule 6.06 – Restrictive Agreements
Schedule 6.07 – Existing Investments
Schedule 6.11 – Transactions with Affiliates
Schedule 9.01 – Borrowers’ Website Address for Electronic Delivery

EXHIBITS:

Exhibit A –	[Reserved]
Exhibit B –	Form of Assignment and Assumption
Exhibit C –	Form of Compliance Certificate
Exhibit D –	Joinder Agreement
Exhibit E –	Form of Borrowing Request
Exhibit F –	Form of Promissory Note
Exhibit G –	Form of Interest Election Request
Exhibit H –	[Reserved]
Exhibit I-1 –	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-2 –	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-3 –	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-4 –	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J –	Form of Intercompany Note
Exhibit K –	Form of Disbursement Notice
Exhibit L –	Initial Budget
Exhibit M –	Form of Interim Order

-vi-

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION

TERM LOAN CREDIT AGREEMENT

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION TERM LOAN CREDIT AGREEMENT, dated as of January [19], 2023 (this “Agreement”), by and among PARTY CITY CORPORATION, a Delaware corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (the “Subsidiary Borrower”), PARTY CITY HOLDINGS INC., a Delaware corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (the “Company” or the “Borrower Agent” and, together with the Subsidiary Borrower, each a “Borrower” and collectively, the “Borrowers”), PARTY CITY HOLDCO INC., a Delaware corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Holdings”), the other Guarantors party hereto from time to time, each as a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code, the Lenders and ANKURA TRUST COMPANY, LLC (“Ankura”), as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities, as the administrative agent and the collateral agent, together with its successors and assigns, collectively, the “Administrative Agent”).

RECITALS

A. On January 17, 2023 (the “Petition Date”), the Borrowers, Holdings and each of the Subsidiary Guarantors (each a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court commencing their respective cases that are pending under Chapter 11 of the Bankruptcy Code (each such case, a “Case” and collectively, the “Cases”) and have continued in the possession of their assets and management of their business pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

B. The Borrowers have requested that the Lenders extend credit in the form of new money term loans in an aggregate principal amount not to exceed $150,000,000 (the “DIP Term Facility”), with all of the Borrowers’ obligations under the DIP Term Facility to be guaranteed by Holdings and each Subsidiary Guarantor.

C. The priority of the DIP Term Facility with respect to the Collateral granted to secure the Obligations shall be as set forth in the Loan Documents and the Interim Order and the Final Order, as applicable, in each case upon entry thereof by the Bankruptcy Court.

D. The Borrowers, Holdings and the Subsidiary Guarantors are engaged in related businesses, and Holdings and each Subsidiary Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under this Agreement.

E. The Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto covenant and agree as follows:

ARTICLE 1 DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” means for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day plus 1.00%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14), then the ABR shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 2.0%, such rate shall be deemed to be 2.0% for purposes of this Agreement.

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means each Term Loan bearing interest based on the ABR.

“ABR Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.

“Acceptable Plan of Reorganization” means a plan of reorganization in form and substance acceptable to the Required Lenders (and to the Administrative Agent, with respect to those provisions thereof that affect the rights, obligations, liabilities, duties or treatment of the Administrative Agent) in all respects, that, among other things, (i) is consistent with the terms and conditions as set forth in the RSA and the exhibits thereto, (ii) contains a release by the Debtors in favor of the Administrative Agent, the Lenders and their respective Affiliates in their capacities as such to the extent permitted under applicable law, and (iii) provides holders of Prepetition Secured Notes with the opportunity to participate in a new money rights offering and make a new investment in the reorganized Capital Stock of the Borrowers (including as an investment in the Capital Stock of any parent entity, Affiliate or Subsidiary of the Borrowers) or such other convertible debt securities or other equity-linked securities of the Borrowers (or of any parent entity, Affiliate or Subsidiary of the Borrowers) (the “New Investment”).

“Ad Hoc Group” means those certain Lenders represented by the Ad Hoc Group Advisors as of the Closing Date.

“Ad Hoc Group Advisors” means (i) Davis Polk & Wardwell LLP, (ii) Lazard Ltd., (iii) Haynes and Boone, LLP, as Texas local counsel, and (iv) any other financial advisor, auditor, attorney, accountant, appraiser, auditors, business valuation expert, environmental engineer or consultant, turnaround consultant, and other consultants, professionals and experts reasonably retained by the Ad Hoc Group and/or the Required Lenders (provided that in respect of this clause (iv), prior written notice of such retention shall be provided to the Borrower Agent).

“Adjusted Term SOFR Rate” means, for the purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR Rate as so determined shall ever be less than the Floor, then Adjusted Term SOFR Rate shall be deemed to be the Floor.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of either Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of either Borrower or any of its Subsidiaries, threatened in writing against or affecting either Borrower or any of its Subsidiaries or any property of either Borrower or any of its Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. None of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of Holdings or any Subsidiary thereof.

“Agreement” has the meaning assigned to such term in the preamble hereof.

“Agent Parties” has the meaning assigned to such term in Section 9.01(e).

“Anagram” means Anagram International, Inc., a Minnesota corporation.

“Anagram Parties” means Anagram Holdings, LLC, a Delaware limited liability company, and its direct and indirect subsidiaries.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption applicable to Holdings or its Subsidiaries by virtue of such Person being organized or operating in such jurisdiction (including the United States Foreign Corrupt Practices Act of 1977, as amended).

“Applicable Rate” means, for any day, with respect to any ABR Loan, 9.0%, and with respect to any SOFR Loan, 10.0%.

“Approved Bankruptcy Court Order” means (a) each of the Orders, as such order is amended and in effect from time to time in accordance with this Agreement, (b) any order entered by the Bankruptcy Court regarding, relating to or impacting (i) any rights or remedies of any Secured Party, (ii) the Loan Documents (including the Loan Parties’ obligations thereunder), (iii)

the Collateral, any Liens thereon or any Superpriority Claims (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or Superpriority Claims), (iv) use of Cash Collateral, (v) debtor-in-possession financing, (vi) adequate protection granted with respect to, or otherwise relating to, any Prepetition Secured Notes Obligations, (vii) any Chapter 11 Plan, (viii) the assumption or rejection of contracts and (ix) critical vendors, in the case of each of the foregoing clauses (i) through (ix), that (A) is in form and substance satisfactory to the Administrative Agent (with respect to its own rights, obligations, liabilities, duties and treatment) and the Required Lenders, (B) has not been vacated, reversed or stayed and (C) has not been amended or modified in a manner adverse to the rights of the Lenders except as agreed in writing by Administrative Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Required Lenders in their sole discretion, and (c) with respect to any other order, an order entered by the Bankruptcy Court that (i) is in form and substance reasonably satisfactory to the Administrative Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Required Lenders, (ii) has not been vacated, reversed or stayed and (iii) has not been amended or modified except in a manner reasonably satisfactory to the Administrative Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Required Lenders.

“Approved Budget” has the meaning assigned to such term in Section 5.01(l).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent and the Borrower Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.14.

“Avoidance Action” has the meaning assigned to such term in the Interim Order or the Final Order, as applicable.

“Avoidance Proceeds” has the meaning assigned to such term in the Interim Order or the Final Order, as applicable.

“Backstop Commitment Premium” has the meaning assigned to such term in Section 2.12(c).

“Backstop Lenders” means the financial institutions (or any Affiliate, investment advisor, manager or beneficial owner for the account of such Person, or an affiliated fund or trade counterparty designated by such Person) listed on Schedule 2.12.

“Bail-in Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or any other court having jurisdiction over the Cases from time to time.

“Bankruptcy Law” means each of (i) the Bankruptcy Code, (ii) any domestic or foreign law relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, insolvency, reorganization, debt adjustment, receivership or similar debtor relief laws from time to time in effect and affecting the rights of creditors generally (including without limitation any plan of arrangement provisions of applicable corporation statutes), and (iii) any order made by a court of competent jurisdiction in respect of any of the foregoing.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Cases.

“Benchmark” means, initially, Term SOFR; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.14, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent (as directed by the Required Lenders) for the applicable Benchmark Replacement Date: (a) the sum of (1) Daily Simple SOFR and (2) the related Benchmark Replacement Adjustment or (b) the sum of (1) the alternate benchmark rate that has been selected by the Administrative Agent (as directed by the Required Lenders) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable currency at such time and (2) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents. If the Benchmark Replacement is Daily Simple SOFR plus the related Benchmark Replacement Adjustment, all interest payments will be payable on a quarterly basis.

“Benchmark Replacement Adjustment” means with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (as directed by the Required Lenders) for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time.

“Benchmark Replacement Conforming Changes” means with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period,” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Required Lenders decide in their reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof in a manner substantially consistent with market practice (or, if the Required Lenders decide in their reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Required Lenders determine in their reasonable discretion that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Agent” means the Company.

“Borrower Materials” has the meaning assigned to such term in Section 9.01(d).

“Borrowers” means, individual or collectively, as the context may require, (a) the Borrower Agent and (b) the Subsidiary Borrower.

“Borrowing” means any Term Loans of the same Type made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by either Borrower (or the Borrower Agent on behalf of such Borrower) for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit E, as such form, subject to the terms hereof, may from time to time be modified as agreed by the Borrower Agent and the Required Lenders.

“Budget Variance Report” means a weekly variance report prepared by a Financial Officer of the Borrower Agent and in form and detail reasonably satisfactory to the Specified Ad Hoc Group Advisors (which may take direction from the Required Lenders), comparing for each applicable Budget Variance Test Period the actual results against anticipated results under the applicable Approved Budget, on an aggregate basis and in the same level of detail set forth in the Approved Budget(s), together with a written explanation for all variances of greater than the applicable permitted variance for any given Budget Variance Test Period and such other information as the Specified Ad Hoc Group Advisors may reasonably request (which may take direction from the Required Lenders).

“Budget Variance Test Date” has the meaning assigned to such term in Section 5.01(m).

“Budget Variance Test Period” means (a) with respect to the first Budget Variance Report, the two-week period ending on the Saturday of the week immediately preceding the Budget Variance Test Date, (b) with respect to the second Budget Variance Report, the three-week period ending on the Saturday of the week immediately preceding the Budget Variance Test Date and (c) with respect to the fourth Budget Variance Report and each Budget Variance Report thereafter, the four-week period ending on the Saturday of the week immediately preceding the applicable Budget Variance Test Date.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Carve-Out” has the meaning assigned to such term in the Interim Order or the Final Order, as applicable.

“Cases” has the meaning assigned to such term in the recitals to this Agreement.

“Cash” means money, currency or a credit balance in any demand or Deposit Account, which shall be in Dollars unless otherwise specified herein.

“Cash Collateral” shall have the meaning assigned to such term in the Interim Order or the Final Order, as applicable.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) readily marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that has a capital surplus of not less than $500,000,000 (each Lender and each commercial bank referred to herein as a “Cash Equivalent Bank”); (e) shares of any money market mutual fund (i) whose investment guidelines restrict 95% of such fund’s investments to the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $250,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s; and (f) with respect to Foreign Subsidiaries, investments of the types described in clause (d) above issued by a Cash Equivalent Bank or any commercial bank of recognized international standing chartered in the country where such Foreign Subsidiary is domiciled having unimpaired capital and surplus of at least $500,000,000. In the case of Investments by any Foreign Subsidiary that is a Subsidiary or Investments made in a country outside the United States, Cash and Cash Equivalents shall also include (x) investments of the type and maturity described in clauses (a) through (e) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term investments utilized by Foreign Subsidiaries that are Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments described in clauses (a) through (e) of the first sentence of this definition of “Cash Equivalents”.

“Cash Management Order” means an order of the Bankruptcy Court entered in the Cases, together with all extensions, modifications and amendments thereto, in form and substance reasonably acceptable to the Required Lenders, which among other matters authorizes the Debtors to maintain their existing cash management and treasury arrangements or such other arrangements as shall be reasonably acceptable to the Required Lenders in all material respects.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the date of this Agreement). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof; provided that increased costs as a result of any Change in Law pursuant to this clause (x) shall only be reimbursable by the Borrowers to the extent the applicable Lender is requiring reimbursement therefor from similarly situated borrowers under comparable syndicated credit facilities, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (x) and (y) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of:

(a) the acquisition, directly or indirectly, by any Person or group (with-in the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of Capital Stock representing more than 40% of the total voting power of all of the outstanding voting stock of Holdings;

(b) any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings and its Subsidiaries taken as a whole to any Person (including any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d), respectively, of the Exchange Act));

(c) the Borrowers ceasing to be directly or indirectly wholly-owned Subsidiaries of Holdings; or

(d) any “Change of Control” (or any comparable term) in any document pertaining to any Indebtedness with an aggregate outstanding principal amount in excess of the Threshold Amount and incurred on or after the Petition Date.

“Chapter 11 Plan” means a plan of reorganization in any or all of the Cases.

“Charges” has the meaning assigned to such term in Section 9.19.

“Closing Date” means January [19], 2023, which is the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the “DIP Collateral” as defined in the Interim Order (and, when applicable, the Final Order) and words of similar intent, and in any of the Collateral Documents, and shall include all present and after acquired assets and property, whether real, personal, tangible, intangible or mixed of the Loan Parties, wherever located, on which Liens are or are purported to be granted pursuant to the Orders in favor of the Administrative Agent, on behalf of the Secured Parties, to secure the Obligations.

“Collateral Documents” means, collectively, the Orders, the Pledge and Security Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Obligations.

“Commitment Letter” means that certain Commitment Letter dated as of the date hereof, by and among the Borrower Agent and the Backstop Lenders.

“Commitment Termination Date” means the earlier to occur of (a) the Delayed Draw Borrowing Date and (b) the Termination Date.

“Commitments” means, individually or collectively, as the context may require, (a) the Initial Term Commitments and (b) the Delayed Draw Commitments.

“Company” has the meaning assigned to such term in the preamble to this Agreement.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” means with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent (as directed by the Required Lenders) in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Required Lenders decide that any such convention is not administratively feasible for the Required Lenders, then the Administrative Agent (as directed by the Required Lenders) may establish another convention in their reasonable discretion.

“Debtors” has the meaning specified in the recitals herein.

“Declined Amounts” has the meaning assigned to such term in Section 2.11(b)(vii).

“Declining Lender” has the meaning assigned to such term in Section 2.11(b)(vii).

“Delayed Draw Borrowing Date” has the meaning assigned to such term in Section 2.01(b).

“Delayed Draw Commitments” means the amount in Dollars set opposite each Lender’s name under the heading “Delayed Draw Commitments” in Schedule 1.01(a) or in an Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed or reduced from time to time pursuant to the terms hereof. The aggregate amount of the Delayed Draw Commitments on the Closing Date is $75,000,000.

“Delayed Draw Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Delayed Draw Term Loans” has the meaning assigned to such term in Section 2.01(b).

“Delayed Draw Unused Line Fee” has the meaning assigned to such term in Section 2.12(d).

“Default” means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means subject to Section 2.28, any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Term Loans, within three Business Days of the date required to be funded by it hereunder unless such failure is the result of such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied, (b) has notified the Borrower and the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Borrower Agent and the Administrative Agent that it will comply with its funding obligations unless such failure is the result of such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (iv) become the subject of a Bail-In Action.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap collar and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks and (c) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity- linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or its subsidiaries shall be a Derivative Transaction.

“DIP Commitment Premium” has the meaning assigned to such term in Section 2.12(b).

“DIP Term Facility” has the meaning assigned to such term in the preamble herein.

“Disbursement” means a release of funds from the Proceeds Account.

“Disbursement Date” means the date of the release of funds from the Proceeds Account constituting a Disbursement.

“Disbursement Notice” means the meaning assigned to such term in Section 2.26(a).

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, (ii) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock that would constitute Disqualified Capital Stock, (iii) contains any repurchase obligation which may come into effect prior to payment in full in Cash of all Obligations or (iv) provides for the scheduled payments of dividends in Cash.

“Disqualified Institutions” means those Persons (the list of all such Persons, the “Disqualified Institutions List”) that are (i) identified in writing by the Borrower Agent to the Administrative Agent on the Petition Date, (ii) competitors of the Borrower Agent and its subsidiaries (other than bona fide fixed income investors or debt funds) that are identified in writing by the Borrower Agent from time to time or (iii) Affiliates of such Persons set forth in clauses (i) and (ii) above (in the case of Affiliates of such Persons set forth in clause (ii) above, other than bona fide fixed income investors or debt funds) that are either (a) identified in writing by the Borrower Agent from time to time or (b) clearly identifiable on the basis of such Affiliate’s name; provided that to the extent Persons are identified as Disqualified Institutions in writing by the Borrower Agent to the Administrative Agent after the Petition Date pursuant to clauses (ii) or (iii)(a), the inclusion of such Persons as Disqualified Institutions shall not retroactively apply to prior assignments or participations in respect of any Term Loan under this Agreement. Notwithstanding the foregoing, (a) the Borrower Agent, by written notice to the Administrative Agent, may from time to time in its sole discretion remove any entity from the Disqualified Institutions List (or otherwise modify such list to exclude any particular entity), and such entity removed or excluded from the Disqualified Institutions List shall no longer be a Disqualified Institution for any purpose under this Agreement or any other Loan Document and (b) in no event shall any of the Backstop Lenders or any of their Affiliates or Approved Funds be a Disqualified Institution or listed on the Disqualified Institutions List.

“Disqualified Institutions List” has the meaning as set forth in the definition of Disqualified Institutions.

“Disqualified Person” has the meaning as set forth in Section 9.05.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiaries” means all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender (other than a Defaulting Lender), (b) a commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of a Lender or (d) an Approved Fund of a Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or (iii) Holdings, either Borrower or any Subsidiary or Affiliate thereof (including the Anagram Parties).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower Agent, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities and the common law relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) health and safety matters, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to either Borrower or any of its Subsidiaries.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation and restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of or relating to either Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; and (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived); (b) the failure to meet the minimum funding standard of Section 412 of the Code, (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) or Section 302 of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Borrower Agent, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower Agent, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on the Borrower Agent, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Borrower Agent, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrower Agent, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA, or that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the Borrower Agent, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan; (i) the incurrence of liability or the imposition of a Lien pursuant to Section 436 or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan; or (j) a determination that any Pension Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA.

“Equitization” has the meaning assigned to such term in Section 2.27(a).

“Equitization Option” has the meaning assigned to such term in Section 2.27(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Subsidiary” means the Subsidiaries listed on Schedule 1.01(b) hereto (unless and until any such Subsidiary incurs or guarantees any Prepetition Indebtedness) and any other Subsidiary designated as an “Excluded Subsidiary” by Holdings (which may include any Subsidiary whose Guarantee would reasonably be expected to result in material adverse tax consequences to Holdings or its Subsidiaries as determined by Holdings in good faith) with the consent of the Required Lenders (each in their sole discretion).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any withholding Taxes imposed under FATCA.

“Extraordinary Receipts” means an amount equal to (a) any cash payments or proceeds (including Cash Equivalents) received (directly or indirectly) by or on behalf of Holdings or any Subsidiary not in the ordinary course of business and not consisting of Net Proceeds or Net Insurance/Condemnation Proceeds described in Section 2.11(b)(ii) in respect of (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (iv) indemnity payments (other than to the extent such indemnity payments are (A) immediately payable to a Person that is not an Affiliate of Holdings or any Subsidiary or (B) received by the Loan Parties that are Debtors as reimbursement for any payment previously made to such Person)

and (vi) any purchase price adjustment received in connection with any purchase agreement to the extent not constituting Net Proceeds, minus (b) (A) any selling and settlement costs and out-of-pocket expenses (including reasonable broker’s fees or commissions and legal fees) and any taxes paid or reasonably estimated to be payable by the Debtors (after taking into account any tax credits or deductions actually realized by the Borrowers with respect to the transactions described in clause (a) of this definition) in connection with the transactions described in clause (a) of this definition, and (B) for purposes of determining Extraordinary Receipts under Section 2.11, any funding loss expenses incurred by the Borrowers under Section 2.16 as a result of a mandatory prepayment required by Section 2.11.

“Facility Extension Option”: as defined in Section 2.22.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant thereto, including any intergovernmental agreements and any rules or guidance implementing such intergovernmental agreements.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that, if such rate is less than zero, the Federal Funds Effective Rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means that certain Fee Letter, dated as of January [19], 2023, by and between the Borrower Agent and the Administrative Agent.

“Final Order” means a final order of the Bankruptcy Court in substantially the form of the Interim Order, with only such modifications thereto as are reasonably necessary to convert the Interim Order to a final order and such other modifications as are satisfactory in form and substance to the Required Lenders and (solely with respect to its own rights, obligations, liabilities, duties and treatment) the Administrative Agent in their sole discretion.

“Final Order Entry Date” means the date on which the Final Order is entered by the Bankruptcy Court and has become a Final Non-Appealable Order.

“Financial Officer” of any Person means the chief financial officer, treasurer, assistant treasurer, vice president of finance or controller of such Person.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of the Borrower Agent that such financial statements fairly present, in all material respects, in accordance with GAAP, the financial condition of the Borrower Agent and its Subsidiaries as at the dates indicated and the results of their operations and their Cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“First Day Orders” means the orders entered by the Bankruptcy Court in respect of first day motions and applications in respect of the Cases.

“Fiscal Month” means a fiscal month of any Fiscal Year.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year, such fiscal quarter ending on the later of the retail fiscal quarter and the calendar quarter.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year or the Saturday closest to December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially as of the execution, the modification, amendment or renewal of this Agreement or otherwise with respect to any Benchmark. With respect to the Adjusted Term SOFR Rate, the “Floor” shall be 1.00%.

“Foreign Lender” means a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America in effect and applicable to that accounting period in respect of which reference to GAAP is being made, subject to the provisions of Section 1.04.

“Governmental Authority” means any federal, state, municipal, national, provincial, territorial, local or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the United States, the United States, or a foreign government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” of or by any Guarantor means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantor” means (i) Holdings and (ii) each Subsidiary Guarantor.

“Guarantor Percentage” has the meaning assigned to such term in Section 10.11.

“Hazardous Materials” means any chemical, material, substance, pollutant or waste, or any constituent thereof, regulated by any Environmental Law or any Governmental Authority or which may or could pose a hazard to health and safety or to the indoor or outdoor environment, including, without limitation, petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and radon gas.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between either Borrower or any Subsidiary and any other Person.

“Holding Companies” means, individually or collectively, as the context may require, (a) Holdings, (b) any other Person of which the Borrower Agent is a direct or an indirect Wholly-Owned Subsidiary and (c) solely for purposes of Section 6.16(b), PC Nextco Finance, Inc., as a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Improvements” has the meaning assigned to such term in Section 2.25(b).

“Indebtedness”, as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (w) any earn out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet in accordance with GAAP (x) trade accounts payable in the ordinary course of business (including on an inter-company basis) and (z) liabilities associated with customer prepayments and deposits), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all Indebtedness of others secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (g) the Guarantee by such Person of the Indebtedness of another; (h) all obligations of such Person in respect of any Disqualified Capital Stock or preferred equity interests and (i) all net obligations of such Person in respect of any Derivative Transaction, including, without limitation, any Hedge Agreement, whether or not entered into for hedging or speculative purposes; provided that the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited; provided that notwithstanding anything herein to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder; provided, further, that Indebtedness shall be deemed to include any receivables, factoring or similar facilities whether or not the same would constitute indebtedness or a liability on a balance sheet prepared in accordance with GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document or (b) to the extent not otherwise described in (a), Other Taxes.

“Information” has the meaning set forth in Section 3.11(a).

“Initial Budget” means the initial 13-week consolidated weekly operating budget of the Debtors setting forth projected operating receipts, vendor disbursements, net operating cash flow and Liquidity for the periods described therein prepared by the Borrower Agent’s management, covering the period commencing on or about the Petition Date in form and substance acceptable to the Required Lenders, a copy of which is attached hereto as Exhibit L.

“Initial Term Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Initial Term Commitments” means the amount in Dollars set opposite each Lender’s name under the heading “Initial Term Commitments” in Schedule 1.01(a) or in an Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed or reduced from time to time pursuant to the terms hereof. The aggregate amount of the Initial Term Commitments on the Closing Date is $75,000,000.

“Initial Term Loans” has the meaning assigned to such term in Section 2.01(a).

“Intercompany Note” means a promissory note substantially in the form of Exhibit J.

“Interest Election Request” means a request by the Borrower Agent in the form of Exhibit G hereto or such other form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each calendar month and the Termination Date and (b) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Term Loan is a part and the Termination Date.

“Interest Period” means with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one (1) month thereafter (in each case for so long as such period is available for such SOFR Borrowing); provided, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interim Order” means an interim order of the Bankruptcy Court (and as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of (solely with respect to its own rights, obligations, liabilities, duties and treatment) the Administrative Agent and the Required Lenders in their sole discretion) in the form set forth as Exhibit M, with changes to such form as are satisfactory to the Administrative Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Required Lenders, in their sole discretion, approving the Loan Documents and related matters.

“Interim Order Entry Date” means the date on which the Interim Order is entered by the Bankruptcy Court.

“Investment” means (a) any purchase or other acquisition by the Borrower Agent or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than either Borrower or a Subsidiary Guarantor), (b) the acquisition by purchase or otherwise (other than purchases or other acquisitions of inventory, materials, supplies and equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any Person or any division or line of business or other business unit of any Person, and (c) any loan, advance (other than (i) advances to current or former employees, officers, directors and consultants of the Borrowers or their Subsidiaries or any Holding Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and (ii) advances made on an inter-company basis in the ordinary course of business for the purchase of inventory) or capital contribution by the Borrower Agent or any of its Subsidiaries to any other Person (other than either Borrower or any Subsidiary Guarantor). Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but giving effect to any repayments of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the initial Investment).

“Intra-Company Agreements” means (i) the Supply Agreement, dated as of July 30, 2020, by and between Anagram International, Inc, Amscan Inc., and, solely in its capacity as guarantor, the Borrower Agent, (ii) the Services Agreement, dated as of July 30, 2020, by and between the Borrower Agent and Anagram International, Inc., (iii) the Intellectual Property Cross-License Agreement, dated as of July 30, 2020, by and between the Borrower Agent and Anagram International, Inc. and (iv) any other material agreement, if any, between any of the Anagram Parties and any of the Debtors, in each case as in effect on the date hereof.

“Investor Notice” has the meaning assigned to such term in Section 2.27(a)

“Joinder Agreement” has the meaning assigned to such term in Section 5.12(a).

“Land” has the meaning assigned to such term in Section 2.25(b).

“Lease Review Period” has the meaning assigned to such term in Section 5.17.

“Leases” has the meaning assigned to such term in Section 2.25(b).

“Lenders” means the Persons listed on the Initial Term Commitment Schedule or Delayed Draw Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any capitalized lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Liquidity” means, at any time, an amount equal to the amount of unrestricted Cash (which, for the avoidance of doubt, shall include proceeds of the funded Term Loans and exclude Cash pledged to support the Cash Collateral Borrowing Base (as defined in the Orders)) held by the Borrower Agent and its Subsidiaries; provided that the amount on deposit in the Proceeds Account shall be included for purposes of determining Liquidity.

“Loan Documents” means this Agreement, the Collateral Documents, the Fee Letter, the Orders and the Proceeds Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto.

“Loan Guaranty” means Article 10 of this Agreement.

“Loan Parties” means Holdings, each Borrower, each Subsidiary Guarantor and any other Person who becomes a party to this Agreement as a Loan Party pursuant to a Joinder Agreement, and their respective successors and assigns.

“Management Conference Call” has the meaning assigned to such term in Section 5.19.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of Holdings, the Borrower Agent and its Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent under the applicable Loan Documents or (iii) the ability of the Borrowers and the Guarantors (taken as a whole) to perform their payment obligations under the Loan Documents; provided that in each case, Material Adverse Effect shall expressly exclude the effect of the filing of the Cases, the events and conditions resulting from or leading up thereto and any action required to be taken under the Loan Documents or the Orders.

“Material Real Estate Asset” has the meaning assigned to such term in Section 2.25(c).

“Maximum Liability” has the meaning assigned to such term in Section 10.10.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Milestones” has the meaning assigned to such term in Section 5.18.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties” means Real Estate Asset and each other parcel of real property and improvements thereto with respect to which a Mortgage is required to be granted pursuant to Section 5.12.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on owned real property of a Loan Party, all in form and substance satisfactory to the Required Lenders and to the Administrative Agent as to its rights, obligations, liabilities, duties and treatment.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Borrower Agent and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds (including Cash Equivalents) received by Holdings or any of its Subsidiaries (x) under any casualty insurance policy in respect of a covered loss thereunder of any assets of Holdings or any of its Subsidiaries or (y) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual out-of-pocket costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment, settlement or collection of any claims of Holdings or such Subsidiary in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loans, Indebtedness under the Prepetition ABL Facility and any Indebtedness secured by a Lien that is pari passu or junior to the Liens on the Collateral securing the Obligations) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such loss, taking or sale, (iii) amounts required to be prepaid pursuant to Section 2.11(b) of the ABL Credit Agreement as the result of such loss, taking or sale, (iv) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (v) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrowers’ good faith estimate of income taxes paid or payable) in connection with any sale of such assets as referred to in clause (a)(y) of this definition and (vi) any amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustments associated with any sale of such assets as referred to in clause (a)(y) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds).

“Net Proceeds” means (a) with respect to any asset sale or Prepayment Asset Sale, the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received) received by Holdings or any of its Subsidiaries, net of (i) selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrowers’ good faith estimate of income or other Taxes paid estimated to be or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such asset sale (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than the Term Loans and any Indebtedness secured by a Lien that is pari passu or junior to the Lien on the Collateral securing the Obligations) which is secured by the asset sold in such asset sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset), (iv) Cash escrows (until released from escrow to the Borrowers or any of their Subsidiaries) from the sale price for such asset sale and (v) amounts required to be prepaid pursuant to Section 2.11(b) of the Prepetition ABL Credit Agreement as the result of such asset sale, (b) with respect to any issuance or incurrence of Indebtedness or issuance of Capital Stock, the Cash proceeds thereof, net of all taxes and customary fees, commissions, costs, underwriting discounts and other expenses incurred by the Borrowers or any of their Subsidiaries in connection therewith and (c) with respect to any Extraordinary Receipts, 100% of such Extraordinary Receipts.

“New Investment” has the meaning assigned to such term in the definition of “Acceptable Plan of Reorganization”.

“Non-Defaulting Lender” means and includes each Lender other than a Defaulting Lender.

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing after the Termination Date but prior to Payment in Full) on the Term Loans, all accrued and unpaid fees and all expenses (including the DIP Commitment Premium and the Delayed Draw Unused Line Fee), reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents in respect of any Term Loan, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“OFAC” has the meaning assigned to such term in Section 3.20.

“Operating Account” means each of the deposit accounts maintained by the Borrowers and its Subsidiaries listed on Schedule 1.01(c).

“Orders” means individually or collectively, as the context may require, the Interim Order and the Final Order.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership, and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, and (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from (and that would not have existed but for) such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible recording, filing or other similar Taxes arising from any payment made hereunder, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, but not including Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Participant” has the meaning assigned to such term in Section 9.05(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“Payment in Full” has the meaning assigned to such term in the introductory paragraph of Article 5.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“PC Intermediate” means PC Intermediate Holdings, Inc., as a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower Agent or any of its Subsidiaries, or any of their respective ERISA Affiliates, is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Perfection Certificate” has the meaning assigned to such term in the Pledge and Security Agreement.

“Periodic Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.

“Permitted Liens” means each Lien permitted pursuant to Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Petition Date” has the meaning assigned to such term in the recitals herein.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower Agent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Effective Date” means the date of the substantial consummation (as defined in section 1101(2) of the Bankruptcy Code, which for purposes hereof shall be no later than the effective date) of an Acceptable Plan of Reorganization.

“Platform” has the meaning assigned to such term in Section 9.01(d).

“Pledge and Security Agreement” means that certain DIP Pledge and Security Agreement, dated as of the date hereof, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties.

“Post-Petition” means the time period commencing immediately upon the filing of the Cases.

“Premises” has the meaning assigned to such term in Section 2.25(b).

“Prepayment Asset Sale” means any sale or disposition by the Borrower Agent or its Subsidiaries made pursuant to Section 6.08(e), (s), (u) and (x).

“Prepetition 2023 Indenture” means that certain Indenture for the Prepetition 2023 Notes, dated August 19, 2015 (as supplemented by the First Supplemental Indenture, dated as of August 19, 2015, as supplemented by the Second Supplemental Indenture, dated as of May 19, 2017, as supplemented by the Third Supplemental Indenture, dated as of July 30, 2020 and as supplemented by the Fourth Supplemental Indenture, dated as of March 3, 2021), between the Borrower Agent, as the issuer, and Wilmington Trust, National Association, as trustee, as amended, supplemented or otherwise modified from time to time.

“Prepetition 2023 Notes” means the 6.125% Senior Notes due 2023 issued by Party City Holdings Inc. in the aggregate principal amount equal to approximately $22,900,000.

“Prepetition 2025 Secured Notes” means the Senior Secured First Lien Floating Rate Notes due 2025 issued by the Borrower Agent in the aggregate principal amount equal to approximately $161,669,177.

“Prepetition 2025 Secured Notes Indenture” means that certain Indenture for the Prepetition 2025 Secured Notes, dated July 30, 2020, among the Borrower Agent, as issuer, certain guarantors party thereto from time to time and Ankura Trust Company, LLC, as trustee and collateral trustee, as amended, supplemented or otherwise modified from time to time.

“Prepetition 2025 Secured Notes Obligations” means “Obligations” as defined in the Prepetition 2025 Secured Notes Indenture.

“Prepetition 2026 Indenture” the Indenture for the Prepetition 2026 Notes, dated August 2, 2018 (as supplemented by the First Supplemental Indenture, dated as of August 2, 2018, as supplemented by the Second Supplemental Indenture, dated as of July 30, 2020 and as supplemented by the Third Supplemental Indenture, dated as of March 3, 2021), between the Borrower Agent, as the issuer, and Wilmington Trust, National Association, as trustee, as amended, supplemented or otherwise modified from time to time.

“Prepetition 2026 Notes” means the 6.625% Senior Notes due 2026 issued by Party City Holdings Inc. in the aggregate principal amount equal to approximately $92,300,000.

“Prepetition 2026 Secured Notes” means the 8.750% Senior Secured Notes due 2026 issued by the Borrower Agent in the aggregate principal amount equal to approximately $750,000,000.

“Prepetition 2026 Secured Notes Indenture” means the Indenture for the Prepetition 2026 Secured Notes, dated February 19, 2021, among the Borrower Agent, as issuer, Holdings, the guarantors from time to time party thereto and Ankura Trust Company, LLC, as trustee and collateral trustee, as amended, supplemented or otherwise modified from time to time.

“Prepetition 2026 Secured Notes Obligations” means “Obligations” as defined in the Prepetition 2026 Secured Notes Indenture.

“Prepetition ABL Agent” shall have the meaning assigned to “Administrative Agent” in the Prepetition ABL Credit Agreement.

“Prepetition ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of August 19, 2015 (as amended by that certain First Amendment to ABL Credit Agreement, dated as of August 2, 2018, as further amended by that certain Second Amendment to ABL Credit Agreement, dated as of March 4, 2019, as further amended by that certain Third Amendment to ABL Credit Agreement, dated as of April 8, 2019, as further amended by that certain Fourth Amendment to ABL Credit Agreement, dated as of June 28, 2019, as further amended by that certain Fifth Amendment to ABL Credit Agreement, dated as of February 19, 2021, as further amended by that certain Sixth Amendment to ABL Credit Agreement, dated as of March 18, 2022, as further amended by that certain Seventh Amendment to ABL Credit Agreement, dated as of July 19, 2022, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time) among the Borrowers, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders from time to time party thereto.

“Prepetition ABL Facility” means the credit facilities pursuant to the Prepetition ABL Credit Agreement.

“Prepetition ABL Priority Collateral” has the meaning assigned to such term in the Orders.

“Prepetition Indebtedness” means individually or collectively, as the context may require, the indebtedness in respect of the Prepetition 2023 Notes, the Prepetition 2025 Secured Notes, the Prepetition 2026 Notes, the Prepetition 2026 Secured Notes and the Prepetition ABL Facility and any other Indebtedness (whether secured or unsecured) of each Debtor outstanding as of the Petition Date.

“Prepetition Payment” means any payment, prepayment or repayment made on account of, or with respect to, any Prepetition Indebtedness.

“Prepetition Secured Notes” means individually or collectively, as the context may require, the Prepetition 2025 Secured Notes and the Prepetition 2026 Secured Notes.

“Prepetition Secured Notes Obligations” means individual or collectively, as the context may require, the Prepetition 2025 Secured Notes Obligations and the Prepetition 2026 Secured Notes Obligations.

“Prime Rate” means the “U.S. Prime Lending Rate” published in The Wall Street Journal; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Rate” means the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Required Lenders) or any similar release by the Board (as determined by the Required Lenders); each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Proceeds Agreement” means a blocked account control agreement in form and substance satisfactory to the Required Lenders, and to the Administrative Agent as to its rights, obligations, liabilities, duties and treatment, establishing control over the Proceeds Account.

“Proceeds Account” means a deposit account of the Borrower Agent maintained at the Proceeds Account Deposit Bank into which the proceeds of the Delayed Draw Term Loans shall be funded in accordance with this Agreement.

“Proceeds Account Deposit Bank” means a depository bank satisfactory to the Required Lenders.

“Promissory Note” means a promissory note of the Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit F hereto, evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from the Term Loans made by such Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means costs relating to compliance with the provisions of the Securities Act and the Exchange Act, in each case as applicable to companies with registered equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees related to the foregoing.

“Public Information” has the meaning assigned to such term in Section 9.01(d).

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) in real property then owned by any Loan Party.

“Real Property Deliverables” means, with respect to any Real Estate Asset as to which a Mortgage is requested pursuant to Section 2.25(c) (whether owned on the Closing Date or acquired after the Closing Date) if requested by the Required Lenders:

(a) a Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such Real Estate Asset;

(b) a lenders’ title insurance policy with extended coverage covering such Real Estate Asset in an amount equal to the purchase price (if applicable) or the fair market value of the applicable Real Estate Asset, as determined in good faith by the Borrower and reasonably acceptable to the Required Lenders, as well as an ALTA survey thereof, together with a surveyor’ certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy or if the Required Lenders reasonably determine in consultation with the Borrowers that the costs of obtaining such survey are excessive in relation to the value of the security to be afforded thereby), each in form and substance reasonably satisfactory to the Required Lenders; and

(c) customary legal opinions regarding the enforceability, due authorization, execution and delivery of the Mortgage and such other matters reasonably requested by the Required Lenders, which opinions shall be in form and substance reasonably satisfactory to the Required Lenders.

“Recipient” means (a) the Administrative Agent, or (b) any Lender, as applicable.

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Rejection Notice” has the meaning assigned to such term in Section 2.11(b)(vii).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reorganized Securities” means the Capital Stock or convertible debt securities or other equity-linked securities issued pursuant to an Acceptable Plan of Reorganization, in each case issued pursuant to a New Investment.

“Required Lenders” means, at any time, Lenders having Term Loans and unused Commitments representing more than 50.0% of the sum of the total Term Loans and such unused Commitments at such time; provided that the Term Loans and any unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means the chief executive officer, the president, any vice president, the chief operating officer or any Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date (but subject to the express requirements set forth in Article 4), shall include any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Amount” has the meaning set forth in Section 2.11(b)(iv).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Borrower Agent now or hereafter outstanding, except a dividend payable solely in shares of that class of the Capital Stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Borrower Agent now or hereafter outstanding and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Borrower Agent now or hereafter outstanding.

“RSA” means that certain Restructuring Support Agreement, dated as of January [__], 2023, among the Loan Parties, the Debtors and the other parties thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“RSA Termination Event” means the termination of the RSA by any party thereto in accordance with Section 12 thereof.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor thereto.

“Sale Order” has the meaning assigned to such term in Section 5.18.

“Sanctioned Country” has the meaning assigned to such term in Section 3.20(a).

“Sanctions” has the meaning assigned to such term in Section 3.20(a).

“Scheduled Maturity Date” means June [19], 2023, as such date may be extended in accordance with Section 2.22; provided that, if such date is not a Business Day, the Scheduled Maturity Date shall be the immediately succeeding Business Day.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Parties” means collectively, the Lenders, the Administrative Agent, any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earnout agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means a Borrowing comprised of SOFR Loans.

“SOFR Loan” means any Term Loan bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate in accordance with the provisions of Section 2.14, other than pursuant to clause (c) of the definition of “ABR”.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Specified Ad Hoc Group Advisors” means, individually or collectively, as the context may require, (a) Davis Polk & Wardwell LLP and (b) Lazard Ltd.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50.0% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person of a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary” means any subsidiary of the Borrower Agent other than an Unrestricted Subsidiary.

“Subsidiary Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Subsidiary Guarantor” means (x) on the Closing Date, each Subsidiary of Holdings (other than (i) the Borrowers (except to the extent comprising a Guarantor by operation of clause (iii) of the definition thereof) or (ii) any Excluded Subsidiary) and (y) thereafter, each Subsidiary of Holdings that thereafter guarantees the Obligations pursuant to the terms of this Agreement (which, for the avoidance of doubt, shall not include any Subsidiary that is an Excluded Subsidiary), in each case, until such time as the respective Subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof.

“Superpriority Claims” means superpriority administrative expense claim status in the Cases having a priority over all administrative expenses and any claims of any kind or nature whatsoever, specified in or ordered pursuant to sections 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506, 507(a), 507(b), 546, 552, 726, 1113 or 1114 or any other provisions of the Bankruptcy Code.

“Syndication” has the meaning assigned to such term in Section 2.04.

“Syndication Procedures” has the meaning assigned to such term in Section 2.04.

“Taxes” means any and all present and future taxes, levies, imposts, duties, deductions, assessments, fees, withholdings (including backup withholding) or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Group” has the meaning to such term in Section 6.05(a)(i)(B).

“Termination Date” means the earliest of (a) the Scheduled Maturity Date, (b) the effective date of any plan for the reorganization of the Borrowers or any other Debtor under Chapter 11 of the Bankruptcy Code, (c) the consummation of a sale or other disposition of all or substantially all of the assets of the Debtors under section 363 of the Bankruptcy Code, (d) the date of acceleration of the Term Loans and the termination of unused Commitments with respect to the DIP Term Facility in accordance with the terms of this Agreement upon and during the continuance of an Event of Default, (e) in the case of the payment of the DIP Commitment Premium or the Backstop Commitment Premium, a Payment in Full and (f) the date that is thirty (30) days after the Petition Date (or such later date as may be agreed by the Required Lenders), unless the Final Order Entry Date has occurred on or prior to such date.

“Term Loans” means, individually or collectively, as the context may require, (a) any Initial Term Loan and (b) any Delayed Draw Term Loan.

“Term Proceeds Account” means one or more deposit accounts or securities accounts maintained with the Administrative Agent holding the proceeds of any sale or other disposition of any Collateral other than Prepetition ABL Priority Collateral (and only such Collateral).

“Term SOFR” means:

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. (New

York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Adjustment” means, for any calculation with respect to an ABR Loan or a SOFR Loan, a percentage per annum equal to 0.10%.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent (as directed by the Required Lenders in their reasonable discretion)).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR administered by the Term SOFR Administrator.

“Threshold Amount” means $1,000,000.

“Transaction Costs” means fees and expenses and other transaction costs payable or otherwise borne by Holdings, the Borrower Agent and their respective Subsidiaries in connection with the Transactions.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowing of the Term Loans hereunder and (b) the payment of the Transaction Costs.

“Trust Property” has the meaning assigned to such term in Section 2.25(b).

“Type”, when used in reference to any Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to the ABR or Term SOFR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Subsidiary” means the Anagram Parties so long as the Anagram Parties are prohibited from guaranteeing the Obligations hereunder pursuant to the definitive debt documentation in effect on the Petition Date governing debt securities issued by such Anagram Parties as of the Petition Date.

“Updated Budget” has the meaning assigned to such term in Section 5.01(l).

“Updated Budget Deadline” has the meaning assigned to such term in Section 5.01(l).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100.0% of the Capital Stock of which (other than directors’ qualifying shares or shares required by law to be owned by a resident of that jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withholding Agent” means the Loan Parties and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Classification of Term Loans and Borrowings. For purposes of this Agreement, Term Loans may be classified and referred to by Type (e.g., a “SOFR Term Loan”). Borrowings also may be classified and referred to by Type (e.g., a “SOFR Borrowing”). Notwithstanding anything herein to the contrary, the Initial Term Loans and the Delayed Draw Term Loans shall constitute as a single class of Term Loans for all purposes hereunder.

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications set forth herein), (b) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights. For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07, 6.08 and 6.11, in the event that any Indebtedness, Lien, Restricted Payment, contractual restriction, Investment, disposition or affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01 (other than Sections 6.01(a) and (c)), 6.02 (other than Sections 6.02(a) and (t)), 6.04, 6.05), 6.06, 6.07, 6.08 and 6.11, the Borrower, in its sole discretion, may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category.

Section 1.04. Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time unless otherwise agreed to by the Borrower Agent and the Required Lenders.

(b) Notwithstanding anything to the contrary contained in paragraph (a) above or the definition of Capital Lease, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the Closing Date) that would constitute Capital Leases on the Closing Date shall be considered Capital Leases and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith (provided that all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

Section 1.05. Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.08. Currency Generally. For purposes of determining compliance with Sections 6.01, 6.02 and 6.05 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

ARTICLE 2 THE CREDITS

Section 2.01. Commitments.

(a) Initial Term Loans. Subject to the terms and conditions set forth in Section 4.01 hereof and the Orders, the Lenders hereby severally, but not jointly, agree to make term loans in Dollars (the “Initial Term Loans”) to the Borrowers on the Closing Date, in a single borrowing in an aggregate principal amount equal to the Initial Term Commitments.

(b) Delayed Draw Term Loans. Subject to the terms and conditions set forth in Section 4.02 hereof and the Orders, the Lenders hereby severally, but not jointly agree to make term loans in Dollars (the “Delayed Draw Term Loans”) on or after the entry of the Final Order but not later than three (3) Business Days following entry thereof (such date, the “Delayed Draw Borrowing Date”), in a single borrowing in an aggregate principal amount equal to the Delayed Draw Commitments.

(c) In no event shall any Lender be required to make Term Loans in excess of its Initial Term Commitments or Delayed Draw Commitments, as applicable. The Term Loans may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed. The Term Loans may from time to time be SOFR Loans or ABR Loans, as determined by the Borrowers and notified to the Administrative Agent as set forth herein.

Section 2.02. Term Loans and Borrowings. The Term Loans shall be made by the Lenders in accordance with their respective Commitments. The failure of any Lender to make any Term Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Term Loans as required. Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to continue, any Borrowing if the Interest Period requested with respect thereto would end after the Scheduled Maturity Date.

Section 2.03. Requests for Borrowings. To request a Borrowing, a Borrower (or the Borrower Agent on behalf of either Borrower) shall notify the Administrative Agent of such request in writing by delivery of a Borrowing Request (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) signed by such Borrower (or the Borrower Agent on behalf of either Borrower) (a) in the case of a SOFR Borrowing, not later than 12:00 noon, New York City time, three Business Days (or, in the case of a SOFR Borrowing to be made on the Closing Date, two Business Days) before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day prior to the date of the proposed Borrowing (or, in each case, such later time as shall be acceptable to the Administrative Agent). Each such written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(iv) in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period; and

(v) in the case of funds to be received by the Borrowers on the Closing Date, the location and number of the Borrowers’ account or any other designated accounts(s) to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Borrowing.

Section 2.04. Syndication. Following the Closing Date, the Borrower Agent shall use commercially reasonable efforts to assist the Backstop Lenders in connection with a syndication process (the “Syndication”) for the assignment of a proportionate share of the Term Loans and Commitments in accordance with syndication procedures (the “Syndication Procedures”) acceptable to each of the Administrative Agent and the Backstop Lenders (each in their sole discretion), in consultation with the Borrower Agent. Upon completion of the Syndication, a Schedule 2.04, which shall be prepared by the Specified Ad Hoc Group Advisors and satisfactory to the Required Lenders, shall be delivered to the Administrative Agent and the Borrower Agent, which shall set forth the aggregate principal amount of Initial Term Loans and Delayed Draw Term Loans held by each Lender upon closing the Syndication.

Section 2.05. [Reserved.]

Section 2.06. [Reserved.]

Section 2.07. Funding of Borrowings. Each Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:30 p.m., New York City time, to the account of the Administrative Agent for further distribution by the Administrative Agent in accordance with the Borrowing Request; provided notwithstanding anything to the contrary herein, on the Delayed Draw Borrowing Date, the proceeds of the Delayed Draw Term Loans shall be disbursed by the Administrative Agent to the Proceeds Account (other than a portion of which may be funded directly to an operating account of the Borrowers with the consent of the Required Lenders) all as set forth in the Borrowing Request.

Section 2.08. Type; Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing.

(b) To make an election pursuant to this Section, the Borrowers (or the Borrower Agent on behalf of Borrowers) shall notify the Administrative Agent of such election delivered in writing (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.03, as applicable:

(i) [reserved];

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv) if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”. If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Agent fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Agent, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

Section 2.09. Termination of Commitments. Each Lender’s Initial Term Commitment and Delayed Draw Commitment shall each be (A) permanently reduced on a dollar-for-dollar basis by the aggregate principal amount of any (i) Initial Term Loans made by such Lender in accordance with Section 2.01(a) and (ii) Delayed Draw Term Loans made by such Lender in accordance with Section 2.01(b) and (B) if not prior terminated in accordance with the foregoing clause (A), terminated in full on the Termination Date. To the extent not borrowed on the Delayed Draw Borrowing Date, such unused Delayed Draw Commitments shall be terminated in full on the Delayed Draw Borrowing Date.

Section 2.10. Repayment of Term Loans; Evidence of Debt.

(a) The Borrowers hereby unconditionally promises to repay (on a joint and several basis) the Term Loans to the Administrative Agent for the account of each Lender on the Termination Date, the remainder of the principal amount of the Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain the Register pursuant to Section 9.05(b)(iv) in which it shall record (i) the amount of each Term Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Subject to Section 9.05(b)(iv), the entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that, the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrowers to repay the Term Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern.

(e) Any Lender may request that Term Loans made by it be evidenced by a Promissory Note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender and its registered assigns. Thereafter, the Term Loans evidenced by such Promissory Note and interest thereon shall at all times (including after assignment pursuant to Section 9.05) be represented by one or more Promissory Notes in such form payable to the payee named therein and its registered assigns.

Section 2.11. Prepayment of Term Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with paragraph (a)(ii) of this Section, the Borrowers shall have the right at any time and from time to time to prepay any Borrowing of Term Loans in whole or, solely with the consent of the Required Lenders, in part without premium or penalty (but subject to Section 2.12 and Section 2.16). Each such prepayment shall be paid to the Lenders in accordance with their respective pro rata share of the outstanding Term Loans. At the Borrower’s election in connection any prepayment in this Section 2.11, such prepayment shall not be applied to any Term Loan of a Defaulting Lender.

(ii) The Borrower Agent shall notify the Administrative Agent in writing of any prepayment hereunder (i) in the case of prepayment of a SOFR Borrowing, not later than 12:00 p.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the day of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower Agent may state that such notice is conditioned upon the effectiveness of other Indebtedness or credit facilities, in which case such notice may be revoked by the Borrower Agent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.

(b) Mandatory Prepayments.

(i) No later than the second Business Day following the receipt of Net Proceeds in respect of Extraordinary Receipts in excess of $500,000 in the aggregate for all such Extraordinary Receipts during the term of this Agreement, the Borrowers shall apply an amount equal to 100% of the Net Proceeds received with respect thereto to prepay outstanding Term Loans; provided that no such prepayment shall be required under this clause (i) if the Net Proceeds received are applied, reinvested or otherwise used pursuant to and as contemplated by the Approved Budget (including pursuant to an Approved Budget for a future period).

(ii) No later than the second Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds in excess of $500,000 in the aggregate for all such proceeds during the term of this Agreement, the Borrowers shall apply an amount equal to 100% of the Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto to prepay outstanding Term Loans; provided that no such prepayment shall be required under this clause (ii) if the Net Proceeds received are applied, reinvested or otherwise used pursuant to and as contemplated by the Approved Budget (including pursuant to an Approved Budget for a future period).

(iii) If Holdings or any Subsidiary incurs or issues any Indebtedness after the Closing Date (other than Indebtedness permitted under Section 6.01) or any Capital Stock (other than issuances of Capital Stock of any Subsidiary of the Borrower Agent to any other Subsidiary of the Borrower Agent, or to the Borrower Agent), the Borrowers shall apply an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date that is two (2) Business Days after the receipt thereof.

(iv) Notwithstanding any provision under this Section 2.11(b) to the contrary, (A) any amounts that would otherwise be required to be paid by the Borrowers pursuant to Section 2.11(b)(i) or (ii) above shall not be required to be so prepaid to the extent any such Prepayment Asset Sale is consummated by a Foreign Subsidiary or such Net Insurance/Condemnation Proceeds or Extraordinary Receipts are received by a Foreign Subsidiary, as the case may be, for so long as the repatriation to the United States of any such amounts would be prohibited under any Requirement of Law (the Borrower Agent hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions commercially reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Net Insurance/Condemnation Proceeds is permitted under the applicable Requirement of Law, such repatriation will be immediately effected and such repatriated Net Proceeds or Net Insurance/Condemnation Proceeds will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.11(b) to the extent provided herein; and (B) if the Borrowers or the Subsidiaries determine in good faith that the repatriation to the United States of any amounts required to mandatorily prepay the Term Loans pursuant to Section 2.11(b)(i) or (ii) above would result in materially adverse Tax consequences, taking into account any foreign tax credit or benefit expected to be realized in connection with such repatriation (such amount, a “Restricted Amount”), as reasonably determined by the Borrower Agent, the amount the Borrowers shall be required to mandatorily prepay pursuant to Section 2.11(b)(i) or (ii) above shall be reduced by the Restricted Amount until such time as it may repatriate to the United States such Restricted Amount without incurring such materially adverse Tax liability; provided that, in the case of this clause (B), on or before the date on which any Net Proceeds or Net Insurance/Condemnation Proceeds so retained would otherwise have been required to be applied to prepayments pursuant to this Section 2.11(b), the Borrowers shall apply an amount equal to such Net Proceeds or Net Insurance/Condemnation Proceeds to such prepayments as if such Net Proceeds or Net Insurance/Condemnation Proceeds had been received by the Borrower Agent rather than such Foreign Subsidiary, less the amount of additional Taxes that would have been payable or reserved against it if such Net Proceeds or Net Insurance/Condemnation Proceeds had been repatriated to the United States by such Foreign Subsidiary; provided, further, that to the extent that the repatriation of any Net Proceeds or Net Insurance/Condemnation Proceeds from such Foreign Subsidiary would no longer have a materially adverse Tax consequence, an amount equal to the Net Proceeds or Net Insurance/Condemnation Proceeds, as applicable, not previously applied pursuant to this immediately preceding clause, shall be promptly applied to the repayment of the Term Loans pursuant to Section 2.11(b) as otherwise required above (without regard to this clause (iv)).

(v) Notwithstanding any of the other provisions of this Section 2.11, the Required Lenders may elect to waive any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) and (ii) of this Section 2.11(b) by providing written notice to the Administrative Agent and the Borrower Agent.

(vi) All prepayments under this Section 2.11(b) shall be accompanied by all accrued and unpaid interest on the amount prepaid and, in the case of a prepayment of a SOFR Term Loan only, any additional amounts required pursuant to Section 2.16. In addition, each prepayment of Term Loans pursuant to Section 2.10 and 2.11 shall be applied by Administrative Agent, in accordance with Section 2.18(b) unless prior to such prepayment the Administrative Agent receives a certification from the Required Lenders that the one or more of the Orders specifies otherwise, which certification includes a direction from the Required Lenders as to how the Administrative Agent should apply such prepayment.

(vii) Notwithstanding any of the other provisions of this Section 2.11, each Lender may elect not to accept all (but not less than all) of its pro rata percentage of any mandatory prepayment (any such Lender, a “Declining Lender”, and any such declined amounts, the “Declined Amounts”) of Term Loans required to be made pursuant to clauses (i) and (ii) of this Section 2.11(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 5:00 p.m., New York City time, on the Business Day of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Amounts shall be offered to Lenders that are not Declining Lenders on a pro rata basis, and any Declined Amounts remaining thereafter shall be applied to prepay other Indebtedness to the extent required by the terms thereof as determined by the Borrower Agent and, after giving effect thereto, any remaining amounts may be retained by the Borrower.

(viii) The Borrower Agent shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.11(b), a certificate signed by a Responsible Officer of the Borrower Agent setting forth in reasonable detail the calculation of the amount of such prepayment. Each such certificate shall specify the principal amount of each Borrowing (or portion thereof) to be prepaid. Prepayments shall be accompanied by accrued interest on the amount to prepaid. All prepayments of Borrowings under this Section 2.11(b) shall be subject to Section 2.12 and Section 2.16, but shall otherwise be without premium or penalty.

Section 2.12. Fees.

(a) The Borrowers jointly and severally agree to pay to the Administrative Agent, for its own account, the agency and administration fees set forth in the Fee Letter, payable in the amounts and at the times specified therein or as so otherwise agreed upon by the Borrowers and the Administrative Agent, or such agency fees as may otherwise be separately agreed upon by the Borrowers and the Administrative Agent in writing.

(b) Each Lender will receive its pro rata share (based on such Lender’s pro rata share of the Term Loans and Commitments) of an amount equal to 8.00% of the Commitments in effect on the Closing Date (for the avoidance of doubt, calculated prior to the funding of the Initial Term Loans) (the “DIP Commitment Premium”), which shall be fully earned on the Closing Date and shall be due and payable upon the earlier of (i) the Plan Effective Date and (ii) the Termination Date. If the DIP Commitment Premium is payable pursuant to an Acceptable Plan of Reorganization, such DIP Commitment Premium shall be payable either in the form of cash or paid-in-kind and capitalized to the aggregate principal amount of the Term Loans (i.e., as additional Term Loans, which for the avoidance of doubt, shall not earn interest until issued in accordance with this clause (b)). The form of the DIP Commitment Premium shall be elected by the Required Lenders not later than the date on which the Debtors file a Chapter 11 Plan; provided that the DIP Commitment Premium shall be payable solely in cash if the DIP Commitment Premium becomes due other than a result of the occurrence of the Plan Effective Date.

(c) The Borrowers and Lenders party hereto acknowledge that, as set forth and accepted and agreed to in the Commitment Letter, in consideration for the commitments of the Backstop Lenders, each individual Backstop Lender will receive either (i) payment of a fee equal to 10.00% of the Term Loans held by such Backstop Lender outstanding on the Termination Date in cash or (ii) in the event that an Acceptable Plan of Reorganization is pursued and consummated, the Equitization Option (the “Backstop Commitment Premium”).

(d) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment payment (a “Delayed Draw Unused Line Fee”) equal to 0.50% per annum of the average daily unused amount of each Commitment of such Lender during the period from and including the Closing Date to but excluding the Commitment Termination Date. The accrued Delayed Draw Unused Line Fee shall be payable in arrears on the Commitment Termination Date. The Delayed Draw Unused Line Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e) All fees and payments shall be paid on the dates due, in immediately available funds in Dollars (except as otherwise provided in respect of the DIP Commitment Premium as provided in clause (b) above and the Backstop Commitment Premium as provided in clause (c)) to the Administrative Agent for distribution, if and as appropriate, among the Lenders, without setoff, counterclaim or other defense. Once paid, none of the fees and payments hereunder shall be refundable under any circumstances. In addition, notwithstanding the foregoing, the Borrowers shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12.

Section 2.13. Interest.

(a) The Term Loans comprising each ABR Borrowing shall bear interest at ABR plus the Applicable Rate.

(b) The Term Loans comprising each SOFR Borrowing shall bear interest at SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Term Loan or any fee payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, to the fullest extent permitted by law, after as well as before judgment, until such amounts are paid, at a rate per annum equal to (i) in the case of overdue principal or interest of any Term Loan, 2.0% plus the rate otherwise applicable to such Term Loan as provided in the preceding paragraphs of this Section, or (ii) in the case of any other amount, 2.0% plus the rate applicable to Term Loans that are ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Term Loan shall be payable in arrears on each Interest Payment Date for such Term Loan and upon the Termination Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to ABR at times when ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR or SOFR shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be conclusive absent manifest error.

Section 2.14. Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period for a SOFR Borrowing:

(i) the Administrative Agent determines (in consultation with and as directed by the Required Lenders and which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Agent and the Lenders by electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Agent and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Interest Election Request requests a SOFR Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b) Upon the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (b)(1)(i) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b)(1)(ii) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.

(c) In connection with the implementation of a Benchmark Replacement, the Required Lenders will have the right, in consultation with the Borrower Agent, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document and written notice of such Benchmark Replacement Conforming Changes shall be provided to the Administrative Agent (for delivery to all Lenders).

(d) After a Benchmark Replacement Date, the Administrative Agent will promptly notify the Borrower Agent and the Lenders of the following, so long as the Administrative Agent has received the same from the Required Lenders (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Required Lenders pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e) At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Required Lenders may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Required Lenders may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of, conversion to or continuation of Term Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request for a SOFR Loan into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

(g) Furthermore, if any Term Loan is outstanding on the date of the Borrower’s receipt of the notice of the commencement of a Benchmark Unavailability Period with respect to the rate applicable to such Term Loan, then on the last day of the Interest Period applicable to such Term Loan (or the next succeeding Business Day if such day is not a Business Day), such Term Loan shall be converted by the Administrative Agent to, and shall constitute an ABR Loan on such day.

Section 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the SOFR market);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the SOFR market any other condition affecting this Agreement or SOFR Loans made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any SOFR Loan (other than in respect of Taxes) or to reduce the amount of any sum received or receivable by such Lender hereunder (other than in respect of Taxes) (whether of principal, interest or otherwise) in an amount deemed by such Lender to be material, then, within 30 days after the Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that the Borrowers shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) the Lender invokes Section 2.20 or (z) such circumstances in clause (ii) above resulting from a market disruption are not generally affecting the banking market.

(b) If any Lender determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Terms Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then within 30 days of receipt by the Borrowers of the certificate contemplated by paragraph (c) of this Section the Borrowers will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrowers and shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Break Funding Payments. In the event of (a) the conversion or prepayment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any SOFR Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any SOFR Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (other than loss of profit). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17. Taxes.

(a) For purposes of this Section, the term “applicable law” includes FATCA.

(b) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Loan Parties shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) The applicable Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Each Loan Party shall indemnify each Recipient within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Borrower Agent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Agent and the Administrative Agent, at the time or times reasonably requested by the Borrower Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Agent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Agent or the Administrative

Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Agent or the Administrative Agent as will enable the Borrower Agent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (A), (B) and (D) of Section 2.17(f)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower Agent and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), two (2) executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower Agent or the Subsidiary Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower Agent or the Subsidiary Borrower described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct or indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Agent or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Agent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower Agent and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E) On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall provide to the Borrower Agent, two duly-signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrower Agent to be treated as a U.S. person for U.S. federal withholding purposes. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower Agent. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification, provide such successor form, or promptly notify the Borrower Agent and the Administrative Agent in writing of its legal inability to do so.

(g) If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including Taxes), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or a Lender be required to pay any amount to a Loan Party pursuant to this paragraph (g) to the extent that the payment of which would place the Administrative Agent or Lender in a less favorable net after-Tax position than the Administrative Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its taxes which it deems confidential) to such Loan Party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a) Unless otherwise specified, the Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:30 p.m., New York City time, on the date when due, in immediately available funds, without set-off (except as otherwise provided in Section 2.17) or counterclaim. Any amounts received after such time on any date may, in the discretion of the Required Lenders, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrowers by the Administrative Agent, except that payments pursuant to Sections 2.15, 2.16 or 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

Except as provided in Section 2.20, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Term Loans and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective pro rata share of the outstanding Term Loans. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) All prepayments pursuant to Section 2.11(a) or (b) and all proceeds of Collateral received by the Administrative Agent after an Event of Default has occurred and is continuing and all or any portion of the Term Loans shall have been accelerated hereunder pursuant to Section 7.01, shall be applied, first, on a pro rata basis, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent from the Borrowers constituting Obligations, second, on a pro rata basis, to pay any fees or expense reimbursements then due to the Lenders (other than Defaulting Lenders) from the Borrowers constituting Obligations, third, to pay interest due and payable in respect of any Term Loans on a pro rata basis (other than owed to Defaulting Lenders), fourth, to prepay principal on the Term Loans on a pro rata basis among the Secured Parties (other than owed to Defaulting Lenders), fifth, to the payment in full of all Obligations owing to the Defaulting Lenders, sixth to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrowers on a pro rata basis, and seventh, to the Borrowers or as the Borrowers shall direct, unless prior to such prepayment or receipt of proceeds the Administrative Agent receives a certification from the Required Lenders that the one or more of the Orders specifies otherwise, which certification includes a direction from the Required Lenders as to how the Administrative Agent should apply such prepayment or proceeds.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender with Term Loans, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Term Loans of other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any permitted assignee or participant. The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrowers (or the Borrower Agent on behalf of Borrowers) prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07 or Section 2.18(c) or the last paragraph of Article 8, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain SOFR pursuant to Section 2.20, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain SOFR pursuant to Section 2.20, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby” with respect to which Required Lender consent has been obtained, any Lender is a non-consenting Lender or (iv) any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) repay all Obligations of the Borrowers owing to such Lender relating to the Term Loans and participations held by such

Lender as of such termination date or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement (other than its existing rights to payments pursuant to Section 2.15 or Section 2.17) to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any fees otherwise payable pursuant to Section 2.12(c)), (ii) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (iii) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation, and the Borrowers may not repay the Obligations of such Lender, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Borrower Agent any Promissory Note (if the assigning Lender’s Term Loans are evidenced by Promissory Notes) subject to such Assignment and Assumption; provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption or deliver such Promissory Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Promissory Notes shall be deemed cancelled upon such failure.

Section 2.20. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any SOFR Loans, then, on notice thereof by such Lender to the Borrowers (or the Borrower Agent on behalf of Borrowers) through the Administrative Agent, (i) any obligations of such Lender to make or continue SOFR Loans or to convert ABR Borrowings to SOFR Borrowings shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the SOFR component of the ABR, the interest rate on such ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the SOFR component of the ABR, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), either prepay or convert all SOFR Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to the SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to it.

Section 2.21. [Reserved.]

Section 2.22. Maturity Extension. The Borrowers may elect to extend the Scheduled Maturity Date to a date that is no later than thirty (30) days following the initial Scheduled Maturity Date; provided that in no event shall the Scheduled Maturity Date extend beyond the date that is the last Business Day on or before the date that is 183 days after the Closing Date (the “Facility Extension Option”), and the Scheduled Maturity Date shall be so extended upon the satisfaction (or waiver, in writing by the Required Lenders) of the following conditions precedent:

(a) the Borrower shall have provided written notice to the Administrative Agent not less than 15 days and not more than 30 days prior to the initial Scheduled Maturity Date of its intention to exercise the Facility Extension Option;

(b) the Borrower shall have paid, or caused to be paid, to the Administrative Agent for the account of each Lender on the Scheduled Maturity Date, an extension premium in the amount of 3.0% of the aggregate principal amount of the Term Loans of such Lender then outstanding on the initial Scheduled Maturity Date, which amount shall be paid-in-kind and capitalized to the aggregate principal amount of the Term Loans;

(c) as of the initial Scheduled Maturity Date, (i) no Default or Event of Default shall have occurred and be continuing; (ii) the representations and warranties set forth in Article 3 hereof and in each other Loan Document shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality, Material Adverse Effect or words of similar import, in all respects) on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality, Material Adverse Effect or words of similar import, in all respects) as of such earlier date; and (iii) the Borrower shall have delivered to the Administrative Agent a certificate, dated the Scheduled Maturity Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in this clause; and

(d) (i) the Borrowers shall have paid all fees and premiums due and payable pursuant to and in accordance with this Agreement and the Commitment Letter prior to or as of the initial Scheduled Maturity Date and (ii) the Administrative Agent and the Lenders shall have been reimbursed for all reasonable and documented out-of-pocket expenses (including the reasonable fees, charges and disbursements of each of (i) Chapman and Cutler, LLP, counsel for the Administrative Agent and (ii) the Ad Hoc Group Advisors), required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document prior to or as of the initial Scheduled Maturity Date.

Section 2.23. [Reserved.]

Section 2.24. Joint and Several Liability of Borrowers.

(a) Notwithstanding anything in this Agreement or any other Loan Documents to the contrary, each Borrower, jointly and severally, in consideration of the financial accommodations to be provided by the Administrative Agent and Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Borrowers shall be liable for all amounts due to Administrative Agent and Lenders under this Agreement, regardless of which Borrower actually receives the Term Loans hereunder or the amount of such Term Loans received or the manner in which the Administrative Agent or any Lender accounts for such Term Loans or other extensions of credit on its books and records. The Obligations of Borrowers with respect to Term Loans made to one of them, and the Obligations arising as a result of the joint and several liability of one of the Borrowers hereunder with respect to Term Loans made to the other of the Borrowers hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all Borrowers.

(b) If and to the extent that either Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(c) The obligations of each Borrower under this Section 2.24 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to either Borrower. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of either Borrower or any of the Lenders.

(d) The provisions of this Section 2.24 hereof are made for the benefit of the Administrative Agent and the Lenders and their successors and assigns, and subject to Article 8 hereof, may be enforced by them from time to time against either Borrower as often as occasion therefor may arise and without requirement on the part of Administrative Agent or any Lender first to marshal any of its claims or to exercise any of its rights against the other Borrowers or to exhaust any remedies available to it against the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.24 shall remain in effect until the Termination Date. If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of either Borrower, or otherwise, the provisions of this Section 2.24 hereof will forthwith be reinstated and in effect as though such payment had not been made.

(e) Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, state or provincial and including, without limitation, the Bankruptcy Code of the United States).

(f) With respect to the Obligations arising as a result of the joint and several liability of Borrowers hereunder with respect to Term Loans or other extensions of credit made to the other Borrowers hereunder, to the maximum extent permitted by applicable law, each Borrower waives, until a Payment in Full, any right to enforce any right of subrogation or any remedy which Administrative Agent or any Lender now has or may hereafter have against either Borrower, any endorser or any Guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Administrative Agent or any Lender. Any claim which either Borrower may have against any other Borrower with respect to any payments to Administrative Agent or Lenders hereunder or under any of the other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior Payment in Full of all Obligations. Upon the occurrence of any Event of Default and for so long as the same is continuing, to the maximum extent permitted under applicable law, Administrative Agent and Lenders may proceed directly and at once, without notice (to the extent notice is waivable under applicable law), against (i) with respect to Obligations of Borrowers, either or all of them or (ii) with respect to Obligations of either Borrower, to collect and recover the full amount, or any portion of the applicable Obligations, without first proceeding against the other Borrowers or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that Administrative Agent and Lenders shall be under no obligation to marshal any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations. Subject to the foregoing, in the event that a Term Loan or other extension of credit is made to, or with respect to business of, one Borrower and any other Borrower makes any payments with respect to such Term Loan or extension of credit, the first Borrower shall promptly reimburse such other Borrower for all payments so made by such other Borrower.

Section 2.25. Priority and Liens.

(a) The relative priorities of the Liens described in Section 5.21 with respect to the Collateral shall be as set forth in the Interim Order (and, when entered, the Final Order). All of the Liens described in Section 5.21 shall be effective and perfected upon entry of the Interim Order (and, when entered, the Final Order) without the necessity of the execution or recordation of filings by any Loan Party of security agreements, mortgages, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent of, or over, any Collateral, as set forth in the Interim Order and, when entered, the Final Order; provided that for the avoidance of doubt, each such Lien shall be subject to the Carve-Out in all respects.

(b) Further to Sections 2.25(a) and 5.21 and the Interim Order (and, when entered, the Final Order), to secure the full and timely payment and performance of the Obligations, each Loan Party hereby and unconditionally grants, bargains, assigns, mortgages, sells, transfers and conveys, to the Administrative Agent, for the ratable benefit of the Secured Parties, the Trust Property (defined below), to have and to hold the Trust Property, in trust for the Administrative Agent, for the benefit of the Secured Parties, with power of sale (to the fullest extent permitted by applicable law) (but excluding from the foregoing grant, Excluded Collateral (as defined in the Pledge and Security Agreement)) and each party does hereby bind itself, its successors and assigns to warrant and forever defend the title to the Trust Property unto the Administrative Agent, for the benefit of the Secured Parties. As used in this Section 2.25(b), the “Trust Property” means all right, title and interest of each Loan Party, whether now owned or hereafter acquired, in and to: (1) fee interests and/or leasehold interests in land (the “Land”), together with all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing and all interests now or in the future arising in respect of, benefiting or otherwise relating to the Land, including, without limitation, easements, rights-of-way and development rights, including all right, title and interest now owned or hereafter acquired by such Loan Party in and to any land lying within the right of way of any street, open or proposed, adjoining the Land, and any and all sidewalks, alleys, driveways, and strips and gores of land adjacent to or used in connection with the Land; (2) all improvements now owned or hereafter acquired by such Loan Party, now or at any time situated, placed or constructed upon the Land (the “Improvements”); (3) all of such Loan Party’s right, title and interest in and to fixtures, machinery, appliances, goods, building or other materials, equipment, including all machinery, equipment, engines, appliances and fixtures for generating or distributing air, water, heat, electricity, light, sewage, fuel or refrigeration, or for ventilating or sanitary purposes, the exclusion of vermin or insects, or the removal of dust, refuse or garbage, and all extensions, additions, accessions, improvements, betterments, renewals, substitutions, and, replacements to any of the foregoing, which, to the fullest extent permitted by law, shall be conclusively deemed fixtures and improvements and a part of the real property hereby encumbered (the “Fixtures”) (the Land, Improvements and Fixtures are collectively referred to as the “Premises”); (4) all of such Loan Party’s right, title and interest in and to leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Trust Property, together with all related security and other deposits (the “Leases”); (5) all of such Loan Party’s right, title and interest in and to the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying the Trust Property; (6) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof; (7) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by such Loan Party; and (8) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to the Premises.

(c) Upon the request of the Required Lenders, each Loan Party shall execute and deliver to the Administrative Agent, as soon as reasonably practicable following such request but in any event within 60 days following such request (as may be extended by the Required Lenders), a Mortgage in recordable form with respect to any Real Estate Asset constituting Collateral with a fair market value in excess of $500,000 (a “Material Real Estate Asset”) owned by such Loan Party and identified by the Required Lenders on terms reasonably satisfactory to the Required Lenders and, with respect to each Mortgage, the Real Property Deliverables as requested by the Required Lenders.

(d) In the event that any Person receives any payment or property in violation of the payment and lien priorities described herein or in the Orders, such Person shall be deemed to have received such payment in trust for Lenders in accordance with the provisions hereof and shall promptly turn over such amounts (in the form received, with any necessary endorsements) to the Administrative Agent, for the benefit of Lenders, to be applied in accordance with Section 2.18.

Section 2.26. Disbursement of Funds from the Proceeds Account.

(a) Subject to the terms of the Proceeds Agreement, from and after the Delayed Draw Borrowing Date, the Borrower Agent shall have the right to request disbursement of the funds on deposit in the Proceeds Account from time to time (but not more frequently than two times in any calendar week) by delivering a written notice to the Administrative Agent in the form attached as Exhibit K hereto (each such notice, a “Disbursement Notice”) no later than the time required pursuant to Section 4.03. Subject to Section 4.03(e), each Disbursement Notice shall be irrevocable and shall specify the following information (i) the amount of such Disbursement, (ii) the Disbursement Date (which shall be a Business Day complying with this Section 2.26 and Section 4.03) and (iii) the wiring instructions of the applicable Operating Account to which the proceeds of such Disbursement are to be disbursed. Subject to Section 4.03(e), promptly but not later than 10:00 a.m., New York time, on the Business Day following the date of receipt of each Disbursement Notice (which shall be a Business Day), the Administrative Agent shall submit a draw notice to the Proceeds Account Deposit Bank in accordance with the terms of the Proceeds Agreement, authorizing the immediate release (or directing the transfer) of the requested Disbursement on the requested Disbursement date from the Proceeds Account into the applicable Operating Account identified in the Disbursement Notice. Promptly after receipt by the Administrative Agent of a Disbursement Notice pursuant to this Section 2.26, the Administrative Agent will notify each Lender of the proposed Disbursement.

(b) [Reserved].

(c) With respect to any Disbursement from the Proceeds Account hereunder, the Administrative Agent shall be entitled to conclusively rely upon, and shall be fully protected in relying upon, any Disbursement Notice submitted by the Borrower Agent or any Carve-Out Trigger Notice delivered to the Administrative Agent, in each case as evidence that all conditions precedent (if applicable) to a Disbursement from the Proceeds Account have been satisfied. Notwithstanding anything herein to the contrary, the Administrative Agent shall have no obligation to direct the Proceeds Account Deposit Bank to disburse any amount from the Proceeds Account in excess of the amounts then held in the Proceeds Account. The Administrative Agent shall have no duty to inquire or investigate whether any condition precedent to a withdrawal from the Proceeds Account has been satisfied.

(d) For the avoidance of doubt, all proceeds of Term Loans held in the Proceeds Account shall be Term Loans for all purposes hereunder and, notwithstanding that the proceeds of such Term Loans are held in the Proceeds Account, shall bear interest in accordance with this Agreement and shall be subject to all other terms and provisions of this Agreement and the other Loan Documents to the same extent as all other Term Loans.

Section 2.27. Equitization and Lender Representations.

(a) The Borrowers and the Lenders party hereto acknowledge that, as set forth and accepted and agreed to in the Commitment Letter, notwithstanding anything to the contrary in this Agreement or any other Loan Document, in connection with any New Investment pursuant to an Acceptable Plan of Reorganization, (i) each Backstop Lender must be provided written notice (“Investor Notice”) of such New Investment and (ii) the Borrowers will offer the right (the “Equitization Option”) to each Backstop Lender, to be exercised in its sole discretion not later than three (3) Business Days after the date on which the Debtors file a Chapter 11 Plan, to convert the par face amount of all or a portion of its Term Loans (including for the avoidance of doubt, any Term Loans acquired pursuant to assignment after the Closing Date) held on the date that is five (5) Business Days after the date on which the Debtors file a Chapter 11 Plan by it, its Affiliates or any investment funds, accounts, vehicles, or other entities that are managed, advised, sub-advised or controlled by such Lender, its Affiliates or the same person or entity as such Lender or its Affiliates into Reorganized Securities at the same price at which the Reorganized Securities is available for purchase in the New Investment (taking into account all fees, discounts and other economics provided to the parties participating in such New Investment (including any fees, discounts or other economics provided to any backstop parties in connection therewith)) (the “Equitization”); provided that following receipt of any Investor Notice, any Backstop Lender that provides written notice to the Specified Ad Hoc Group Advisors and the Borrower Agent that it does not wish to be offered the right to convert its Term Loans into the Capital Stock issued pursuant to such New Investment as described in this paragraph shall not be offered such right.

(b) The Borrowers and the Lenders party hereto acknowledge that, as set forth and provided in the Commitment Letter, each Backstop Lender will represent and warrant as of the effective date of the Commitment Letter and as of consummation of the Equitization, as applicable, that (A) it is a sophisticated investor with respect to the transactions described in this Section 2.27 with sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of owning and investing in securities (including as contemplated by this Section 2.27), and has made its own analysis and decision to enter into this Agreement and (B) (1) it is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act that is also an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and (2) with respect to any securities that may be subscribed for by it pursuant to the Commitment Letter, is not acquiring such securities with a view to a distribution in violation of applicable securities laws. The Borrowers and the Lenders party hereto further acknowledge that, as set forth and provided in the Commitment Letter, each Lender will further represent and warrant that (i) it understands and is able to bear any economic risks associated with such securities that may be subscribed for pursuant to the Commitment Letter (including the necessity of holding such securities for an indefinite period of time) and is able to afford a loss of its investment and (ii) such Lender understands that any such securities may only be sold pursuant to a registration statement filed under the Securities Act and any applicable state securities or “blue sky” laws, unless an exemption from such registration is available, and further understands that it is not currently contemplated that any such securities will be registered at the time of issuance. The Borrowers and the Lenders party hereto further acknowledge that, as acknowledged and agreed to in the Commitment Letter, for the purposes of Rule 144 promulgated under the Securities Act as in effect as of the date of the Commitment Letter, the Borrowers have acknowledged that the holding period of any such securities may be tacked on to the holding period of the Equitization right and the Borrowers have agreed not to take a position contrary thereto.

Section 2.28. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by any Requirement of Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees, premiums or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.09 shall be applied at such time or times as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, as the Borrower Agent may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, third, if so determined by the Borrower Agent, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loans under this Agreement, fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower Agent or the Subsidiary Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower Agent or the Subsidiary Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower Agent and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower Agent while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

Each of Holdings (solely to the extent applicable to it), the Borrower Agent and the other Loan Parties represents and warrants to the Administrative Agent and the Lenders on the Closing Date that:

Section 3.01. Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is (a) duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (b) subject in the case of the Debtors to the entry of the Orders and the terms thereof, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where its ownership, lease or operation of properties or conduct of its business requires such qualification; except, in each case referred to in this Section 3.01 (other than clause (a) with respect to Borrowers and clause (b) with respect to the Loan Parties) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. Subject to the entry of the Orders and the terms thereof, the Transactions are within each applicable Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Subject to the entry of the Orders and the terms thereof, each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally (including the Orders) and to general principles of equity and principles of good faith and fair dealing.

Section 3.03. Governmental Approvals; No Conflicts. Subject to the entry of the Orders and the terms thereof, the execution and delivery of the Loan Documents and the performance by any Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) for filings necessary to perfect Liens created pursuant to the Loan Documents and (iii) such consents, approvals, registrations, filings, or other actions the failure to be obtained or made which could not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of its Organizational Documents or (ii) any Requirements of Law applicable to any Loan Party (other than violations arising as a result of the commencement of the Cases and except as otherwise excused by the Bankruptcy Court) that, in the case of this clause (ii), could reasonably be expected to have a Material Adverse Effect and (c) will not violate (other than violations arising as a result of the commencement of the Cases and except as otherwise excused by the Bankruptcy Court) or result in a default or the creation or imposition of (or the obligation to create or impose) any Lien under any other Contractual Obligation of any of the Loan Parties which in the case of this clause (ii) could reasonably be expected to result in a Material Adverse Effect.

Section 3.04. Financial Condition; No Material Adverse Effect.

(a) The Borrower Agent has heretofore furnished to the Lenders its consolidated balance sheet and related consolidated statements of operations and Cash flows and stockholders’ equity as of and for the fiscal year ended December 31, 2021 and (ii) the fiscal quarter ended on September 30, 2022. Such financial statements present fairly, in all material respects, the financial position and results of operations and Cash flows of the Borrower Agent and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to the absence of footnotes and normal year-end adjustments in the case of the statements referred to in clause (ii).

(b) No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, since the Petition Date.

Section 3.05. Properties.

(a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property (or each set of parcels that collectively comprise one operating property) that is owned by each Loan Party.

(b) Subject to the entry of the Orders and the terms thereof, the Borrower Agent and each of its Subsidiaries has good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all its Real Estate Assets and has good and marketable title to its personal property and assets, in each case, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(c) To the knowledge of each Responsible Officer of the Borrowers, as of the Closing Date, neither the Borrower Agent nor any Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Material Real Estate Assets or any interest therein.

(d) Subject to the entry of the Orders and the terms thereof, the Borrower Agent and each of its Subsidiaries has good and marketable title to or a valid license or right to use, all patents, patent rights, trademarks, service marks, trade names, copyrights, technology, software, know-how, database rights and all licenses and rights with respect to the foregoing, and all other intellectual property rights necessary for the present conduct of its business, without, to the knowledge of the Borrower Agent and its Subsidiaries, any infringement, misuse, misappropriation, or violation, individually or in the aggregate of the rights of others, and free from any burdensome restrictions on the present conduct of its business, except where such failure to own or license or where such infringement, misuse, misappropriation or violation or restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters.

(a) Except for the Cases, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower Agent, threatened in writing against or affecting the Loan Parties or any of their Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Loan Party, nor any of its Subsidiaries (i) has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability, (ii) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (iii) has become subject to any Environmental Liability.

(c) Neither either Borrower nor any of their Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly operated real estate or facility relating to its business in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07. Compliance with Laws. Each Borrower and its Subsidiaries is in compliance with all Requirements of Law (including Environmental Laws) applicable to it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08. Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09. Taxes. Subject to Bankruptcy Law, the terms of the applicable Order and any required approval by the Bankruptcy Court, each Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP, (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (c) Taxes the payment of which have been stayed by the commencement of the Cases.

Section 3.10. ERISA. No ERISA Event has occurred in the five-year period prior to the date on which this representation is made or deemed made and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87), taking into account only each Pension Plan the present value of the accumulated benefit obligation of which exceeded the fair market value of the assets of such Pension Plan, did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plans, in the aggregate.

Section 3.11. Disclosure.

(a) As of the Closing Date, all written information (other than pro forma financial information, projections, estimates (including financial estimates and forecasts) or other forward-looking information and information of a general economic or industry-specific nature, that has been or made be made available) concerning Holdings, the Borrowers, the Subsidiaries, the Anagram Parties, the Transactions and the Cases prepared by or on behalf of the foregoing or their representatives and made available to any Lender or the Administrative Agent in connection with the Transactions on or before the date hereof (the “Information”), when taken as a whole, does not or will not, when furnished, contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b) The projections and pro forma financial information that have been made available to any Lenders or the Administrative Agent in connection with the Cases and the Transactions on or before the date hereof have been prepared in good faith on the basis of assumptions believed by the Borrower Agent to be reasonable at the time of preparation of such projections and pro forma financial information (it being recognized that any such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower Agent’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from such projections and that such differences may be material).

Section 3.12. [Reserved.]

Section 3.13. [Reserved.]

Section 3.14. [Reserved.]

Section 3.15. Capitalization and Subsidiaries. Schedule 3.15 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name and relationship to the Borrower Agent of each of its Subsidiaries, and (b) the type of entity of the Borrower Agent and each of its Subsidiaries.

Section 3.16. Security Interest in Collateral. The Orders, the provisions of this Agreement and the other Loan Documents create legal, valid and enforceable Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Lenders and the other Secured Parties. Upon entry of the Interim Order (and, if entered, the Final Order) the Liens granted thereunder by the Debtors to the Administrative Agent on any Collateral shall be valid and automatically perfected with the priority set forth herein and the Orders, and no filing or other action will be necessary to perfect or protect such Liens and security interest with respect to the Loan Parties’ Obligations under the Loan Documents and such Order.

Section 3.17. Labor Disputes. As of the Closing Date, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against either Borrower or any of their Subsidiaries pending or, to the knowledge of the Borrower Agent or any of its Subsidiaries, threatened, (b) the hours worked by and payments made to employees of either Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (c) all payments due from either Borrower or any of their Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid (except to the extent such payments have been stayed by the commencement of the Cases) or accrued as a liability on the books of the Loan Party or such Subsidiary to the extent required by GAAP.

Section 3.18. Federal Reserve Regulations.

(a) On the Closing Date, none of the Collateral is Margin Stock. Not more than 25% of the value of the assets of Holdings, the Borrowers and their respective Subsidiaries taken as a whole is represented by Margin Stock.

(b) None of Holdings, either Borrower or any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(c) No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X.

Section 3.19. [Reserved.]

Section 3.20. Sanctions, Anti-Terrorism Laws and Anti-Corruption Laws.

(a) Holdings, each Borrower and each of their respective Subsidiaries are in compliance with Sanctions in all material respects. None of Holdings, either Borrower, any of their respective Subsidiaries or any of their respective directors and officers, nor, to the knowledge of the Borrower Agent, any agent, employee or Affiliate of Holdings, either Borrower or any of their respective Subsidiaries is (i) a person that is, or owned 50 percent or more by one or more persons that are, listed in any Sanctions-related list of designated persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, (ii) otherwise the subject of any sanctions administered by the United States (including by OFAC and the U.S. Department of State), the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom (“Sanctions”), or (iii) located, organized or resident in a country, region or territory that is the subject of Sanctions (currently the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria) (each, a “Sanctioned Country”). The Borrowers will not directly or indirectly use the proceeds of the Term Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person that is currently the subject of Sanctions; funding, financing or facilitating any activities, business or transaction with or in any Sanctioned Country, except to the extent licensed or otherwise approved by OFAC or the U.S. Department of State; or in any manner that would result in the violation of any Sanctions by any person.

(b) To the extent applicable and except as excused by the Bankruptcy Code, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.

(c) No part of the proceeds of any Term Loan will be used, directly or, to the knowledge of the Borrowers, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws.

Section 3.21. Use of Proceeds. Subject to the Orders, the proceeds of the Term Loans will be used in accordance with and as provided in the Approved Budget (subject to permitted variances), including, without limitation: (a) to pay the administrative costs of the Cases and (b) for general corporate purposes.

Section 3.22. Budget; Variance Report. The Initial Budget, each Approved Budget and each Updated Budget is based upon good faith estimates and assumptions believed by management of the Borrower Agent to be reasonable at the time made, in light of the circumstances under which they were made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact, such financial information as it relates to future events are subject to uncertainties and contingencies, many of which are beyond the Borrowers’ control, no assurance can be given that such financial information as it relates to future events will be realized and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein and such differences may be material. A true and complete copy of the Initial Budget, as agreed to with the Required Lenders as of the Closing Date, is attached as Exhibit L. Each Budget Variance Report delivered in accordance with this Agreement shall be true, complete and correct in all material respects for the period covered thereby and in the detail to be covered thereby as of the date such Budget Variance Report is delivered.

Section 3.23. Beneficial Ownership. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

Section 3.24. Cases; Orders.

(a) The Cases were commenced on the Petition Date in accordance with the Requirements of Law and proper notice thereof was given for (i) the motion seeking approval of the Loan Documents, the Interim Order and Final Order, (ii) the hearing for the entry of the Interim Order and (iii) the hearing for the entry of the Final Order. The Loan Parties that are Debtors shall give, on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in the Interim Order or Final Order, as applicable.

(b) After the entry of the Interim Order, and pursuant to and to the extent permitted in the Orders, as applicable, the Obligations will constitute allowed Superpriority Claims in the Cases having priority over all administrative expense claims and unsecured claims against the Debtors now existing or hereafter arising, of any kind whatsoever, including all administrative expense claims of the kind specified in sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under section 364(c)(l) of the Bankruptcy Code, subject to (i) the Carve-Out and (ii) the priorities set forth in the Interim Order or Final Order, as applicable.

(c) The Interim Order (with respect to the period on and after entry of the Interim Order and prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), vacated, or, without the Required Lenders’ consent, modified or amended. The Loan Parties are in compliance in all material respects with the Orders.

(d) Notwithstanding the provisions of section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Order or the Final Order, as the case may be, upon the Termination Date (whether by acceleration or otherwise), the Administrative Agent and the Lenders shall be entitled to immediate Payment in Full and to enforce the remedies provided for hereunder or under applicable laws, without further notice, motion or application to, hearing before, or order from, the Court.

ARTICLE 4 CONDITIONS

Section 4.01. Closing Date. The obligations of the Lenders to make Initial Term Loans in respect of the Initial Term Commitments on the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (or waived by the Required Lenders in accordance with Section 9.02):

(a) the Administrative Agent (or its counsel) and the Ad Hoc Group (or its counsel) shall have received from each of the Loan Parties a counterpart of this Agreement signed on behalf of such party (if applicable), the Pledge and Security Agreement and each other Loan Document to be executed on the Closing Date signed on behalf of such party;

(b) the Administrative Agent shall have received, on behalf of itself and the Lenders on the Closing Date, a favorable written opinion of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel for Holdings, the Borrowers and each other Loan Party and (ii) local or other counsel reasonably satisfactory to the Required Lenders, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Required Lenders and covering such matters relating to the Loan Documents as the Required Lenders shall reasonably request;

(c) the Administrative Agent shall have received a duly executed Borrowing Request from the Borrower Agent with respect to the Initial Term Loans in respect of the Initial Term Commitments;

(d) the Administrative Agent and the Ad Hoc Group (or its counsel) shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a Secretary, Assistant Secretary or other senior officer, which shall (A) certify that attached thereto is a true and complete copy of the resolutions of its board of directors, members or other governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and (C) certify that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association) of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement and that such documents or agreements have not been amended since the date of the last amendment thereto shown on the certificate or articles of incorporation or organization referred to above (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date) and (ii) subject to Section 5.14(b), a good standing certificate (to the extent such concept is known in the relevant jurisdiction) as of a recent date for each Loan Party from its jurisdiction of organization;

(e) the representations and warranties set forth in Article 3 hereof and in each other Loan Document shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality, Material Adverse Effect or words of similar import, in all respects) on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality, Material Adverse Effect or words of similar import, in all respects) as of such earlier date;

(f) (i) the Borrowers shall have paid all fees and premiums due and payable on the Closing Date under the DIP Term Facility, including all fees payable to the Administrative Agent or any Lender with respect to the DIP Term Facility and agreed in writing with the Borrower Agent or any other Loan Party and (ii) the Administrative Agent and the Lenders shall have been reimbursed for all reasonable and documented out-of-pocket expenses (including the reasonable fees, charges and disbursements of each of (i) Chapman and Cutler, LLP, counsel for the Administrative Agent and (ii) the Ad Hoc Group Advisors), required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document;

(g) the Ad Hoc Group shall have received the results of recent Lien and judgment searches reasonably required by the Required Lenders, and such search shall reveal no material judgments and no Liens on any of the assets of the Loan Parties except for Permitted Liens or Liens discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Required Lenders;

(h) [Reserved.]

(i) at the time of and immediately after giving effect to the Borrowing of Initial Term Loans on the Closing Date, no Default or Event of Default shall have occurred and be continuing;

(j) [Reserved.]

(k) [Reserved.]

(l) [Reserved.]

(m) the Administrative Agent and the Ad Hoc Group (or its counsel) shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower Agent, together with all attachments contemplated thereby;

(n) the Administrative Agent, on behalf of the Lenders, shall have a security interest in the Collateral of the type and priority described in the Collateral Documents and the Interim Order (subject to Permitted Liens and, subject to the terms of the Orders, the Liens granted under the “Collateral Documents” (as defined in the Prepetition ABL Credit Agreement);

(o) subject to Section 5.14, the Administrative Agent and the Ad Hoc Group (or its counsel) shall have received evidence of insurance coverage in compliance with the terms of Section 5.05 hereof and Section 4.07 of the Pledge and Security Agreement;

(p) since the Petition Date, there has not been any event, change, occurrence or circumstance that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(q) no later than three (3) days prior to the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested by it in writing at least five (5) days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower, including, for the avoidance of doubt, a duly executed IRS Form W-9;

(r) the Petition Date shall have occurred, and the Borrowers and each other Loan Party as of the Closing Date shall be a debtor and a debtor-in-possession in the Cases;

(s) the Cases of any of the Debtors shall not have been dismissed or converted to cases under Chapter 7 of the Bankruptcy Code;

(t) the Interim Order Entry Date shall have occurred and the Interim Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to any stay, and shall not have been modified or amended in any respect without the consent of the Administrative Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Required Lenders, and the Loan Parties and their Subsidiaries shall be in compliance with the Interim Order;

(u) the Lenders and the Administrative Agent shall have received advanced drafts of all other First Day Orders (including, without limitation, any order approving significant or outside the ordinary course of business transactions entered on (or prior to) the Closing Date and a Cash Management Order) and a list of critical vendors, in each case, in form and substance satisfactory to the Required Lenders and (solely with respect to its own rights, obligations, liabilities, duties and treatment) the Administrative Agent and (ii) all First Day Orders intended to be entered by the Bankruptcy Court at or immediately after the Debtors’ “first day” hearing shall have been entered by the Bankruptcy Court, shall be Approved Bankruptcy Court Orders or otherwise acceptable to the Required Lenders and (solely with respect to its own rights, obligations, liabilities, duties and treatment) the Administrative Agent, shall be in full force and effect, shall not have been vacated or reversed, shall not be subject to a stay and shall not have been modified or amended other than as acceptable to the Required Lenders and (solely with respect to its own rights, obligations, liabilities, duties and treatment) the Administrative Agent;

(v) the Administrative Agent and the Lenders shall have received (i) the Initial Budget, which shall be in form and substance satisfactory to the Required Lenders and (ii) a copy of a monthly budget covering the period through the Scheduled Maturity Date, which monthly budget shall be in form and substance satisfactory to the Required Lenders;

(w) no trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with expanded powers shall have been appointed in any of the Cases;

(x) the RSA shall be in full force and effect, and no breach by the Debtors that would reasonably be expected to give rise to a termination event under Section 12.01 thereof shall have occurred and be continuing thereunder; and

(z) the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower Agent, dated as of the Closing Date certifying that conditions set forth in clauses (e), (i), (s) and (w) of this Section 4.01 have been satisfied.

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and, in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

Section 4.02. Delayed Draw Term Loan Borrowing. The obligations of the Lenders to make Delayed Draw Term Loans following entry of the Final Order in respect of the Delayed Draw Commitments are subject to the satisfaction of the following conditions:

(a) the Closing Date shall have occurred;

(b) the Administrative Agent shall have received a duly executed Borrowing Request from the Borrower Agent with respect to the Delayed Draw Term Loans in respect of the Delayed Draw Commitments;

(c) the representations and warranties set forth in Article 3 hereof and in each other Loan Document shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality, Material Adverse Effect or words of similar import, in all respects) on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality, Material Adverse Effect or words of similar import, in all respects) as of such earlier date;

(d) at the time of and immediately after giving effect to the making of the Delayed Draw Term Loans, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(e) the Interim Order shall be in full force and effect and shall not have been vacated or reserved, shall not be subject to a stay and shall not have been modified or amended in any respect without the prior written consent of the Required Lenders and (solely with respect to its own rights, obligations, liabilities, duties and treatment) the Administrative Agent;

(f) The Final Order Entry Date shall have occurred and the Final Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to any stay, and shall not have been modified or amended in any respect without the consent of the Administrative Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Required Lenders, and the Loan Parties and their Subsidiaries shall be in compliance with the Final Order;

(g) (x) all other material “second day orders” and all related pleadings intended to be entered on or prior to the date of entry of the Final Order and any order establishing material procedures for the administration of the Cases, shall have been entered by the Bankruptcy Court, shall be Approved Bankruptcy Court Orders and (y) all pleadings relating to procedures for approval of significant transactions, including, without limitation, asset sale procedures, regardless of when filed or entered, shall be reasonably satisfactory in form and substance to the Administrative Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Required Lenders, or this condition is waived by the Administrative Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Required Lenders;

(h) the RSA shall be in full force and effect, and no breach by the Debtors that would reasonably be expected to give rise to a termination event under Section 12.01 thereof shall have occurred and be continuing thereunder;

(i) the Administrative Agent, for the benefit of the Secured Parties, shall have valid, binding, enforceable, non-avoidable, and automatically and fully and perfected Liens on, and security interests, in the Collateral, in each case, having the priorities set forth in the Orders and subject only to the payment in full in cash of any amounts due under the Carve-Out; and

(j) the Cases of any of the Debtors shall not have been dismissed or converted to cases under Chapter 7 of the Bankruptcy Code;

(k) no trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with expanded powers shall have been appointed in any of the Cases;

(l) the Administrative Agent and the Specified Ad Hoc Group Advisors shall have received (x) the Approved Budget required to be delivered pursuant to Section 5.01(l) (provided that, this clause (x) shall not apply to the extent an Approved Budget has not been deemed delivered if an Updated Budget with respect to the same 13-week period has been timely delivered pursuant to Section 5.01(l) but has not been approved (or deemed approved) in accordance therewith) and (y) all Budget Variance Reports required to be delivered pursuant to Section 5.01(m);

(m) the Administrative Agent and the Lenders shall have received a certificate from a Responsible Officer of the Borrower Agent, dated as of the Delayed Draw Borrowing Date certifying that conditions set forth in clauses (c), (d), (g)(x), (j), (k) and (l) of this Section 4.02 have been satisfied; and

(n) the Proceeds Account shall have been established and the Proceeds Agreement shall have been entered into and be effective with respect to such Proceeds Account.

Section 4.03. Disbursements. Subject to clause (e), the obligations of the Administrative Agent to authorize the release of funds from the Proceeds Account in connection with a Disbursement is subject solely to the prior or concurrent satisfaction or waiver of the following conditions:

(a) The Administrative Agent shall have received by not later than 1:00 p.m., New York City time, on the date that is at least two (2) Business Days prior to such Disbursement Date, a duly executed Disbursement Notice signed by a Responsible Officer of the Borrower Agent;

(b) The Disbursement Notice shall include a certification by the Responsible Officer dated as of the Disbursement Date, confirming that (i) the representations and warranties set forth in Article III hereof shall be true and correct in all material respects (except for those representations and warranties that are conditioned by materiality or by reference to Material Adverse Effect, which shall be true and correct in all respects) on and as of the date of such Disbursement, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (except for those representations and warranties that are conditioned by materiality or reference to Material Adverse Effect, which shall be true and correct in all respects as of such earlier date)) and (ii) at the time of and immediately after the Disbursement Date, as applicable, no Default or Event of Default or Default shall have occurred and be continuing;

(c) The amount of such Disbursement does not exceed an amount necessary to fund disbursements that are payable or projected to be payable within the immediately succeeding fourteen (14) days after giving effect to the application cash collections received or 85% of cash collections projected to be received in such fourteen-day period, in each case consistent with the Approved Budget in all material respects.

(d) As of each Disbursement Date, the Interim Order, or following the Final Order Entry Date, the Final Order shall be in be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the prior written consent of the Required Lenders and (solely with respect to its own rights, obligations, liabilities, duties and treatment) the Administrative Agent.

(e) Notwithstanding anything herein to the contrary, following delivery of a Carve-Out Trigger Notice (as defined in the Orders) (which the Administrative Agent may conclusively rely on in accordance with the Orders, and shall be fully protected in relying thereon), the Administrative Agent shall transfer funds from the Proceeds Account to the Carve-Out Account in accordance such Carve-Out Trigger Notice.

Each Lender, by becoming a party to this Agreement, hereby authorizes and directs the Administrative Agent to (i) conclusively rely, without further action or verification, on each Disbursement Notice and each certificate and written confirmation received by it in connection with this Section 4.03 or that purports to be delivered pursuant to this Section 4.03 and (ii) release funds from the Proceeds Account on each Disbursement Date.

ARTICLE 5 AFFIRMATIVE COVENANTS

Until all the principal of and interest on each Term Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash (or otherwise equitized or converted solely in accordance with Section 2.27) (the occurrence of the foregoing, a “Payment in Full”), each of Holdings (solely as to the extent applicable to it), the Borrowers and their respective Subsidiaries covenant and agree, jointly and severally, with the Lenders that:

Section 5.01. Financial Statements and Other Reports. The Borrower Agent will deliver to the Administrative Agent (for delivery to each Lender) and/or the Specified Ad Hoc Group Advisors, in each case as provided below:

(a) Monthly Financial Statements. As soon as available, and in any event within 30 days after the end of each of Fiscal Month of each Fiscal Year, the consolidated balance sheet of the Borrower Agent and its subsidiaries as at the end of such Fiscal Month and the related consolidated (including with respect to statements of income, a breakdown between wholesale and retail operations on a sales and gross margin level) statements of income, stockholders’ equity and cash flows of the Borrower Agent and its subsidiaries for such Fiscal Month and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Month, and setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification;

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of the Borrower Agent and its subsidiaries as at the end of such Fiscal Quarter and the related consolidated (including with respect to statements of income, a breakdown between wholesale and retail operations) statements of income, stockholders’ equity and cash flows of the Borrower Agent and its subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year (or such later date as may reasonably agreed by the Ad Hoc Group Advisors in writing (including via email) (which may take direction from the Required Lenders)), (i) the consolidated balance sheet of the Borrower Agent and its subsidiaries as at the end of such Fiscal Year and the related consolidated (including with respect to statements of income, a breakdown between wholesale and retail operations) statements of income, stockholders’ equity and cash flows of the Borrower Agent and its subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements, a report thereon of independent certified public accountants of recognized national standing (which report shall be unqualified as to scope of audit), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower Agent and its subsidiaries as at the dates indicated and the results of their operations and their Cash flows for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with GAAP);

(d) Compliance Certificate. Together with each delivery of financial statements of the Borrower Agent and its subsidiaries pursuant to Section 5.01(a), (b) and (c), (i) a duly executed and completed Compliance Certificate (a) certifying that no Default or Event of Default has occurred and is continuing (or if one is, describing in reasonable detail such Default or Event of Default and the steps being taken to cure, remedy or waive the same) and (b) setting forth (i) pro forma financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such financial statements and (ii) a list of each subsidiary of Holdings or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list;

(e) [Reserved];

(f) Notice of Default. Promptly upon any Responsible Officer of Holdings or either Borrower obtaining knowledge (i) of any Default or Event of Default or that notice has been given to either Borrower with respect thereto, (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect or (iii) the occurrence of any material breach of, or default under, the RSA or the Orders, a detailed notice specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Default or Event of Default, event or condition, and what action the Borrowers have taken, are taking and propose to take with respect thereto;

(g) Notice of Litigation. Promptly upon any Responsible Officer of either Borrower obtaining knowledge of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by the Loan Parties to the Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clauses (i) or (ii), could reasonably be expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders and their counsel to evaluate such matters;

(h) ERISA. Promptly upon any Responsible Officer of either Borrower becoming aware of the occurrence of any ERISA Event a written notice specifying the nature thereof;

(i) Information Regarding Collateral. The Borrower Agent will furnish to the Administrative Agent prior written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s identity or corporate structure, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number;

(j) [Reserved];

(k) Other Information. (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower Agent or any Holding Company to its security holders acting in such capacity or by any Subsidiary of the Borrower Agent to its security holders other than the Borrower Agent or another Subsidiary of the Borrower Agent, (B) all regular and periodic reports and all registration statements (other than on Form S-8 or similar form) and prospectuses, if any, filed by the Borrower Agent or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority and (C) all press releases and other statements made available generally by the Borrower Agent or any of its Subsidiaries to the public concerning material developments in the business of the Borrower Agent or any of its Subsidiaries, and (ii) such other information and data with respect to the Borrower Agent or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent, any Lender or the Specified Ad Hoc Group Advisors;

(l) Updated Budget. Not later than 5:00 p.m. New York City time on every fourth Thursday occurring after the Closing Date (the “Updated Budget Deadline”) or, if such Thursday is not a Business Day, the next Business Day thereafter, commencing with the Thursday of the fourth full calendar week occurring after the Closing Date, the Borrower Agent shall deliver to the Administrative Agent (for delivery to the Lenders) and the Specified Ad Hoc Group Advisors a supplement to, for the first such supplement, the Initial Budget, and for each supplement thereafter, the most-recently delivered Updated Budget (each such supplement, an “Updated Budget”), covering the 13-week period that commences with the Sunday of the calendar week that includes such Updated Budget Deadline, consistent with the form and level of details set forth in the Initial Budget and including a forecasted unrestricted cash balance as well as a line-item report setting forth the estimated fees and expenses to be incurred by each professional advisor on a weekly basis. Each Updated Budget shall be, in each case, subject to the approval of the Required Lenders (which approval may be provided by the Specified Ad Hoc Group Advisors on behalf of the Required Lenders and will be deemed to be given unless an objection by the Required Lenders or either of the Specified Ad Hoc Group Advisors has been delivered to the Borrower Agent by no later than 5:00 p.m. (New York City time) on the Tuesday following the applicable Updated

Budget Deadline for such Updated Budget (which objection may be provided via email)). Upon (and subject to) the approval, or deemed approval, of any Updated Budget by the Required Lenders in their reasonable discretion (which may be provided by the Specified Ad Hoc Group Advisors), such Updated Budget shall constitute the “Approved Budget”; provided that in the event such Updated Budget is not so approved (or deemed approved) by the Required Lenders, the prior Approved Budget shall remain in effect until such time as the Required Lenders approve a revised Updated Budget with respect to the same time period covered thereby.

(m) Budget Variance Report. Not later than 5:00 pm (New York City Time) on the Thursday of every week (commencing with the Thursday of the second full calendar week occurring after the Closing Date) or, to the extent such Thursday is not a Business Day, the next Business Day thereafter) (such date, the “Budget Variance Test Date”), the Borrower Agent shall deliver to the Administrative Agent (for delivery to the Lenders) and the Specified Ad Hoc Group Advisors a Budget Variance Report for the most recently expired Budget Variance Test Period;

(n) Liquidity Certificate. Not later than 5:00 pm (New York City time) on the Thursday of every week (commencing with the Thursday of the first full calendar week occurring after the Closing Date) or, to the extent such Thursday is not a Business Day, the next Business Day thereafter, the Borrower Agent shall deliver to the Administrative Agent (for delivery to the Lenders) and the Specified Ad Hoc Group Advisors a certificate of a Financial Officer on behalf of the Borrower Agent certifying the amount of Liquidity as of the last date of the calendar week most recently ended prior to the delivery of such certificate Period and compliance at all times during such week with the covenant set forth in Section 6.17;

(o) Scheduled Payments. Not later than 5.00 p.m. (New York City time) on the Thursday of every week (commencing with the Thursday of the second full week following the Closing Date) or, to the extent such Thursday is not a Business Day, the next Business Day thereafter, the Borrower Agent shall provide to the Specified Ad Hoc Group Advisors a matrix/schedule (“Weekly Payment Matrix”) of the aggregate amount of payments made during the immediately preceding full calendar week with respect to any (x) critical vendors, (y) foreign vendors and (z) administrative expenses under section 503(b)(9) of the Bankruptcy Code pursuant to the First Day Orders or second day orders (“Specified First Day Payments”), including the following information: (i) the category or type of payment identified in the foregoing clauses (x), (y) and (z), (ii) the date and aggregate amount of each payment and (iii) the Debtors that made the payment; provided that each such Weekly Payment Matrix shall be in form and substance acceptable to the Required Lenders and each Specified First Day Payment described thereunder shall be consistent with the terms of the applicable First Day Order or second day order.

(p) Borrowing Base Certificate. The Borrower Agent shall deliver to the Administrative Agent and the Specified Ad Hoc Group Advisors copies of the Borrowing Base Certificate (as defined in the Orders) at the times set forth in the Orders.

(q) Additional Information. Such other certificates, reports and information (financial or otherwise) as the Administrative Agent or the Required Lenders may reasonably request from time to time in connection with Holdings’, the Borrowers’ or their Subsidiaries’ financial condition or business.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Agent (x) posts such documents, (y) provides a link thereto on the Borrower Agent’s website on the Internet at the website address listed on Schedule 9.01 or (z) with respect to the items required to be delivered pursuant to Section 5.01(k) above in respect of information filed with any securities exchange or the SEC or any governmental or private regulatory authority, makes such items available on the website of such exchange authority or the SEC or other applicable governmental or private regulatory authority; (ii) on which such documents are posted on the Borrower Agent’s behalf on IntraLinks/SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) the date on which executed certificates or other documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); provided that, other than with respect to items required to be delivered pursuant to Section 5.01(k) above, the Borrower Agent shall promptly notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

Notwithstanding the foregoing, the obligations in clauses (b) and (c) of this Section 5.01 may be satisfied with respect to financial information of the Borrower Agent and its subsidiaries by furnishing (A) the applicable financial statements of any Holding Company or (B) the Form 10-K or 10-Q, as applicable, of the Borrower Agent or any Holding Company, as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, (i) to the extent such information relates to a direct or indirect parent of the Borrower Agent, such information is accompanied by unaudited consolidating or other information that explains in reasonable detail the differences between the information relating to such direct or indirect parent, on the one hand, and the information relating to the Borrower Agent and its subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(c), such materials are, to the extent applicable, accompanied by a report and opinion of Ernst & Young LLP or other independent certified public accountants meeting the requirements of such Section.

Section 5.02. Existence. Except as otherwise permitted under Section 6.08, each Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business except to the extent (other than with respect to the preservation of existence of the Borrowers) failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that no Borrower or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

Section 5.03. Payment of Taxes. Subject to Bankruptcy Law, the terms of the applicable Order and any required approval by the Bankruptcy Court, each Borrower will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises as the same shall become due and payable, taking into account validly obtained extensions; provided that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings, so long as (i) adequate reserves or other appropriate provisions, as shall be required in conformity with GAAP, shall have been made therefor, and (ii) in the case of a Tax which has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim or (b) failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect.

Section 5.04. Maintenance of Properties. Each Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of the Borrowers and their respective Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties could not reasonably be expected to have a Material Adverse Effect.

Section 5.05. Insurance. The Borrowers will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrowers and their respective Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Borrowers will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name the Administrative Agent on behalf of the Lenders as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy (including any business interruption insurance policy), contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Required Lenders that names the Administrative Agent, on behalf of the Lenders as the loss payee thereunder and provides for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or ten days’ prior written notice for any cancellation due to non-payment of premiums).

Section 5.06. Inspections. Each Borrower will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent or the Lenders to visit and inspect any of the properties of any such Borrower and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that such Borrower may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice, reasonable coordination in and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, excluding such visits and inspections during the continuation of an Event of Default, (x) neither the Administrative Agent nor the Lenders shall exercise such rights more often than one time during any Fiscal Quarter and (z) only one such time per Fiscal Quarter shall be at the expense of Borrowers; provided, further, that when an Event of Default exists, the Administrative Agent or the Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice; provided that notwithstanding anything to the contrary herein, neither the Borrower Agent nor any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies or abstracts of, or any discussion of, any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 5.07. Maintenance of Book and Records. Each Borrower will, and will cause its Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects, in a manner to allow financial statements to be prepared in conformity with GAAP and which reflect all material financial transactions and matters involving the assets and business of each Borrower and its Subsidiaries, as the case may be.

Section 5.08. Compliance with Laws. Each Borrower will comply, and shall cause each of its Subsidiaries to comply, with (a) the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws, Sanctions, USA PATRIOT Act and Anti-Corruption Laws), noncompliance with which could reasonably be expected to have a Material Adverse Effect and (b) the Bankruptcy Code and the Bankruptcy Rules in all material respects.

Section 5.09. Environmental.

(a) Environmental Disclosure. The Borrower Agent will deliver to the Administrative Agent and the Lenders:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Borrower Agent or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at either Borrower or with respect to any Environmental Claims, in each case, that might reasonably be expected to have a Material Adverse Effect;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported by either Borrower, any of its Subsidiaries or any of their respective facilities to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws that could reasonably be expected to have a Material Adverse Effect, (B) any remedial action taken by Borrower Agent or any of its Subsidiaries or any other Persons of which the Borrower Agent or any of its Subsidiaries has knowledge in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (C) either Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any facility that reasonably could be expected to cause such facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by the Borrower Agent or any of its Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (B) any Release required to be reported by the Borrower Agent or any of its Subsidiaries to any federal, state or local governmental or regulatory agency that reasonably could be expected to have a Material Adverse Effect, and (C) any request made to the Borrower Agent or any of its Subsidiaries for information from any governmental agency that suggests such agency is investigating whether the Borrower Agent or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity which is reasonably expected to have a Material Adverse Effect;

(iv) prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by the Borrower Agent or any of its Subsidiaries that could reasonably be expected to expose the Borrower Agent or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) any proposed action to be taken by the Borrower Agent or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject the Borrower Agent or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Law; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a).

(b) Hazardous Materials Activities, Etc. Each Loan Party shall promptly take, and shall cause each of its Subsidiaries and respective facilities promptly to take, any and all actions necessary to (i) cure any actual or alleged violation of applicable Environmental Laws by such Loan Party or its Subsidiaries that could reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Designation of Unrestricted Subsidiaries. Except for the Anagram Parties as of the Petition Date, the Borrowers shall not permit any Subsidiary to be or become an Unrestricted Subsidiary.

Section 5.11. Use of Proceeds. Use the proceeds of the Term Loans solely for the purposes described in Section 3.21.

Section 5.12. Additional Collateral; Further Assurances.

(a) Subject to applicable law, each Borrower and each other Loan Party shall cause each of its Subsidiaries (other than an Excluded Subsidiary) formed or acquired after the date of this Agreement to become a Loan Party on or prior to ten (10) days following the date of such creation or acquisition by executing a Joinder Agreement in substantially the form set forth as Exhibit D hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Subsidiary Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will simultaneously therewith or as soon as practicable thereafter grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders and each other Secured Party, in each case to the extent required by the terms thereof, in any property (subject to the limitations with respect to Capital Stock set forth in paragraph (b) of this Section 5.12, the limitations with respect to real property set forth in paragraph (d) of this Section 5.12, and any other limitations set forth in the Pledge and Security Agreement) of such Loan Party which constitutes Collateral, on such terms as may be required pursuant to the terms of the Collateral Documents and in such priority as may be required pursuant to the terms of the Intercreditor Agreement.

(b) Each Borrower and each Subsidiary that is a Loan Party will cause all Capital Stock directly owned by them to be subject at all times to a perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents and the Orders.

(c) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary that is a Loan Party to, promptly execute and deliver, or cause to be promptly executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Article 4, as applicable), which the Administrative Agent or the Required Lenders may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents (to the extent required herein or therein), all at the expense of the Loan Parties.

(d) [Reserved].

(e) After any Subsidiary ceases to constitute an Excluded Subsidiary in accordance with the definition thereof, the Borrower Agent shall cause such Domestic Subsidiary to take all actions required by this Section 5.12 (within the time periods specified herein) as if such Subsidiary were then formed or acquired.

Notwithstanding anything to the contrary in this Section 5.12 or any other Collateral Document, (a) the Administrative Agent (acting at the direction of the Required Lenders) shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Administrative Agent acting at the direction of the Required Lenders) and the Borrower Agent.

Section 5.13. Maintenance of Ratings. If requested by the Required Lenders (or the Specified Ad Hoc Group Advisors on their behalf), the Borrowers shall use commercially reasonable efforts to obtain not later than forty-five (45) days after such request and maintain public corporate credit and public corporate family ratings with respect to the Borrowers and a public rating of the DIP Term Facility from S&P and/or (as requested by the Required Lenders) Moody’s; provided that in no event shall the Borrowers be required to maintain any specific rating with such agencies.

Section 5.14. Post-Closing Items. The Loan Parties shall take all necessary actions to satisfy the items described on Schedule 5.14 within the applicable periods of time specified in such Schedule (or such longer periods as the Required Lenders may agree in their reasonable discretion).

Section 5.15. Restructuring Support Agreement. Each Loan Party will comply in all material respects with the terms of the RSA.

Section 5.16. Certain Bankruptcy Matters (Compliance with Orders). The Loan Parties and the Subsidiaries shall comply in all material respects (i) after entry thereof, with all of the requirements and obligations set forth in the Orders and the Cash Management Order, as each such order is amended and in effect from time to time in accordance with this Agreement, (ii) after entry thereof, with each order of the type referred to in clause (b) of the definition of “Approved Bankruptcy Court Order”, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (b) of the definition of “Approved Bankruptcy Court Order”) and (iii) after entry thereof, the First Day Orders (to the extent not covered by subclause (i) or (ii) above) and the orders approving the Debtors’ “second day” relief and any pleadings seeking to establish material procedures for administration of the Cases or approving significant or material outside the ordinary course of business transactions obtained in the Cases, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (c) of the definition of “Approved Bankruptcy Court Order”).

Section 5.17. Bankruptcy Notices.

(a) The Borrower Agent will furnish to the Administrative Agent (and the Administrative Agent will make available to each Lender) and the Ad Hoc Group Advisors, to the extent reasonably practicable, no later than two (2) calendar days (or such shorter period as the Required Lenders may agree) prior to filing with the Bankruptcy Court, the Final Order and all other proposed orders and pleadings relating to the Term Loans and the Loan Documents, any other financing or use of Cash Collateral, any sale or other disposition of Collateral outside the ordinary course having a value in excess of $1,000,000, cash management, adequate protection, any Chapter 11 Plan and/or any disclosure statement or supplemental document related thereto.

(b) The Borrower Agent will furnish to the Administrative Agent (and the Administrative Agent will make available to each Lender) and the Ad Hoc Group Advisors, to the extent reasonably practicable, no later than two (2) calendar days (or such shorter period as the Required Lenders may agree) prior to filing with the Bankruptcy Court all other filings, motions, pleadings, other papers or material notices to be filed with the Bankruptcy Court relating to any request (x) to approve any compromise and settlement of claims whether under Rule 9019 of the Federal Rules of Bankruptcy Procedure or otherwise or (y) for relief under section 363 of the Bankruptcy Code, in each case other than notices, filings, motions, pleadings or other information concerning less than $1,000,000 in value.

(c) The Borrower Agent shall provide at least two (2) Business Days’ (or such shorter period acceptable to the Required Lenders in their sole discretion) prior notice (such notice period, the “Lease Review Period”) to the Required Lenders and the Specified Ad Hoc Group Advisors prior to (i) any material modification of any material non-residential real property leases and (ii) the filing of any motion or notice (including pursuant to any procedures governing the rejection, assumption, and/or assumption and assignment of executory contracts and unexpired leases) to reject, assume and/or assume and assign any non-residential real property leases. The Required Lenders shall have the right to object to any such material modification, motion, or notice in accordance with formal or informal procedures that are acceptable to the Borrower Agent and the Required Lenders. No such contract or lease shall be modified, assumed or rejected if the Required Lenders (or Specified Ad Hoc Group Advisors on their behalf) inform the Borrower Agent in writing within the Lease Review Period that they object to such modification, assumption or rejection.

(d) The Borrower Agent will furnish to the Administrative Agent (and the Administrative Agent will make available to each Lender) and the Ad Hoc Group Advisors upon request copies of any informational packages provided to potential bidders, draft agency agreements, purchase agreements, status reports and updated information related to the sale of any assets or any other transaction and copies of any such bids and any updates, modifications or supplements to such information and materials; provided that any Lender that is a potential bidder shall not receive such information and materials.

Section 5.18. Certain Case Milestones. Each Loan Party shall ensure that each of the milestones set forth on Schedule 5.18 herein (the “Milestones”) is achieved in accordance with the applicable timing referred to therein (or such later dates as approved in writing by the Required Lenders).

Section 5.19. Management Conference Calls. The Borrowers shall participate in a teleconference with the Lenders and the Specified Ad Hoc Group Advisors (the “Management Conference Call”) to take place no more than once per calendar week (at such time as is reasonable satisfactory to the Required Lenders and the Borrowers with at least two (2) Business Days’ notice to the Borrowers), which Management Conference Call shall (i) require participation by at least one senior member of the Borrowers’ management team, A&G Realty and such other professional advisors to the Borrowers as the Required Lenders and the Specified Ad Hoc Group Advisors elect and (ii) include discussions of the Budget Variance Report, the Cases, the financial and operational performance of Holdings and its Subsidiaries, the status of, and strategy regarding, the renegotiation of terms of leases to which any Loan Party or any of its Subsidiaries is a party and any proposed assumption or rejection of any of the Debtors’ non-residential real property leases and such other matters as may be reasonably requested by the Lenders; provided that at the request of the Required Lenders (or the Specified Ad Hoc Group Advisors on their behalf), a Management Conference Call may be cancelled with notice to the Borrower Agent.

Section 5.20. Repatriation of Cash. Except as provided for in any Approved Budget, Holdings and its Subsidiaries shall use commercially reasonable efforts to cause all of its Foreign Subsidiaries to repatriate all unrestricted Cash or Cash Equivalents (including amounts in excess of that provided for in any Approved Budget) to the Loan Parties unless, to the extent and for so long as such repatriation of Cash or Cash Equivalents is or are prohibited, restricted or delayed by, or inconsistent with, applicable local law (including fiduciary duties imposed thereunder) or binding agreements from being so repatriated. For the avoidance of doubt, the Foreign Subsidiaries shall be permitted to retain reasonable reserves to pay tax liabilities expected to be due and payable by the Foreign Subsidiaries, including tax liabilities arising in connection with a repatriation pursuant to this Section.

Section 5.21. Priority of Liens and Claims. Each Loan Party hereby covenants, represents and warrants that, upon entry of the Interim Order (and when applicable, the Final Order), its Obligations hereunder and under the other Loan Documents, in each case subject to the Orders, as applicable:

(a) Each Loan Party hereby covenants, represents and warrants that, upon entry of the Interim Order (and when applicable, the Final Order), its Obligations hereunder and under the other Loan Documents as applicable shall at all times (i) constitute an allowed Superpriority Claim against each of the Loan Parties on a joint and several basis, which will be payable from and have recourse to all pre- and Post-Petition property of such Loan Parties and all proceeds thereof (excluding Avoidance Actions but including, subject to entry of a Final Order, Avoidance Proceeds), subject to the Carve-Out and the rights of the secured parties under the Prepetition ABL Facility with respect to the Prepetition ABL Priority Collateral to the extent provided in the Interim Order or the Final Order, as applicable, and any payments or proceeds on account of such Superpriority Claim shall be distributed in accordance with Section 2.18 and (ii) be secured by a valid, binding, continuing, enforceable, fully-perfected senior security interest and Lien on all of the assets of the Loan Parties, whether currently existing or thereafter acquired, of the same nature, scope and type as the Collateral with the priorities set forth in the Orders.

(b) Subject to and effective only upon entry of the Final Order, except to the extent of the Carve-Out and the Orders, no costs or expenses of administration of the Cases or any future proceeding that may result therefrom, including a case under Chapter 7 of the Bankruptcy Code, shall be charged against or recovered from the Collateral pursuant to sections 105 or 506(c) of the Bankruptcy Code, the enhancement of collateral provisions of section 552 of the Bankruptcy Code, or any other legal or equitable doctrine (including, without limitation, unjust enrichment) or any similar principle of law, without the prior written consent of Administrative Agent and the Required Lenders, as the case may be with respect to their respective interests, and no consent shall be implied from any action, inaction or acquiescence by Administrative Agent or the Lenders. In no event shall Administrative Agent, the Lenders or the Prepetition 1L Notes Secured Parties (as defined in the Orders) be subject to (i) the “equities of the case” exception contained in section 552(b) of the Bankruptcy Code (subject only to and effective upon entry of the Final Order), or (ii) the equitable doctrine of “marshaling” or any other similar doctrine with respect to the Collateral.

(c) Except for the Carve-Out and as otherwise set forth in the applicable Order (including, without limitation, with respect to Prepetition ABL Priority Collateral) and herein, the Superpriority Claims shall at all times be senior to the rights of any Loan Party, any Chapter 11 trustee and, subject to section 726 of the Bankruptcy Code, any Chapter 7 trustee, or any other creditor (including, without limitation, Post-Petition counterparties and other Post-Petition creditors) in the Cases or any subsequent proceedings under the Bankruptcy Code, including, without limitation, any Chapter 7 cases (if any of the Cases are converted to cases under Chapter 7 of the Bankruptcy Code).

ARTICLE 6 NEGATIVE COVENANTS

Until a Payment in Full has occurred, each of Holdings (solely with respect to Section 6.16) and the other Loan Parties covenant and agree, jointly and severally, with the Lenders that:

Section 6.01. Indebtedness. The Borrowers and the Subsidiary Guarantors shall not, nor shall they permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of either Borrower to any Subsidiary and of any Subsidiary to either Borrower or any other Subsidiary; provided that in the case of any Indebtedness of a Subsidiary that is not a Loan Party owing to a Loan Party, such Indebtedness shall (x) be permitted as an Investment by Section 6.07 or (y) be of the type described in clause (ii) of the parenthetical under clause (c) of the definition of “Investment”; provided, further, that all such Indebtedness shall be evidenced by an Intercompany Note (pursuant to which all such Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party on the terms set forth therein) and shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement;

(c) the Prepetition Indebtedness;

(d) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including contingent earnout obligations) incurred in connection with asset sales or other sales or other purchases of assets, in each case permitted under the Agreement, or Indebtedness arising from guaranties, letters of credit, surety bonds or performance bonds securing the performance of any such Borrower or any such Subsidiary pursuant to such agreements;

(e) Indebtedness which may be deemed to exist pursuant to any performance and completion guaranties or customs, stay, performance, bid, surety, statutory, appeal or other similar obligations, in each case incurred in the ordinary course of business or in respect of any letters of credit related thereto;

(f) Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs and similar arrangements and otherwise in connection with Cash management and Deposit Accounts, including, for the avoidance of doubt, to the extent constituting Indebtedness, intercompany obligations of the Loan Parties or any of their Subsidiaries in connection with Cash management operations with respect to such Subsidiaries in the ordinary course of business and consistent with past practice;

(g) (x) guaranties of the obligations of suppliers, customers, franchisees and licensees in the ordinary course of business and consistent with past practice as in effect on the Closing Date and (y) Indebtedness incurred in the ordinary course of business in respect of obligations of either Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(h) Guarantees by either Borrower or any Subsidiary of Indebtedness or other obligations of either Borrower or any Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or obligations not prohibited by this Agreement; provided that (A) in the case of any Guarantees by a Loan Party of the obligations of a non-Loan Party, the related Investment is permitted under Section 6.07 (other than Section 6.07(j)), (B) no Guarantee by any Subsidiary of any Indebtedness permitted under Section 6.01(c) shall be permitted unless the guaranteeing party shall have also provided a Guarantee of the Guaranteed Obligations on the terms set forth herein and (C) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Obligations on terms at least as favorable (as reasonably determined by the Borrower Agent) to the Lenders as those contained in the subordination of such Indebtedness;

(i) Indebtedness existing on the Closing Date and described in Schedule 6.01(i); provided that in the case of Indebtedness of either Borrower to any Subsidiary and of any Subsidiary to either Borrower or any other Subsidiary, subject to Section 5.14, all such Indebtedness shall be evidenced by an Intercompany Note (pursuant to which all such Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party on the terms set forth therein) and shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement;

(j) Indebtedness of Foreign Subsidiaries that are not Loan Parties under local bilateral credit facilities for working capital and general corporate purposes in an aggregate principal amount at any time outstanding not to exceed $1,000,000;

(k) Indebtedness of Foreign Subsidiaries that are not Loan Parties to either Borrower or any other Subsidiary incurred in the ordinary course of business and consistent with past practice; provided that the incurrence of any such Indebtedness pursuant to this clause (k) is contemplated in and consistent with the Approved Budget;

(l) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(m) Indebtedness with respect to Capital Leases and purchase money Indebtedness incurred in the ordinary course of business prior to or within 270 days of the acquisition or lease or completion of construction, repair of, improvement to or installation of the assets acquired in connection with the incurrence of such Indebtedness in an aggregate principal amount at any time outstanding not to exceed $5,000,000;

(n) [Reserved];

(o) [Reserved];

(p) [Reserved];

(q) [Reserved];

(r) [Reserved].

(s) Indebtedness under any Derivative Transaction entered into for the purpose of hedging risks associated with the Borrower Agent’s and its Subsidiaries’ operations and not for speculative purposes;

(t) contingent obligations in respect of corporate leases assigned, sold or otherwise transferred or retail stores sold in a transaction permitted under Section 6.08 as set forth on Schedule 6.01(t); provided, further, that such contingent obligations arise in respect of any assignment, sale or transfer made in compliance with Section 5.17(c);

(u) Indebtedness at any time outstanding in an aggregate principal amount not to exceed $1,000,000;

(v) [Reserved];

(w) [Reserved];

(x) [Reserved];

(y) [Reserved];

(z) Subject to Section 6.19, if applicable, Indebtedness (including obligations in respect of letters of credit or bank guarantees or similar instruments with respect to such Indebtedness) incurred in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(aa) [Reserved];

(bb) Subject to Section 6.19, Indebtedness representing deferred compensation to directors, officers, employees, members of management and consultants of any Holding Company, the Borrowers or any Subsidiary in the ordinary course of business;

(cc) [Reserved];

(dd) [Reserved];

(ee) [Reserved]; and

(ff) without duplications of any other Indebtedness, all premiums (if any), interest (including Post-Petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness hereunder.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount) incurred in connection with such refinancing.

Section 6.02. Liens. The Borrowers and the Subsidiary Guarantors shall not, nor shall they permit any of their Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Liens granted pursuant to the Loan Documents to secure the Obligations;

(b) Liens for Taxes which are (i) not then due or (ii) which are being contested in accordance with Section 5.03;

(c) statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days or (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings and its Subsidiaries;

(e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower Agent and its Subsidiaries taken as a whole, or the use of the affected property for its intended purpose;

(f) any (i) interest or title of a lessor or sublessor under any lease of real estate permitted hereunder, (ii) landlord liens permitted by the terms of any lease, (iii) restrictions or encumbrances that the interest or title of such lessor or sublessor may be subject to or (iv) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g) Liens solely on any Cash earnest money deposits made by the Borrower Agent or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property or consignment or bailee arrangements entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any or dimensions of real property or the structure thereon;

(k) [Reserved];

(l) Liens described in Schedule 6.02 and any modifications, replacements, refinancings, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof and accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) the replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens is permitted by Section 6.01;

(m) [Reserved];

(n) Liens securing Indebtedness permitted pursuant to Sections 6.01(m); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(o) [Reserved];

(p) Liens that are contractual rights of setoff relating to (i) the establishment of depositary relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of either Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of either Borrower or any Subsidiary, (iii) relating to purchase orders and other agreements entered into with customers of either Borrower or any Subsidiary in the ordinary course of business, (iv) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business and (v) encumbering reasonable customary initial deposits and margin deposits;

(q) Liens on assets of Foreign Subsidiaries securing Indebtedness of Subsidiaries permitted pursuant to Section 6.01(j);

(r) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower Agent and its Subsidiaries;

(s) Liens disclosed in the title insurance policies delivered pursuant to Sections 5.12 and 5.14 with respect to any Real Estate Asset reasonably acceptable to the Administrative Agent;

(t) Liens in existence on the Petition Date securing the obligations under Prepetition ABL Facility and the Prepetition Secured Notes;

(u) Liens on assets securing obligations (other than Indebtedness) incurred in the ordinary course of business in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(v) Liens on assets securing judgments for the payment of money not constituting an Event of Default under Section 7.01(h);

(w) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Holdings and its Subsidiaries or (ii) secure any Indebtedness;

(x) [Reserved];

(y) Liens securing obligations in respect of letters of credit permitted under Sections 6.01(e) and (z); provided that the amount of any deposits in respect thereof does not exceed 103% of the face amount of such letters of credit;

(z) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business and permitted by this Agreement;

(aa) [Reserved];

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) if no letters of credit are available under the Prepetition ABL Facility, and solely with the consent of the Required Lenders (not to be unreasonably withheld), Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd) [Reserved]; and

(ee) Liens granted to provide adequate protection pursuant to the Interim Order or the Final Order.

Section 6.03. [Reserved].

Section 6.04. No Further Negative Pledges. Neither the Borrowers, the Subsidiary Guarantors nor any of their Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except with respect to:

(a) specific property to be sold pursuant to an asset sale permitted by Section 6.08;

(b) restrictions contained in any agreement with respect to Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien, but only if such agreement applies solely to the specific asset or assets to which such Permitted Lien applies;

(c) [Reserved];

(d) restrictions by reason of customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, subleases, licenses, sublicenses or similar agreements, as the case may be);

(e) Permitted Liens and restrictions in the agreements relating thereto that limit the right of the Borrower Agent or any of its Subsidiaries to dispose of or transfer the assets subject to such Liens;

(f) provisions limiting the disposition or distribution of assets or property in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(g) [Reserved];

(h) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(i) restrictions on Cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(j) restrictions set forth in documents which exist on the Closing Date and are listed on Schedule 6.04 hereto; and

(k) restrictions or encumbrances imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (j) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower Agent, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.05. Restricted Payments; Certain Payments of Indebtedness.

(a) The Borrower Agent shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i) the Borrower Agent may make Restricted Payments to the extent necessary to permit any Holding Company;

(A) to pay (x) general administrative costs and expenses (including corporate overhead, legal or similar expenses) and franchise and similar fees, taxes and expenses required to maintain the organizational existence of such Holding Company, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus, subject to Section 6.19, if applicable, any reasonable and customary Post-Petition indemnification claims made by directors, officers, members of management or employees of any Holding Company, in each case, to the extent attributable to the ownership or operations of any of Holdings, the Borrowers and their Subsidiaries, and (y) without duplication of preceding clause (x), any Public Company Costs;

(B) for any taxable period in which the Borrower Agent and/or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar income tax group of which a direct or indirect parent of the Borrowers is the common parent (a “Tax Group”), to discharge the consolidated, combined, unitary or similar income Tax liabilities of such Tax Group when and as due, to the extent such liabilities are attributable to the ownership or operations of the Holding Companies, Borrower Agent and its Subsidiaries; provided that the permitted payment pursuant to this paragraph (B) with respect to any taxes of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Borrower Agent and its Subsidiaries for the purposes of paying such consolidated, combined, unitary or similar taxes;

(C) to pay audit and other accounting and reporting expenses at such Holding Company to the extent relating to the ownership or operations of the Borrowers and their Subsidiaries;

(D) for the payment of insurance premiums to the extent relating to the ownership or operations of the Borrowers and their Subsidiaries;

(E) [Reserved];

(F) [Reserved]; and

(G) without duplication of clause (A)(y) above and subject to Section 6.19, if applicable, to pay customary salary, bonus and other benefits payable to directors, officers, members of management or employees of any Holding Company to the extent such salary, bonuses and other benefits are directly attributable and reasonably allocated to the operations of the Borrowers and their Subsidiaries, in each case, so long as such Holding Company applies the amount of any such Restricted Payment for such purpose;

(ii) [Reserved];

(iii) [Reserved];

(iv) [Reserved];

(v) [Reserved];

(vi) [Reserved]

(vii) [Reserved];

(viii) [Reserved];

(ix) [Reserved];

(x) [Reserved]; and

(xi) [Reserved].

(b) The Borrowers and the Subsidiary Guarantors shall not, nor shall they permit any Subsidiary to, make, directly or indirectly, any Prepetition Payments or payments in respect of Indebtedness that is subordinated in right of payment to the Obligations other than (i) as permitted by the Orders, (ii) as permitted by any Approved Bankruptcy Court Order and consistent with the Approved Budget (subject to permitted variances) or (iii) as permitted by any other order of the Bankruptcy Court in amounts reasonably satisfactory to the Required Lenders, but in the case of clauses (i) and (ii) in amounts not in excess of the amounts set forth for such payments in the Approved Budget (subject to permitted variances).

(c) The Borrowers and the Subsidiary Guarantors shall (i) not permit the Anagram Parties to reimburse or otherwise pay (or enter into an agreement to reimburse or pay) any advisors to any Anagram Party or advisors to any material creditors of any Anagram Party except on reasonable market terms or as otherwise acceptable to the Required Lenders, in their reasonable discretion and (ii) provide the Ad Hoc Group Advisors with not less than three (3) Business Days’ prior written before entering into any such agreement to reimburse or pay.

Section 6.06. Restrictions on Subsidiary Distributions. Except as provided herein or in any other Loan Document, the Borrowers and the Subsidiary Guarantors shall not, nor shall they permit any of their Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrowers to:

(a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by either Borrower or any other Subsidiary;

(b) repay or prepay any Indebtedness owed by such Subsidiary to either Borrower or any other Subsidiary;

(c) make loans or advances to either Borrower or any other Subsidiary of the Borrower Agent; or

(d) transfer any of its property or assets to either Borrower or any other Subsidiary other than restrictions:

(i) in any agreement evidencing (x) Indebtedness of a Subsidiary other than a Loan Party permitted by Section 6.01, (y) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if such encumbrances or restrictions apply only to the Person obligated under such Indebtedness and its Subsidiaries or the property or assets intended to secure such Indebtedness and (z) Indebtedness permitted pursuant to clause (u) of Section 6.01;

(ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, subleases, licenses, sublicenses, joint venture agreements and similar agreements entered into in the ordinary course of business;

(iii) that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of any option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement;

(iv) assumed in connection with an acquisition of property or new Subsidiaries, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition;

(v) in any agreement for the sale or other disposition of a Subsidiary permitted under this Agreement that restricts distributions by that Subsidiary pending the sale or other disposition;

(vi) in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(vii) imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(viii) on Cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(ix) set forth in documents which exist on the Closing Date and are listed on Schedule 6.06 hereto; and

(x) of the types referred to in clauses (a) through (d) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (ix) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower Agent, no more restrictive with respect to such restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.07. Investments. The Borrowers and the Subsidiary Guarantors shall not, nor shall they permit any of their Subsidiaries to make or own any Investment in any Person except:

(a) Cash or Cash Equivalents;

(b) (i) equity Investments owned as of the Closing Date in any Subsidiary and (ii) Investments made after the Closing Date in Subsidiaries that are Loan Parties;

(c) Investments (i) constituting deposits, prepayments and other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business;

(d) Investments (i) by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party and (ii) by either Borrower or any Subsidiary Guarantor in any Subsidiary that is not a Loan Party so long as, in the case of this clause (ii), the aggregate amount of any such Investments outstanding at any time does not exceed $1,000,000;

(e) Investments in any Subsidiary in respect of netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs and similar arrangements and otherwise in connection with Cash management and Deposit Accounts, including, for the avoidance of doubt, to the extent constituting Investments, intercompany obligations of the Loan Parties or any of their Subsidiaries in connection with Cash management operations with respect to such Subsidiaries, in each case in the ordinary course of business and consistent with past practice and consistent with the Approved Budget (subject to permitted variances);

(f) Investments existing on, or contractually committed to as of, the Closing Date and described in Schedule 6.07 and any modification, replacement, renewal or extension thereof so long as any such modification, renewal or extension thereof does not increase the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.07;

(g) Investments received in lieu of Cash in connection with any asset sale permitted by Section 6.08;

(h) [Reserved];

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j) Investments consisting of Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens and mergers, consolidations or asset sales or dispositions permitted by Section 6.08 (other than Section 6.08(a) (if made in reliance on sub-clause (ii)(y)), Section 6.08(b) (if made in reliance on clause (ii)) and Section 6.08(c)(i) (if made in reliance on the proviso therein) and Section 6.08(g));

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(l) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person (other than a Subsidiary), (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other financially troubled account debtors arising in the ordinary course of business and/or (iii) upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) Subject to Section 6.19, if applicable, loans and advances of payroll payments or other compensation to employees, officers, directors, consultants or independent contractors of any Holding Company (to the extent attributable to the ownership or operation of the Borrower Agent and its Subsidiaries), the Borrower Agent or any Subsidiary in the ordinary course of business;

(n) [Reserved];

(o) [Reserved];

(p) [Reserved];

(q) Investments made after the date hereof by the Borrower Agent and its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $1,000,000;

(r) To the extent constituting an Investment, payments made after the date hereof by the Borrower Agent and its Subsidiaries pursuant to Section 6.22(a), (c) and (d);

(s) Guarantees of leases (other than Capital Leases) or of other obligations not constituting Indebtedness, in each case in the ordinary course of business consistent with past practice;

(t) Investments in Holdings in amounts and for purposes for which Restricted Payments to Holdings are permitted under Section 6.05(a); provided that any such Investments made as provided above in lieu of such Restricted Payments shall reduce availability under any applicable Restricted Payment basket under Section 6.05(a);

(u) [Reserved];

(v) Investments under any Derivative Transactions permitted to be entered into under Section 6.01; and

(w) loans or advances in favor of franchisees of the Borrowers and their respective Subsidiaries made in the ordinary course of business in accordance with the Approved Budget and in an aggregate principal amount not to exceed $1,250,000 at any one time outstanding.

Section 6.08. Fundamental Changes; Disposition of Assets. The Borrowers and the Subsidiary Guarantors shall not, nor shall they permit any of their Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of (including pursuant to any sale and leaseback transaction), in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except:

(a) any Subsidiary may be merged or consolidated or amalgamated with or into either Borrower or any other Subsidiary; provided that (i) in the case of such a merger, amalgamation or consolidation with or into either Borrower, such Borrower shall be the continuing or surviving Person (or, in the case of any such transaction involving both Borrowers, the Borrower Agent shall be the continuing or surviving Person), (ii) in the case of such a merger, amalgamation or consolidation with or into any Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving Person, (iii) in the case of such a merger, amalgamation or consolidation with or into any Debtor, a Debtor shall be the continuing or surviving person and (iv) such merger, consolidation or amalgamation does not adversely affect the Liens in favor of the Administrative Agent securing the Obligations (including the priority thereof);

(b) sales or other dispositions among the Borrowers and their Subsidiaries (upon voluntary liquidation or otherwise); provided that any such sales or dispositions by a Loan Party to a Person that is not a Loan Party shall be treated as an Investment and otherwise made in compliance with Section 6.07;

(c) (i) the liquidation or dissolution of any Subsidiary (so long as, in the case of the liquidation or dissolution of the Subsidiary Borrower, the Borrower Agent receives any assets of such entity) or change in form of entity of any Subsidiary if the Borrower Agent determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrowers, is not materially disadvantageous to the Lenders and the Borrowers or any Subsidiary receives any assets of such dissolved or liquidated Subsidiary; provided that any such dissolution or liquidation shall result in a distribution of assets to a Loan Party and (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect a sale or disposition otherwise permitted under this Section 6.08 (other than clause (a), clause (b) or this clause (c)); provided, further, in the case of a change in the form of entity of any Subsidiary that is a Loan Party, the security interests in the Collateral shall remain in full force and effect and perfected to the same extent as prior to such change;

(d) (x) sales or leases of inventory or equipment in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(e) disposals of surplus, obsolete, used or worn out immaterial property or other immaterial property that, in the reasonable judgment of the Borrower Agent, is no longer useful in the operation its business; provided that in the case of intellectual property, such intellectual property is not registered in or applied to be registered, other than such registered or applied to be registered immaterial intellectual property that is no longer used or useful to the Borrowers or the Subsidiary Guarantors;

(f) sales of Cash Equivalents for the fair market value thereof;

(g) dispositions, mergers, amalgamations, consolidations or conveyances that constitute Investments permitted pursuant to Section 6.07 (other than Section 6.07(d) or (j)) and Permitted Liens;

(h) [Reserved];

(i) dispositions of immaterial property in the ordinary course of business and consistent with past practice to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(j) [Reserved];

(k) sales, discounting or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(l) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which (i) do not materially interfere with the business of the Borrowers and their Subsidiaries or (ii) relate to closed stores;

(m) (i) termination of leases in the ordinary course of business pursuant to an Approved Bankruptcy Court Order, (ii) the expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of immaterial contractual rights or the settlement or release of immaterial contractual rights, in each case in the ordinary course of business;

(n) transfers of property subject to casualty proceedings (including in lieu thereof);

(o) licenses for the conduct of licensed departments within the Loan Parties’ stores in the ordinary course of business;

(p) [Reserved];

(q) [Reserved];

(r) [Reserved];

(s) sales and dispositions for fair market value in an aggregate amount since the Closing Date of up to $1,000,000; provided that any Net Proceeds of a sale or disposition of Collateral that does not constitute Prepetition ABL Priority Collateral pursuant to this clause (s) shall be held in a Term Proceeds Account pending application by the Borrower Agent and/or any of its Subsidiaries in accordance with this Agreement;

(t) (i) licensing and cross-licensing arrangements involving any technology or other intellectual property of either Borrower or any Subsidiary in the ordinary course of business and (ii) dispositions of property in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Borrower Agent, are not material to the conduct of the business of the Borrowers and the Subsidiaries and are not registered or applied to be registered, other than such registered or applied to be registered immaterial intellectual property that is no longer used or useful to the Borrowers or the Subsidiary Guarantors;

(u) terminations of Derivative Transactions;

(v) [Reserved];

(w) [Reserved]; and

(x) (i) sale or disposition for fair market value of all or substantially all of the assets or Capital Stock of Granmark, S.A. de C.V. and Print Appeal, Inc.; provided that any Net Proceeds received by Holdings or any Subsidiary in respect of any sale or dispositions pursuant to this clause (x) in excess of $5,000,000 shall be required to be applied to the prepayment of outstanding Term Loans in accordance with Section 2.11(b)(ii).

To the extent any Collateral is disposed of as expressly permitted by this Section 6.08 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 6.09. [Reserved].

Section 6.10. [Reserved];

Section 6.11. Transactions with Affiliates. The Borrowers and the Subsidiary Guarantors shall not, nor shall they permit any of their Subsidiaries to enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any of their Affiliates on terms that are less favorable to such Borrower or such Subsidiary, as the case may be, than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a) to the extent permitted or not restricted by this Agreement, any transaction between or among either Borrower and/or one or more Subsidiaries entered into in the ordinary course of business consistent with past practice;

(b) reasonable and customary fees, indemnities and reasonable out-of-pocket expenses paid to members of the board of directors (or similar governing body) of any Holding Company, the Borrowers and their Subsidiaries in the ordinary course of business and, in the case of payments to any Holding Company, to the extent attributable to the operations of the Borrower Agent and its Subsidiaries;

(c) subject to Section 6.19 and in each case in accordance with the Approved Budget (subject to permitted variances), (i) any employment, severance agreements or compensatory (including profit sharing) arrangements entered into by either Borrower or any of the Subsidiaries with their respective current or former officers, directors, members of management, employees, consultants or independent contractors in the ordinary course of business, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers employees or any employment contract or arrangement;

(d) (x) transactions permitted by Sections 6.01(bb), 6.05 and 6.07(m);

(e) the transactions in existence on the Closing Date and described on Schedule 6.11 and any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect;

(f) the “Intercompany Transactions” as defined and approved in, and in accordance with, the Cash Management Order;

(g) [Reserved];

(h) [Reserved];

(i) [Reserved];

(j) [Reserved];

(k) the payment of customary fees, reasonable out of pocket costs to and indemnities provided on behalf of, directors, officers, employees, members of management, consultants and independent contractors of the Borrower Agent and its Subsidiaries in the ordinary course of business and, in the case of payments to any Holding Company, to the extent attributable to the operations of the Borrower Agent and its Subsidiaries, in each case consistent with the Approved Budget (subject to permitted variances);

(l) transactions with customers, clients, suppliers or joint ventures for the purchase or sale of goods and services entered into in the ordinary course of business consistent with past practice, which are fair to the Borrower Agent and its Subsidiaries, in the reasonable determination of the board of directors of the Borrower Agent or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

(m) the Intra-Company Agreements.

Section 6.12. Conduct of Business. From and after the Petition Date, the Borrowers and the Subsidiary Guarantors shall not, nor shall they permit any of their Subsidiaries to, engage in any material line of business other than (a) the businesses engaged in by either Borrower or Subsidiary on the Closing Date and similar, complementary, ancillary or related businesses and (b) such other lines of business as may be consented to by Required Lenders.

Section 6.13. Amendments or Waivers of Organizational Documents. The Borrowers and the Subsidiary Guarantors shall not, nor shall they permit any of their Subsidiaries to amend or modify, in each case in a manner that is materially adverse to the Lenders, such Person’s Organizational Documents without obtaining the prior written consent of Required Lenders.

Section 6.14. Amendments of or Waivers with Respect to Certain Indebtedness and Other Documents. The Borrowers and the Subsidiary Guarantors shall not, nor shall they permit any of their Subsidiaries to, amend, modify or otherwise change the terms of any Prepetition Indebtedness (or the documentation governing the foregoing).

Section 6.15. Fiscal Year. The Borrowers and the Subsidiary Guarantors shall not, nor shall they permit any of their Subsidiaries to, change its Fiscal Year-end to a date other than December 31 or the Saturday closest to December 31.

Section 6.16. Permitted Activities of Parent Companies and Affiliates.

(a) PC Intermediate shall not (a) incur, directly or indirectly, any Indebtedness for borrowed money other than (i) the Indebtedness under the Loan Documents and the Prepetition ABL Facility and (ii) Guarantees of Indebtedness (other than Indebtedness for borrowed money) of the Borrowers and their Subsidiaries permitted hereunder; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents or the Prepetition ABL Facility, in each case, to which it is a party or any Permitted Liens on the Collateral that are secured on a pari passu or junior basis with the Obligations, so long as such Permitted Liens secure Guarantees permitted under clause (a)(ii) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02 or Liens of the type permitted under Section 6.02 (other than in respect of debt for borrowed money); (c) engage in any business activity or own any material assets other than (i) holding 100.0% of the Capital Stock of the Borrower Agent and, indirectly, any other subsidiary, (ii) performing its obligations under the Loan Documents and the Prepetition ABL Facility and other Indebtedness, Liens (including the granting of Liens) and Guarantees permitted to be incurred by PC Intermediate (iii) issuing its own Capital Stock; (iv) filing Tax reports and returns and paying Taxes in the ordinary course (and contesting any Taxes); (v) preparing reports to Governmental Authorities and to its shareholders; (vi) holding director and shareholder meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure or to comply with applicable Requirements of Law; (vii) [reserved]; (viii) holding Cash and other assets received in connection with Restricted Payments or Investments made by the Borrowers and their Subsidiaries or contributions to, or proceeds from the issuance of, issuances of Capital Stock of PC Intermediate, in each case, pending the application thereof in a manner not prohibited by this Agreement; (x) providing indemnification for its officers, directors or members of management to the extent permitted by the terms of this Agreement; (xi) participating in Tax, accounting and other administrative matters; (xii) [reserved]; and (xiii) activities incidental to the foregoing; (d) [reserved]; or (e) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

(b) The Holding Companies shall not (a) incur, directly or indirectly, any Indebtedness for borrowed money other than the Indebtedness (including Guarantees) under the Loan Documents; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents ; (c) engage in any business activity or own any material assets other than (i) holding 100.0% of the Capital Stock of (I) PC Nextco Holdings, Inc. (in the case of Holdings), (II) PC Intermediate (in the case of PC Nextco Holdings, LLC) and (III) PC Nextco Finance, Inc. (in the case of PC Nextco Holdings, LLC), (ii) performing its obligations under the Loan Documents, (iii) issuing its own Capital Stock; (iv) filing Tax reports and returns and paying Taxes in the ordinary course (and contesting any Taxes); (v) preparing reports to Governmental Authorities and to its shareholders; (vi) holding director and shareholder meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure or to comply with applicable Requirements of Law; (vii) [reserved]; (viii) holding Cash and other assets received in connection with Restricted Payments or Investments made by the Borrowers and their Subsidiaries or contributions to, such Holding Companies or proceeds from the issuance of, issuances of its own Capital Stock, in each case, pending the application thereof in a manner not prohibited by this Agreement; (x) providing indemnification for its officers, directors or members of management to the extent permitted by the terms of this Agreement; (xi) participating in Tax, accounting and other administrative matters; (xii) [reserved]; and (xiii) activities incidental to the foregoing; (d) [reserved]; or (e) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

Section 6.17. Budget Variance Covenant.

(a) Commencing with the delivery of the Budget Variance Report for the Budget Variance Test Period ending on January 28, 2023, and as of each subsequent Budget Variance Test Period, the Borrowers and the Subsidiary Guarantors shall not, nor shall they permit any of their Subsidiaries to, permit:

(i) actual receipts for such Budget Variance Test Period (excluding Extraordinary Receipts and proceeds of non-ordinary course asset sales unless approved by the Required Lenders) to be less than 15.0% of the forecasted receipts for such Budget Variance Test Period in the applicable Approved Budget;

(ii) actual operating disbursements for such Budget Variance Test Period to be greater than 115.0% of the forecasted operating disbursements for such Budget Variance Test Period in the applicable Approved Budget;

(iii) actual capital expenditures for such Budget Variance Test Period to be greater than 115.0% of the forecasted capital expenditures for such Budget Variance Test Period in the applicable Approved Budget; and

(iv) actual non-operating disbursements (including disbursements of the type identified as “Restructuring / Ch. 11 Items” provided under the Initial Budget and subsequent Approved Budget but excluding restructuring professional fees) for such Budget Variance Test Period to be greater than 115.0% of the forecasted non-operating disbursements for such Budget Variance Test Period in the applicable Approved Budget.

(b) Commencing on the first full calendar week following the Closing Date, the Borrowers and the Subsidiary Guarantors shall not, nor shall they permit any of their Subsidiaries to, permit, with respect to the cumulative period since the Closing Date, actual disbursements paid from the Carve-Out Account for “Restructuring Professional Fees” (as set forth in the Approved Budget) incurred by the Debtors’ professionals to be greater than 115.0% of the actual disbursements paid to the Carve-Out Account during such cumulative period in accordance with the applicable Approved Budget.

To the extent that any Budget Variance Test Period encompasses a period that is covered in more than one Approved Budget, the applicable weeks from each applicable Approved Budget shall be utilized in making the calculations pursuant to this Section 6.17.

Section 6.18. Liquidity. The Borrowers shall not permit Liquidity to be less than $25,000,000 at any time.

Section 6.19. Executive Compensation. The Borrowers and the Subsidiary Guarantors shall not, nor shall they permit any of their Subsidiaries to, enter into, or permit any of its Subsidiaries to enter into, any material key employee retention plan, any new or amended agreement regarding executive compensation, or other material executive compensation arrangement, in each case, outside the ordinary course of business without the prior consent of the Required Lenders.

Section 6.20. Additional Bankruptcy Matters. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries or the Anagram Parties to, without the Required Lenders’ prior written consent, do any of the following:

(a) assert, join, investigate, support or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against any of the Administrative Agent or Lenders;

(b) subject to the terms of the Orders, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Administrative Agent or the Lenders with respect to the Collateral following the occurrence of an Event of Default; provided that any Loan Party may contest or dispute whether an Event of Default has occurred in accordance with the terms of the Orders; or

(c) except as expressly provided or permitted hereunder (including, without limitation, to the extent authorized pursuant to any order of the Bankruptcy Court complying with the terms of this Agreement) or with the prior consent of the Required Lenders (and, if applicable, the Administrative Agent) or provided pursuant to an Approved Bankruptcy Court Order, make any payment or distribution to any non-Debtor affiliate or insider unless such payment or distribution is on arm’s length terms, consistent with past practice and in the ordinary course of business for the applicable Loan Party or Subsidiary;

provided that, any vote, decision or other action of any independent director of the board of directors, members or other governing body of any Anagram Party (whether or not such vote, decision or other action binds such Anagram Party to such vote, decision or other action) shall not be subject to this Section 6.20.

Section 6.21. Subsidiaries. The Loan Parties shall not, nor shall they permit any of their Subsidiaries (including the Anagram Parties) to, create or acquire any Subsidiary or any other subsidiary without the prior written consent of the Required Lenders; provided that, any vote, decision or other action of any independent director of the board of directors, members or other governing body of any Anagram Party (whether or not such vote, decision or other action binds such Anagram Party to such vote, decision or other action) shall not be subject to this Section 6.21.

Section 6.22. Certain Payments. Notwithstanding anything in this Agreement (including Article 6) or any other Loan Document to the contrary, the Borrowers and their Subsidiary Guarantors shall not, nor shall they permit any of their Subsidiaries to:

(a) pay or make, directly or indirectly, any Restricted Payment, Investment, Prepetition Payment or any other payment, transfer, sale or disposition of assets to the Anagram Parties or Amscan Asia Limited, in each case other than payments in cash in the ordinary course of business not in excess of the amounts set forth for such payments in the Approved Budget (subject to permitted variances);

(b) (i) amend, modify, terminate or otherwise waive or grant any consent in connection with, any provision of the Intra-Company Agreements without the consent of the Required Lenders or (ii) forgive, reduce, settle or otherwise forbear in respect of payments owed to the Borrowers or their Subsidiaries from the Anagram Parties pursuant to the Intra-Company Agreements or other material Contractual Obligation of the Anagram Parties to the Borrowers or their Subsidiaries without the consent of the Required Lenders;

(c) make payments, directly or indirectly, to (x) foreign vendors in an aggregate amount not to exceed $25,000,000 and (y) critical vendors in an aggregate amount not to exceed $10,000,000, in each case unless pursuant to an Approved Bankruptcy Court Order; or

(d) make payments, directly or indirectly, to holders of administrative expense claims under section 503(b)(9) of the Bankruptcy Code unless pursuant to an Approved Bankruptcy Court Order and provided such payments do not exceed $12,500,000 in the aggregate during the Cases.

ARTICLE 7 EVENTS OF DEFAULT

Section 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) Failure To Make Payments When Due. Failure by the Borrowers to pay (i) when due any installment of principal of any Term Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) any interest on any Term Loan or any fee, premium or any other amount due hereunder within three (3) Business Days after the date due; or (iii) any amounts due pursuant to the Orders; or

(b) Default in Other Agreements. (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above or any Prepetition Indebtedness so long as the remedies under such Prepetition Indebtedness are subject to the automatic stay applicable under section 362 of the Bankruptcy Code) with an aggregate principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other term of (A) one or more items of Indebtedness (other than Prepetition Indebtedness or other Indebtedness the breach or default of which resulted solely from the commencement of the Cases so long as the remedies under such Prepetition Indebtedness or other Indebtedness are subject to the automatic stay applicable under section 362 of the Bankruptcy Code) with an aggregate principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness in an aggregate principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of the Borrowers or any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(f)(i) or (iii) Section 5.02 (as it applies to the Borrowers), Section 5.16 (with respect to the Orders, the Cash Management Order, the First Day Orders and the “second day” orders), Section 5.18, Section 5.21 or Article 6; or

(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any certificate or document required to be delivered in connection herewith or therewith shall be untrue in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, and such default shall not have been remedied or waived (I) within two (2) Business Days in the case of any default under Section 5.17 or Section 5.01(a), (l), (m) (n) or (o) or (II) within 30 days in the case of any other term, in each case after receipt by either Borrower (or the Borrower Agent on behalf of such Borrower) of written notice from the Administrative Agent of such default or knowledge by the Borrowers of such failure; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Subsidiary of Holdings that is not a Debtor in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Subsidiary of Holdings that is not a Debtor under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any such Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of such Subsidiary for all or a substantial part of its property; and any such event described in this clause (ii) shall continue for 60 consecutive days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) A Subsidiary of Holdings that is not a Debtor shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; provided, that any voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect commenced by the Anagram Parties shall not result in an Event of Default so long as such voluntary case is consistent with the RSA and acceptable to the Required Lenders; or (ii) any Subsidiary of Holdings that is not a Debtor shall make a general assignment for the benefit of creditors; or (iii) any Subsidiary of Holdings that is not a Debtor shall admit in writing its inability, to pay its debts as such debts become due; or

(h) Judgments and Attachments. Except for any order fixing the amount of any claim in the Cases, any one or more final money judgments, writs or warrants of attachment or similar process involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by self-insurance (if applicable) or by insurance as to which a third party insurance company has been notified and not denied coverage) shall be entered or filed against either Borrower or any of its Subsidiaries or any of their respective assets (which in the case of the Debtors only, arose following the Petition Date) and shall remain undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 days; or

(i) [Reserved]; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events or (ii) there shall occur the imposition of a Lien or security interest under Section 430(k) of the Code or under ERISA, in either case of clauses (i) or (ii), which individually or in the aggregate results in liability of the Borrowers or any of their respective Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) any guaranty set forth in Article 10 for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate in writing its obligations thereunder (other than as a result of the discharge of such Guarantor in accordance with the terms thereof), (ii) this Agreement, any Collateral Document or any of the Orders ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof or any other termination of such Collateral Document in accordance with the terms thereof) or shall be declared null and void, or the Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents and the Orders with the priority required by and subject to such limitations and restrictions as are set forth by the relevant Collateral Document and the Orders or (iii) any Loan Party shall contest the validity or enforceability of any material provision of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Loan Document to which it is a party; or

(m) there occurs any of the following:

(i) the entry of an order dismissing any of the Cases, converting any of the Cases to a case under chapter 7 of the Bankruptcy Code or providing for a change of venue with respect to such Cases, or any filing by any Loan Party (or any Subsidiary thereof or the Anagram Parties) of a motion or other pleading seeking entry of such an order;

(ii) a trustee, a responsible officer or an examiner having expanded powers (beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner), or any similar person is appointed or elected in the any of the Cases, any Loan Party (or any Subsidiary thereof or the Anagram Parties) applies for, consents to, or fails to contest in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Required Lenders in their sole discretion;

(iii) the entry of an order or the filing by any Loan Party (or any Subsidiary thereof or the Anagram Parties) of an application, motion or other pleading seeking entry of an order staying, reversing, amending, supplementing, vacating or otherwise modifying the Interim Order or the Final Order, or any of the Borrowers or any of its Subsidiaries or the Anagram Parties shall apply for authority to do so (unless substantially concurrently with the entry of such order the DIP Term Facility will be repaid in full and the Commitments will be terminated), without the prior written consent of the Required Lenders, or the Interim Order or Final Order shall cease to be in full force and effect;

(iv) (A) the entry of an order in any of the Cases denying or terminating use of Cash Collateral by the Loan Parties that are Debtors; (B) the termination of the right of any Loan Party that is a Debtor to use any Cash Collateral under the Orders or the Cash Management Order, and in either case the Debtors have not otherwise obtained authorization to use Cash Collateral with the prior written consent of the Administrative Agent and the Required Lenders; or (C) any other event that terminates the Loan Parties’ right to use Cash Collateral;

(v) any of the Loan Parties or any of their Subsidiaries or the Anagram Parties shall commence, join in, assist, support or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or the Lenders (in each case, in their capacities as such), including, without limitation, with respect to the Debtors’ stipulations, admissions, agreements and releases contained in this Orders, the invalidation, subordination or other challenging of the Superpriority Claims and Liens granted to secure the Obligations or any other rights granted to Administrative Agent or the Lenders in the Orders or this Agreement or with respect to any relief under section 506(c) of the Bankruptcy Code with respect to any Collateral;

(vi) the entry of an order in any of the Cases (other than the Orders and the Cash Management Order) granting authority to use Cash Collateral (other than with the prior written consent of the Administrative Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Required Lenders) or to obtain financing under section 364 of the Bankruptcy Code (other than the DIP Term Facility);

(vii) without the written consent of the Administrative Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Required Lenders, the entry of an order in any of the Cases granting adequate protection to any other person (which, for the avoidance of doubt, shall not apply to any payments made pursuant to any Order or any First Day Order reasonably acceptable to the Required Lenders);

(viii) the filing or support of any pleading by any Loan Party (or any of its Subsidiaries or the Anagram Parties) seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (vii) above or which could otherwise be reasonably expected to result in the occurrence of an Event of Default;

(x) an order of the Bankruptcy Court granting, other than in respect of this Agreement and the Carve-Out or pursuant to the Orders, any superpriority administrative expense claim in the Cases pursuant to section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Administrative Agent and the Lenders, or the filing by any Loan Party (or any of its Subsidiaries) of a motion or application seeking entry of such an order;

(xi) the Final Order is not entered by February 21, 2023;

(xii) noncompliance by any Loan Party or any of its Subsidiaries with the terms of the Interim Order or the Final Order in any material respects;

(xiii) the filing of a motion, pleading or proceeding by any of the Borrowers or any of its Subsidiaries or the Anagram Parties which could reasonably be expected to result in a material impairment of the rights or interests of the Lenders in their capacities as such under the Loan Documents;

(xiv) the filing of a Chapter 11 Plan that is not an Acceptable Plan of Reorganization;

(xv) any Loan Party (or any of its Subsidiaries or the Anagram Parties) shall file a motion, without the Required Lenders’ written consent, seeking authority to sell all or substantially all of its assets or consummate a sale of assets of the Loan Parties that are Debtors or the Collateral having a value in excess of $500,000 and not otherwise permitted hereunder in a transaction, in each case that is not approved by the Required Lenders;

(xvi) any Loan Document shall cease to be effective or shall be contested by the Borrowers or any of its Subsidiaries or the Anagram Parties;

(xvii) the filing of or a public announcement relating to any plan, disclosure statement or any material document in the Cases without adequate notice to the Ad Hoc Group Advisors at least 5 Business Days prior to such filing or announcement (or, if impracticable, as soon as practicable prior to such filing or announcement); or

(xviii) the termination of the RSA;

provided that, any vote, decision or other action of any independent director of the board of directors, members or other governing body of any Anagram Party (whether or not such vote, decision or other action binds such Anagram Party to such vote, decision or other action) shall not be subject to this Section 7.01;

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the direction of the Required Lenders, by notice to the Borrower Agent, take any of the following actions, at the same or different times: (i) terminate any Commitments, and thereupon such Commitments shall terminate immediately and (ii) declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees, premiums and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent shall, at the direction of the Required Lenders, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

Notwithstanding anything to the contrary herein, the enforcement of Liens or remedies with respect to the Collateral and the exercise of all other remedies provided for in this Agreement and the other Loan Documents, shall be subject to the provisions of the Interim Order (and, when entered, the Final Order).

ARTICLE 8 THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints Ankura (or any successor appointed pursuant hereto) as its administrative agent and collateral agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action (i) unless indemnified to its satisfaction by such Lenders against any and all liability and expenses that may be incurred by it by reason of taking or continuing to take any such action (including any action under the Proceeds Agreement), and/or (ii) that, in its reasonable opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable laws, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. Any consent, instructions, and request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary) and any action or inaction pursuant thereto shall be binding on all Lenders. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by either Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence, value or sufficiency of the Collateral, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) the properties, books or records of any Loan Party or any Affiliate thereof. The Administrative Agent shall not be responsible for insuring the Collateral, for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Administrative Agent shall not be under an obligation independently to request or examine insurance coverage with respect to any Collateral. The Administrative Agent shall not be liable for the acts or omissions of any bank, depositary bank, custodian, independent counsel of the Borrowers or the Ad Hoc Group Advisors or any other party selected by the Administrative Agent with reasonable care or selected by any other party hereto that may hold or possess Collateral or documents related to Collateral and shall not be required to monitor the performance of any such Persons holding Collateral.

If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify the Administrative Agent and the other Lenders thereof in writing. Each Lender agrees that, except with the written consent of the Administrative Agent (as directed by the Required Lenders), it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at foreclosure sales, UCC sales, any sale under section 363 of the Bankruptcy Code or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of proofs of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrowers, the Administrative Agent and each Secured Party agrees that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the other Loan Documents may be exercised solely by the Administrative Agent in accordance with the terms hereof and in the other Loan Documents, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other disposition (including pursuant to section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties, at the direction of the Required Lenders, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition and (B) Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition.

Each of the Lenders hereby irrevocably authorizes the Administrative Agent, on behalf of all Secured Parties to take, subject to any limitations in the Orders, any of the following actions upon the written instruction of the Required Lenders, which the Administrative Agent may conclusively rely on without investigation or liability:

(a) consent to the sale or other disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any such sale or other transfer pursuant to the applicable provisions of the Bankruptcy Code, including section 363 thereof;

(b) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral, (in each case, either directly or through one or more acquisition vehicles) in connection with any sale or other disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under section 363 thereof;

(c) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral, (in each case, either directly or through one or more acquisition vehicles) in connection with any sale or other disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral, (in each case, either directly or through one or more acquisition vehicles) in connection with any sale, foreclosure or other disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any amounts in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Lender and other Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase under clause (b), (c) or (d) of the preceding paragraph, the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) shall be entitled to be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to each contingent or unliquidated claim that is an Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount of any such claim for purposes of the credit bid or purchase so long as the fixing or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Obligations or purchase the Collateral at such sale or other disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to credit bid or purchase in accordance with the second preceding paragraph, then those of the contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or other asset or assets acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Obligations of such Secured Party that were credit bid in such credit bid, sale or other disposition, by (y) the aggregate amount of all Obligations that were credit bid in such credit bid, sale or other disposition.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding;

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount to the extent due to the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Notwithstanding the foregoing or anything to the contrary herein or in any other Loan Document, the Administrative Agent shall not be responsible for the determination, preparation, filing, form, content or continuation of any UCC financing statements, mortgages, assignments, conveyances, financing statements, transfer endorsements or similar instruments. For the avoidance of doubt, the Borrower Agent (or counsel to the Borrower Agent or the Ad Hoc Group Advisors on behalf of the Required Lenders) shall make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) necessary to maintain (at the sole cost and expense of the Borrowers) the security interest created by the Loan Documents in the Collateral as a first priority perfected security interest to the extent perfection is required herein or by the other Loan Documents or the Orders, and promptly provide evidence thereof to the Administrative Agent.

Anything herein to the contrary notwithstanding, whenever reference is made herein or in any other Loan Document to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent, it is understood that in all cases the Administrative Agent shall be acting, giving, withholding, suffering, omitting, taking or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

The Administrative Agent may resign at any time by giving thirty (30) days written notice to the Lenders and the Borrowers; provided that the Required Lenders shall have the right to remove the Administrative Agent at any time upon providing the Administrative Agent and the Borrower Agent fifteen (15) days prior written notice. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent. If no successor shall have been so appointed as provided above and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if such Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly (and each Lender will cooperate with the Borrowers to enable the Borrowers to take such actions), until such time as the Required Lenders appoint a successor Administrative Agent, as provided for above in this Article 8 and meeting the qualifications set forth above. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon either Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Each of the Lenders irrevocably authorize and instruct the Administrative Agent to, and the Administrative Agent shall,

(a) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the occurrence of a Payment in Full, (ii) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted under the Loan Documents to a Person that is not a Loan Party, (iii) that does not constitute (or ceases to constitute) Collateral, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guaranty otherwise in accordance with the Loan Documents or (v) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.02; and

(b) release any Subsidiary Guarantor from its obligations under the Loan Guaranty in accordance with Section 10.13.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Guaranty pursuant to this Article 8. In each case as specified in this Article 8 and subject to Section 9.02, the Administrative Agent will (and each Lender hereby authorizes the Administrative Agent to), at the Borrowers’ expense, without recourse, representation or warranty of any kind, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Loan Guaranty, in each case in accordance with the terms of the Loan Documents and this Article 8.

To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective pro rata share of the outstanding Term Loans for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document (including the enforcement of the foregoing Lender indemnity); provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(a) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Employee Benefit Plans in connection with the Term Loans or the Commitments;

(b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;

(c) (i) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Commitments and this Agreement, (iii) the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (iv) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement; or

(d) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

ARTICLE 9 MISCELLANEOUS

Section 9.01. Notices; Electronic Communications.

(a) Subject to paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)	if to any Loan Party, to the Borrower Agent at:

100 Tice Boulevard

Woodcliff Lake, NJ 07677

Attn: Todd Vogensen, Chief Financial Officer

Tel.: [•]

Fax: [•]

Email:

with copy to:

100 Tice Boulevard

Woodcliff Lake, NJ 07677

Attn: Ian Heller, General Counsel and Secretary

Tel.: [•]

Fax: [•]

Email:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn: Caith Kushner

Tel.: (212) 373-3913

Fax: (212) 492-0913

Email: ckushner@paulweiss.com

(ii)	if to the Administrative Agent, at:

Ankura Trust Company, LLC, as Administrative Agent

140 Sherman Street, 4th Floor

Fairfield, CT 06824

Attn:

Tel.:

Email:

(iii)	if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Borrower Agent (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Each of the Borrowers, the Administrative Agent and each Lender hereby acknowledges that (i) Holdings, the Borrowers and/or the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may have personnel who do not wish to receive information other than information that is publicly available, or not material with respect to Holdings, the Borrowers or its Subsidiaries, or their respective securities, for purposes of the United States Federal and state securities laws (collectively, “Public Information”). The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that is Public Information and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as containing only Public Information (although it may be sensitive and proprietary) (provided that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 9.13); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided, that there is no requirement that the Borrower identify any such information as “PUBLIC.”.

(e) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Representatives (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or any of its Related Parties; provided that in no event shall any Agent Party have any liability to the Borrowers, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to clauses (A) and (B) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that:

(A) notwithstanding the foregoing, no such agreement shall, without the consent of each Lender directly and adversely affected thereby (but without the necessity of obtaining the consent of the Required Lenders),

(1) extend or increase the Commitment of any Lender (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender and shall require the consent of the Required Lenders only);

(2) reduce or forgive the principal amount of any Term Loan or any amount due on any specified date or postpone the date of any scheduled payment of principal, interest or fees or premiums payable hereunder;

(3) extend the scheduled final maturity of any Term Loan;

(4) reduce the rate of interest (other than to waive any obligations of the Borrowers to pay interest at the default rate of interest under Section 2.13(c)) or the amount of any fees or premiums owed to such Lender;

(5) change any of the provisions of this Section or the definition of “Required Lenders” or change any other provision of this Agreement or any other Loan Document to reduce any of the voting percentages required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder;

(6) amend, modify or waive any provision of Section 2.18(a), 2.18(b) and 2.18(c) of this Agreement, or amend, modify or waive any similar provision in this Agreement or any other Loan Document in a manner that would by its terms alter the pro rata sharing of payments required thereby;

(7) amend, modify or waive the priority of security interest of the Administrative Agent or the Secured Parties in the Collateral, or subordinate the Obligations or the Liens securing the Obligations; or

(8) amend, modify or waive any provision of Section 2.25 without the prior written consent of each affected Lender;

(B) notwithstanding the foregoing, no such agreement shall:

(1) release all or substantially all of the Collateral, without the prior written consent of each Lender;

(2) release all or substantially all of the value of the Loan Guaranties, without the prior written consent of each Lender; or

(3) amend or modify the Superpriority Claim status of the Lenders under the Orders or under any Loan Document without the written consent of each Lender;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights, obligations, liabilities, duties or treatment of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c) [Reserved.]

Notwithstanding anything to the contrary contained in this Section 9.02, (i) guarantees, collateral security agreements, pledge agreements and related documents (if any) executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and/or waived with the consent of the Administrative Agent at the request of the Borrowers (or the Borrower Agent on behalf of Borrowers) without the input or need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (x) to comply with local law or advice of local counsel or (y) to cause such guarantees, collateral security agreements, pledge agreement or other document to be consistent with this Agreement and the other Loan Document and in a manner that is not adverse to the interest of the Lenders as certified in writing by the Borrowers (or the Borrower Agent on behalf of the Borrowers) to the Administrative Agent to which the Administrative Agent may conclusively rely on without liability, and (ii) if following the Closing Date, the Administrative Agent and the Borrowers shall have jointly identified an ambiguity, mistake, omission, defect, or inconsistency, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

In addition, notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay or reimburse (i) the Administrative Agent (including any of its respective Affiliates) and each Lender (including any of its respective Affiliates) for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication and distribution (including, without limitation, via the Internet or through a service such as Intralinks) of the DIP Term Facility (if applicable) and the preparation, execution, delivery and administration of this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith (including in connection with any post-closing obligations) and any amendment, supplement or modification hereto or thereto, including the reasonable fees and disbursements and other charges of (A) Chapman and Cutler LLP, as counsel to the Administrative Agent (plus one firm of local counsel to the Administrative Agent per material jurisdiction as may be reasonably necessary and one firm of conflicts counsel to the Administrative Agent if the Administrative Agent determines engaging such counsel is appropriate in its sole discretion)), and the reasonable fees and expenses of any agent, sub-agent or attorney-in-fact appointed by the Administrative Agent and (B) the Ad Hoc Group Advisors (plus one firm of local counsel per material jurisdiction to the Ad Hoc Group as may reasonably be necessary), in each case in connection with all of the foregoing and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Lenders and each of their respective Affiliates, including the reasonable fees and disbursements and other charges of (A) Chapman and Cutler LLP, as counsel to the Administrative Agent (plus one firm of local counsel to the Administrative Agent per material jurisdiction as may be reasonably necessary) and the reasonable fees and expenses of any agent, sub-agent or attorney-in-fact appointed by the Administrative Agent and (B) the Ad Hoc Group Advisors (plus one firm of local counsel per material jurisdiction to the Ad Hoc Group as may reasonably be necessary), in each case in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Term Loans made hereunder; it being understood that the obligations of the Loan Parties to all Lenders and the Administrative Agent under this clause (a) in respect of reimbursement of legal fees, disbursements, charges or expenses and other charges shall be limited to those incurred by (A) Chapman and Cutler LLP, as counsel to the Administrative Agent (plus one firm of local counsel to the Administrative Agent per material jurisdiction as may be reasonably necessary and one firm of conflicts counsel to the Administrative Agent if the Administrative Agent determines engaging such counsel is appropriate in its sole discretion) and (B) Davis Polk & Wardwell LLP (plus one firm of local counsel per material jurisdiction to the Ad Hoc Group as may reasonably be necessary). Expenses reimbursable by the Borrowers under this Section include, subject to any other applicable provision of any Loan Document, reasonable and documented out-of-pocket costs and expenses incurred in connection with: (A) lien and title searches and title insurance, (B) taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect and continue the Administrative Agent’s Liens and (C) forwarding loan proceeds and costs and expenses of preserving and protecting the Collateral. Other than to the extent required to be paid on the Closing Date and subject to the Orders, all amounts due under this paragraph (a) shall be payable by the Borrowers within 30 days of receipt of an invoice relating thereto, setting forth such expenses in reasonable detail and together with backup documentation supporting such reimbursement requests.

(b) The Borrowers shall indemnify the Administrative Agent and each Lender, and each Representative of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and expenses, including the reasonable fees and disbursements and other charges of (A) Chapman and Cutler LLP, as counsel to the Administrative Agent (plus one firm of local counsel to the Administrative Agent per material jurisdiction as may be reasonably necessary and one firm of conflicts counsel to the Administrative Agent if the Administrative Agent determines engaging such counsel is appropriate in its sole discretion) and the reasonable fees and expenses of any agent, sub-agent or attorney-in-fact appointed by the Administrative Agent and (B) the Ad Hoc Group Advisors (plus one firm of local counsel per material jurisdiction to the Ad Hoc Group as may reasonably be necessary and one firm of conflicts counsel with respect to each conflict if the Ad Hoc Group determines engaging such counsel is appropriate in its sole discretion), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Term Loans, (iii) any current or historical release or threat of release of Hazardous Materials on, at, to or from any real property or facility owned, leased or operated by the Borrower or any Subsidiary, or any other Environmental Liability or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrowers, any other Loan Party or any of their respective Affiliates or any of their respective directors, stockholders or creditors); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are (i) determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or, to the extent such judgment finds such Indemnitee in material breach of the Loan Documents or (ii) arise out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding brought by or against the Administrative Agent, acting in its capacity as the Administrative Agent that does not involve any act or omission of Holdings, either Borrower or any of their Subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by either Borrower pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement. All amounts due under this paragraph (b) shall be payable by the Borrowers within 30 days (x) after written demand thereof, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt of an invoice relating thereto, setting forth such expenses in reasonable detail and together with backup documentation supporting such reimbursement requests. This Section 9.03 shall not apply to Taxes other than Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim. Payments under this Section 9.03(b) shall be made by the Borrower to the Administrative Agent for the benefit of the relevant Indemnitee.

Section 9.04. Waiver of Claim. To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Representative thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Term Loan or the use of the proceeds thereof, except, in the case of the Borrowers, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby; provided that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by either Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the limitations set forth in paragraph (a) above and the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement with the prior written consent (such consent not to be unreasonably withheld or delayed except in connection with a proposed assignment to any Disqualified Institution) of:

(A) the Borrower Agent; provided that the Borrower Agent shall have been deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after receiving written notice thereof; provided, further, that no consent of the Borrower Agent shall be required for an assignment (x) to another Lender, an Affiliate of a Lender, an Approved Fund (including an assignment by an initial lender that is a signatory to this Agreement on the Closing Date as a fronting lender to another Lender, an Affiliate of a Lender or an Approved Fund or any investment advisor, manager or beneficial owner for the account of such Lender, or an affiliated fund or trade counterparty designated by such Lender, in each case that is party to the RSA (each such assignment, a “Fronting Lender Assignment”), (y) if an Event of Default has occurred and is continuing, any other Eligible Assignee or (z) in connection with the Syndication; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for (x) an assignment to another Lender, an Affiliate of a Lender or an Approved Fund, (y) for a Fronting Lender Assignment or (z) for an assignment in connection with the Syndication.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund, an assignment of the entire remaining amount of the assigning Lender’s Term Loans or Commitments, a Fronting Lender Assignment or an assignment in connection with the Syndication, the principal amount of Term Loans or commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds (as defined below)) shall not be less than $1,000,000 unless each of the Borrower Agent and the Administrative Agent otherwise consent;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that (x) no such fee shall be payable in connection with any Fronting Lender Assignment or an assignment in connection with the Syndication and (y) only one such fee shall be payable in the case of contemporaneous assignments to or by Related Funds;

(D) the Eligible Assignee, if it shall not be a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) if applicable, any Tax forms required under Section 2.17; and

(E) an assigning Lender shall assign to such Eligible Assignee a pro rata amount of its Term Loans and Commitments under this Agreement (meaning, for the avoidance of doubt, the assignment of proportionate amounts of both Initial Term Loans and Delayed Draw Term Loans (and in the case of Commitments, proportionate amounts of Initial Term Commitments and Delayed Draw Commitments)).

The term “Related Funds” shall mean with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and subject to its obligations thereunder and under Section 9.13). If any such assignment by a Lender holding a Promissory Note hereunder occurs after the issuance of any Promissory Note hereunder to such Lender, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and thereupon the applicable Borrower shall issue and deliver a new Promissory Note, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Term Loans of the assignee and/or the assigning Lender.

If any assignment or participation under this Section 9.05 is made to (1) any Affiliate of any Disqualified Institution (other than any bona fide debt fund that is not itself a Disqualified Institution) or (2) any Disqualified Institution without the Borrower Agent’s prior written consent (any such Person, a “Disqualified Person”), then the Borrower Agent may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay the outstanding amount of Term Loans, together with accrued and unpaid interest thereon, accrued and unpaid fees and all other amounts owing to such Disqualified Person, (B) in the case of any outstanding Term Loans, purchase such Term Loans by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loans, plus in the case of each of clauses (x) and (y), accrued and unpaid interest thereon, accrued and unpaid fees and all other amounts due and payable to it hereunder and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loans, plus in the case of each of clauses (x) and (y), accrued and unpaid interest thereon, accrued and unpaid fees and all other amounts due and payable to it hereunder; provided that (I) in the case of clauses (A) and (B), the Borrower Agent shall be liable to the relevant Disqualified Person under Section 2.16 if any SOFR Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto and (II) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph). Nothing in this Section 9.05 shall be deemed to prejudice any right or remedy that Holdings or either Borrower may otherwise have at law or equity. Each Lender acknowledges and agrees that Holdings and its Subsidiaries will suffer irreparable harm if such Lender breaches any obligation under this Section 9.05 insofar as such obligation relates to any assignment or participation to any Disqualified Institution. Additionally, each Lender agrees that Holdings and/or either Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this paragraph against any Disqualified Person and the immediately following paragraph of this Section 9.05 against any Disqualified Institution, in each case with respect to such breach without posting a bond or presenting evidence of irreparable harm.

Notwithstanding anything to the contrary contained in this Agreement, each Disqualified Institution (A) will not receive information provided solely to Lenders by either Borrower, the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Term Loans or Commitments required to be delivered to Lenders pursuant to Article 2 and (B) (x) for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, shall not have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action, and all Term Loans held by any Disqualified Institution shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or all Lenders have taken any actions, except that no amendment, modification or waiver of any Loan Document shall, without the consent of the applicable Disqualified Institution, deprive any Disqualified Institution of its pro rata share of any payment to which all Lenders of the of Term Loans are entitled and (y) hereby agrees that if a proceeding under any Debtor Relief Law shall be commenced by or against a Borrower or any other Loan Party, such Disqualified Institution will be deemed to vote in the same proportion as Lenders that are not Disqualified Institutions.

The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to provide the Disqualified Institutions List to each Lender requesting the same (provided that such Lender agrees to maintain the confidentiality of the Disqualified Institutions List (which agreement may be by way of a “click through” or other affirmative action on the part of the recipient to access the Disqualified Institutions List and acknowledge its confidentiality obligations in respect thereof)).

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor the list or identities of, or enforce, compliance with the provisions hereof relating to Disqualified Institutions or Disqualified Person. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or Disqualified Person or (y) have any liability with respect to or arising out of any assignment or participation of Term Loans, or disclosure of confidential information, to any Disqualified Institution or Disqualified Person.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Term Loans. The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender and the owner of the amounts owing to it under the Loan Documents as reflected in the Register for all purposes of the Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and Tax certifications required by Section 9.05(b)(ii)(D)(2) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its commitments, and the outstanding balances of its Term Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (B) except as set forth in (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrowers or any Subsidiary or the performance or observance by the Borrowers or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (D) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(vii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of either Borrower and the Administrative Agent, the applicable pro rata share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Term Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) (i) Any Lender may, without the consent of either Borrower, the Administrative Agent or any other Lender, sell participations to one or more banks or other entities (other than to any Disqualified Institution, a natural person or Holdings or any of Subsidiaries or Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in (x) clause (A) to the first proviso to Section 9.02(b) that directly and adversely affects the Term Loans or commitments in which such Participant has an interest and (y) clause (B) to the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Agent’s prior written consent expressly acknowledging such Participant may receive a greater benefit, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(f) as though it were a Lender.

Each Lender that sells a participation shall, acting for this purpose as a non-fiduciary agent of the Borrowers, maintain at one of its offices a copy of a register for the recordation of the names and addresses of each Participant and their respective successors and assigns, and principal amount of and interest in respect of the Commitments and the Term Loans (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender may treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower Agent, the option to provide to the Borrowers all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Term Loan; (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof; and (iii) if an SPC elects to exercise such option and provides all or any part of such Term Loan, such SPC shall be recorded in the Register as the Lender with respect to the portion of a Term Loan made by such SPC. The making of a Term Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such

Term Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.13, 2.14 or 2.15 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof; provided that (i) in the case of the Borrowers, such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrowers hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (i) with notice to, but without the prior written consent of, the Borrower Agent or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loans to the Granting Lender, which assignment shall be recorded in the Register, and (ii) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

Section 9.06. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans, the resignation or replacement of the Administrative Agent, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Holdings, the Borrowers, the Subsidiaries of the Borrowers party hereto and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act (“Signature Laws”). Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings and authentication of certificates when required under the UCC or Signature Laws due to the character or intended character of the writings.

Section 9.08. Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09. Right of Setoff. If an Event of Default shall have occurred and be continuing, upon the written consent of the Administrative Agent, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Administrative Agent or such Lender or Affiliate (including, without limitation, by branches and agencies of the Administrative Agent or such Lender, wherever located) to or for the credit or the account of either Borrower or any Guarantor against any of and all the Obligations held by the Administrative Agent or such Lender or Affiliate, irrespective of whether or not the Administrative Agent or such Lender or Affiliate shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall promptly notify the Borrower Agent and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. In the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.28 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE PROMISSORY NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

Section 9.10. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE, OR ABSTAINS FROM JURISDICTION, ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, FEDERAL COURT. THE PARTIES HERETO AGREE THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE

OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT AND LENDERS RETAIN THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d) TO THE EXTENT PERMITTED BY LAW, EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER (OTHER THAN ELECTRONIC MEANS) PERMITTED BY LAW.

Section 9.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13. Confidentiality. The Administrative Agent and each Lender agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors (or equivalent managers), officers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions completed hereby and who are informed of the confidential nature of such Confidential Information and are or have been advised of their obligation to keep such Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph, (b) upon the demand or request of any regulatory (including any self-regulatory body, such as the National Association of Insurance Commissioners), governmental or administrative authority purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall (i) except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination or regulatory authority, to the extent practicable and not prohibited by law, inform the Borrower Agent promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law, rule or regulation (in which case such party shall (i) to the extent practicable and not prohibited by law, inform the Borrower Agent promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by such recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower Agent) (which agreement may be by way of a “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof), to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, including, without limitation, any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05 or (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any swap or derivative transaction (including any credit default swap) or similar product relating to the Loan Parties and their obligations subject to acknowledgment and agreement by such recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower Agent), (f) with the prior written consent of the Borrower Agent, (g) subject to the Borrower Agent’s prior approval of the information to be disclosed, to any rating agency in connection with obtaining ratings for the Borrowers or the

Term Loans, (h) to the extent applicable and reasonably necessary or advisable, for purposes of establishing a “due diligence” defense, (i) for purposes of enforcing their rights under this Agreement, (j) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis other than as a result of a breach of this Section from a source other than any Loan Party and (k) to the CUSIP Service Bureau, the extent reasonably required or necessary to obtain a CUSIP for any Term Loans or Commitments hereunder. For the purposes of this Section, “Confidential Information” means all information received from any Loan Party relating to the Loan Parties or their businesses, or the Transactions other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Loan Party. For the avoidance of doubt, in no event shall any disclosure of such Confidential Information be made to any Disqualified Institution (at the time such disclosure was made).

Section 9.14. No Fiduciary Duty. Each of the Administrative Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Loan Party, its respective stockholders or its respective affiliates, on the other. The Loan Parties acknowledge and agree that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and each Loan Party, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

Section 9.15. Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Term Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower and Guarantor, which information includes the name, address and tax identification number of each Loan Party and other information regarding such Loan Party that will allow such Lender to identify the Loan Parties in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.

Section 9.17. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.18. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof; and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.19. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.20. Force Majeure. In no event shall the Administrative Agent incur any liability for not performing any act or fulfilling any duty, obligation, or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God, or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

Section 9.21. Orders Control. To the extent that any specific provision hereof or in any other Loan Document is inconsistent with any of the Orders, the Interim Order or Final Order (as applicable) shall control.

Section 9.22. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.23. Erroneous Payment.

(a) If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.23 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party, agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Secured Party shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within three (3) Business Days of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.23(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.23(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.23(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Term Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.23 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(e) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(f) Each party’s obligations, agreements and waivers under this Section 9.23 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfactory or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 9.24. Borrower Agent. Each Borrower herby appoints the Company as the Borrower Agent for the Borrowers, to take such actions and to provide and receive such notices under the Loan Documents and exercise such powers reasonably incidental to carry out the purposes of this Agreement on behalf of the Borrowers and which appointment shall remain in full force and effect unless and until the Administrative Agent and the Lenders shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked or that another Borrower has been appointed in such capacity. Any reference to any action or notice required or permitted to be taken or given hereunder and under the other Loan Documents by the “Borrowers” or “each Borrower” shall be effective if such action is taken or given, or such notice is delivered, by the Borrower Agent and the Administrative Agent and Lenders may conclusively rely on such authority without any further investigation or confirmation.

ARTICLE 10 LOAN GUARANTY

Section 10.01. Guaranty. Each Guarantor hereby agrees that it is jointly and severally liable for, and, as Primary Obligor and not merely as surety, and absolutely and unconditionally and irrevocably guarantees to the Administrative Agent for the ratable benefit of the Secured Parties the full and prompt payment upon the failure of the Borrowers to do so, when and as the same shall become due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations (collectively the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. If any or all of the Guaranteed Obligations becomes due and payable hereunder, each Guarantor, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Secured Parties, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Secured Parties in collecting any of the Guaranteed Obligations, to the extent reimbursable in accordance with Section 9.03. Each Guarantor unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Secured Parties whether or not due or payable by the Borrowers upon the occurrence of any of the events specified in Sections 7.01(f) or (g), and in such event, irrevocably and unconditionally promises to pay such indebtedness to the Secured Parties, on demand, in lawful money of the United States.

Section 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Administrative Agent or any Lender to sue either Borrower, any other Guarantor or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its rights in respect of any Collateral securing all or any part of the Guaranteed Obligations. The Administrative Agent may enforce this Loan Guaranty upon the occurrence and during the continuance of an Event of Default.

Section 10.03. No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional, irrevocable and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than as set forth in Section 10.13), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of either Borrower or any other Guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Lender or any other Person, whether in connection herewith or in any unrelated transactions; (v) any direction as to application of payments by either Borrower or by any other party; (vi) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Guaranteed Obligations; (vii) any payment on or in reduction of any such other guaranty or undertaking; (viii) any dissolution, termination or increase, decrease or change in personnel by the Borrowers or (ix) any payment made to any Secured Party on the Guaranteed Obligations which any such Secured Party repays to either Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

(b) Except for termination of a Guarantor’s obligations hereunder or as expressly permitted by Section 10.13, the obligations of each Guarantor hereunder are not subject to any defense (other than defense of payment resulting in a Payment in Full) or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrowers for all or any part of the Guaranteed Obligations or any obligations of any other Guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent or any Secured Party with respect to any Collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than as set forth in Section 10.13).

Section 10.04. Defenses Waived. To the fullest extent permitted by applicable law, and except for termination of a Guarantor’s obligations hereunder or as expressly permitted by Section 10.13, each Guarantor hereby waives any defense based on or arising out of any defense of either Borrower or any other Guarantor or arising out of the disability of the Borrowers or any other Guarantor or any other party or the unenforceability of all or any part of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of either Borrower or any other Guarantor. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Loan Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person, including any right (except as shall be required by applicable statute and cannot be waived) to require any Secured Party to (i) proceed against either Borrower, any other Guarantor or any other party, (ii) proceed against or exhaust any security held from either Borrower, any other Guarantor or any other party or (iii) pursue any other remedy in any Secured Party’s power whatsoever. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent permitted by applicable law), accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral securing all or a part of the Guaranteed Obligations, and the Administrative Agent may, at its election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, or any security, without affecting or impairing in any way the liability of such Guarantor under this Loan Guaranty except as otherwise provided in Section 10.13. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.

Section 10.05. Authorization. The Guarantors authorize the Secured Parties without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder (except as set forth in Section 10.13), from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Loan Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against the Borrowers, any other Loan Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, Guarantors, the Borrowers, other Loan Parties or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrowers to their creditors other than the Secured Parties;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrowers to the Secured Parties regardless of what liability or liabilities of the Borrowers remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Loan Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Loan Document or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Guarantors from their respective liabilities under this Loan Guaranty.

Section 10.06. Rights of Subrogation. Any indebtedness of the Borrowers now or hereafter owing to any Guarantor is hereby subordinated to the Obligations owing to the Secured Parties; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrowers to such Guarantor shall be collected, enforced and received by such Guarantor for the benefit of the Secured Parties and be paid over to the Administrative Agent on behalf of the Secured Parties on account of the Guaranteed Obligations to the Secured Parties, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Loan Guaranty. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any such indebtedness of the Borrowers to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. No Guarantor will assert any right, claim or cause of action, including a claim of subrogation, contribution or indemnification that it has against any Loan Party in respect of this Loan Guaranty until the occurrence of the Termination Date and/or a Payment in Full.

Section 10.07. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of either Borrower or otherwise, each Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of either Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the other Guarantors forthwith on demand by the Administrative Agent.

Section 10.08. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent or any Secured Party shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

Section 10.09. [Reserved.]

Section 10.10. Maximum Liability. It is the desire and intent of the Guarantors and the Secured Parties that this Loan Guaranty shall be enforced against the Guarantors to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Secured Parties hereunder; provided that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 10.11. Contribution. In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any Collateral granted by it to secure its obligations under this Loan Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Guarantor Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article 10, each Non-Paying Guarantor’s “Guarantor Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non- Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the Obligations until a Payment in Full. This provision is for the benefit of the Administrative Agent, the Lenders and the other Secured Parties and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 10.12. Liability Cumulative. The liability of each Guarantor under this Article 10 is in addition to and shall be cumulative with all liabilities of such Guarantor to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents to which such Guarantor is a party or in respect of any obligations or liabilities of the other Guarantors, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 10.13. Release of Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary, a Subsidiary Guarantor shall automatically be released from its obligations hereunder and its Loan Guaranty shall be automatically released (i) upon the consummation of any transaction permitted hereunder if as a result thereof such Subsidiary Guarantor shall cease to be a Subsidiary (or becomes an Excluded Subsidiary; provided that (1) no Default or Event of Default shall have occurred and be outstanding, (2) after giving pro forma effect to such release and the consummation of the transaction or event that causes such Person to be an Excluded Subsidiary of such type, the Borrowers and their applicable Subsidiaries are deemed to have made a new Investment in such Person (as if such Person were then newly acquired) and such Investment is permitted at such time and (3) a Responsible Officer of the Borrower Agent certifies to the Administrative Agent compliance with preceding clauses (1) and

(2)); provided, further, that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of the Prepetition Secured Notes, the Prepetition ABL Facility or any other Prepetition Indebtedness or (ii) upon the occurrence of a Payment in Full. In connection with any such release, the Administrative Agent shall promptly execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.13 shall be without recourse to or warranty by the Administrative Agent (other than to the Administrative Agent’s authority to deliver such documents).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARTY CITY HOLDCO INC.

By:
Name:
Title:

PARTY CITY HOLDINGS INC.
PARTY CITY CORPORATION
PC INTERMEDIATE HOLDINGS, INC.
ANAGRAM EDEN PRAIRIE PROPERTY
HOLDINGS LLC
PARTY CITY HORIZON INC.
AM-SOURCE, LLC
AMSCAN INC.
AMSCAN CUSTOM INSPECTION MOLDING, LLC
AMSCAN PURPLE SAGE LLC
PC NEXTCO FINANCE, INC.
PC NEXTCO HOLDINGS, LLC

By:
Name:
Title:

TRISAR, INC.

By:
Name:
Title:

[Signature Page to Senior Secured Superpriority Debtor-In-Possession Term Loan Credit Agreement]

Ankura Trust Company, LLC, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Senior Secured Superpriority Debtor-In-Possession Term Loan Credit Agreement]

EXHIBIT D

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of January 17, 2023 (the “Agreement”),1 by and among Party City Holdco Inc. and the other Company Parties bound thereto and the Consenting Noteholders, including [____], the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof (x) to the extent the Transferor was thereby bound and (y) with respect to any and all Company Claims/Interests the Transferee may hold prior to the consummation of the Transfer contemplated hereby, and shall be deemed a “Consenting Noteholder” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Claims/Interests	Amount	Transferor
Fixed Rate Notes	$
Floating Rate Notes	$
Other (Specify: ABL Claims; FILO Claims; Unsecured 2023 Notes Claims; Unsecured 2026 Notes Claims)	$

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

Exhibit E

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of January 17, 2023 (the “Agreement”),2 by and among Party City Holdco Inc. and the other Company Parties bound thereto and the Consenting Noteholders, and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Noteholder” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date hereof and any further date specified in the Agreement.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Claims/Interests	Amount	Transferor
Fixed Rate Notes	$
Floating Rate Notes	$
Other (Specify: ABL Claims; FILO Claims; Unsecured 2023 Notes Claims; Unsecured 2026 Notes Claims)	$

[2]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.